      As filed with the Securities and Exchange Commission on May 8, 1996

                                                      Registration No. 333-1288

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 PRE-EFFECTIVE
                                AMENDMENT NO. 4
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               DIMON Incorporated
             (Exact name of registrant as specified in its charter)

                Virginia                                    2100                                   54-1746567
      (State or other jurisdiction              (Primary Standard Industrial          (I.R.S. Employer Identification No.)
           of incorporation)                    Classification Code Number)

                               512 Bridge Street
                            Danville, Virginia 24541
                                 (804) 792-7511
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Claude B. Owen, Jr.
               Chairman of the Board and Chief Executive Officer
                               512 Bridge Street
                            Danville, Virginia 24541
                                 (804) 792-7511
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

        THURSTON R. MOORE                            WILLIAM F. GORIN
        Hunton & Williams                   Cleary, Gottlieb, Steen & Hamilton
      951 East Byrd Street                           One Liberty Plaza
    Richmond, Virginia 23219                     New York, New York 10006

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 Co-Registrants


      Exact Name of Co-Registrant               State or Other Jurisdiction                     I.R.S. Employer
      As Specified in its Charter             of Incorporation or Organization               Identification Number
        Florimex Worldwide, Inc.                          Virginia                                 54-1797067
       DIMON International, Inc.                       North Carolina                              56-0325395

                               DIMON Incorporated

                             Cross-Reference Sheet
                   Pursuant to Item 501(b) of Regulation S-K
   Showing Location in the Prospectus Required by items of Part I of Form S-1

         Registration Statement Item and Caption              Prospectus Heading or Location

    1    Forepart of Registration Statement and Outside
         Front Cover Page of Prospectus.....................  Facing Page; Outside Front Cover

    2    Inside Front and Outside Back Cover pages
         of Prospectus......................................  Inside Front Cover Page; Outside Back Cover
                                                              Page; Available Information

    3    Summary Information, Risk Factors and Ratio
         of Earnings to Fixed Charges.......................  Prospectus Summary; Risk Factors; Issuer and Guarantors;
                                                              Selected Consolidated Financial Data

    4    Use of Proceeds....................................  Prospectus Summary; Use of Proceeds

    5    Determination of Offering Price....................  Outside Front Cover Page; Underwriting

    6    Dilution...........................................  Not Applicable

    7    Selling Security Holders...........................  Not Applicable

    8    Plan of Distribution...............................  Outside Front Cover Page; Underwriting

    9    Description of Securities to
         be Registered......................................  Outside Front Cover Page; Description of Notes

   10    Interests of Named Experts
         and Counsel........................................  Not Applicable

   11    Information with Respect to the Registrants........  Prospectus Summary; Risk Factors; Issuer and
                                                              Guarantors; Use of Proceeds; Capitalization;
                                                              Selected Consolidated Financial Data;
                                                              Management's Discussion and Analysis of
                                                              Financial Condition and Results of Operations;
                                                              Business; Management; Principal Stockholders;
                                                              Description of Notes; Description of Other
                                                              Indebtedness; Consolidated Financial Statements

   12    Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities.....  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                    SUBJECT TO COMPLETION, DATED MAY 8, 1996

                                  $125,000,000

                                     [logo]

                               DIMON Incorporated

                               % Senior Notes due 2006


     The    % Senior Notes due 2006 (the "Notes") are being offered by DIMON
Incorporated, a Virginia corporation ("DIMON" or the "Company"). The net proceeds from this offering (the "Offering") will be used by the Company to repay certain existing short-term indebtedness.



     The Notes mature on                   , 2006, unless previously redeemed.
Interest on the Notes is payable semi-annually on                   and
                  of each year, beginning                   , 1996. The Notes
will be redeemable at the option of the Company, in whole or in part, on or
after                   , 2001, at the redemption prices set forth herein, plus
accrued and unpaid interest to the redemption date. Upon a Change of Control (as defined herein), the holders of the Notes (the "Holders") will have the right to require the Company to repurchase all or any part (equal to $1,000 or integral multiple thereof) of the Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase. See "Description of Notes -- Repurchase at the Option of Holders."



     The Notes will be general unsecured senior obligations of the Company and will rank equally in right of payment with all other unsecured, unsubordinated indebtedness of the Company. The Notes will also be fully and unconditionally guaranteed on a joint and several basis (the "Guarantees") by the Company's two principal direct subsidiaries, DIMON International, Inc. ("DIMON International") and Florimex Worldwide, Inc. ("Florimex" and, together with DIMON International, the "Guarantors"). The Guarantees will be general unsecured obligations of the Guarantors and will rank equally in right of payment with all other unsecured, unsubordinated indebtedness of the Guarantors. As of March 31, 1996, on a pro forma basis after giving effect to the Refinancing Plan (as defined herein), the Company and the Guarantors would have had approximately $171 million of outstanding unsubordinated indebtedness, of which approximately $1 million would have been secured. As a result of the Company's holding company structure, the creditors of the Company (including the Holders) will effectively rank junior to all creditors (including unsecured creditors) of the Company's subsidiaries other than the Guarantors with respect to the assets of such subsidiaries, notwithstanding that the Notes will be senior obligations of the Company. As of March 31, 1996, on a pro forma basis after giving effect to the Offering, the aggregate amount of indebtedness of the Company's subsidiaries other than the Guarantors to which the Holders would be structurally subordinated would have been approximately $221 million, of which approximately $27 million would have been secured. Approximately 43% of the Company's revenues for the year ended June 30, 1995 were attributable to the Company's subsidiaries other than the Guarantors. See "Description of Notes -- The Guarantees" and " -- Ranking."


     The Notes will initially be issued in the form of one Global Note (the "Global Note") which will be deposited on the date of the closing of the sale of the Notes with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (the "Global Note Holder"). So long as the Global Note Holder is the registered owner of any of the Notes, interests in such Notes will be shown on, and transfers thereof will be effected only through records maintained by DTC and its participants. Beneficial owners of the Notes will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity for the Notes will, therefore, settle in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds so long as the Notes are maintained in book-entry form. Beneficial interests in the Notes may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof. See "Description of Notes -- Book-Entry, Delivery and Form" and " -- Same-Day Settlement and Payment."

     See "Risk Factors" beginning on page 10 for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY   REPRESENTATION TO THE CONTRARY IS A
                          CRIMINAL OFFENSE.


                                                                Price to               Discounts and              Proceeds to
                                                               Public(1)               Commissions(2)              Company(3)
Per Note............................................               %                         %                         %
Total...............................................          $125,000,000                   $                         $


(1) Plus accrued interest, if any, from        , 1996.

(2) The Company and the Guarantors have agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."


(3) Before deducting expenses payable by the Company, estimated at $600,000.



    The Notes are being offered, subject to prior sale, by the Underwriters when, as and if delivered to and accepted by the Underwriters, and subject to various prior conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected
that delivery of the Notes will be made on or about            , 1996, in
book-entry form through the facilities of DTC, against payment therefor.


NationsBanc Capital Markets, Inc.

                              BA Securities, Inc.

                                               First Union Capital Markets Corp.

                 The date of this Prospectus is         , 1996

            [photo]                                  [photo]

caption: Agronomist works with local      caption: Buyers purchase flue-cured
          growers in South America.                tobacco at auction.


                                  [DIMON LOGO]



            [photo]                                  [photo]


caption: Tobacco is monitored during       caption: Customer samples are
         threshing process.              inspected for quality and consistency.


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                       DIMON'S GLOBAL TOBACCO OPERATIONS

                                     [MAP]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context requires otherwise, "DIMON" or the "Company" refers to DIMON Incorporated and its consolidated subsidiaries. Capitalized terms used in this summary under the caption "The Offering" and not otherwise defined are defined below under the caption "Description of Notes -- Certain Definitions."

                                  The Company

     DIMON is engaged in two international businesses -- the purchasing, processing and selling of leaf tobacco, primarily flue-cured, burley and oriental tobaccos, which are the primary components of American blend cigarettes, and the purchasing, transporting and selling of fresh-cut flowers to wholesalers and retailers. The Company believes it is the world's second largest independent leaf tobacco merchant, with an estimated 30% share of the established worldwide leaf tobacco market. The Company is the successor to Dibrell Brothers, Incorporated ("Dibrell") and Monk-Austin, Inc. ("Monk-Austin"), which merged in April 1995 (the "Merger"). See "Business."

     The Company has developed an extensive international network through which it purchases and sells tobacco grown globally. The Company purchases tobacco in approximately 26 countries, generally at auction or directly from growers. The Company believes it has access to a diverse supply of tobacco grown in a number of regions throughout the world and can respond quickly to factors that may cause fluctuations in the quality, yield or price of tobacco grown in any one region.


     The tobacco purchased by the Company is processed at 17 facilities around the world. In addition to facilities in Virginia and North Carolina, the Company owns or has an interest in processing facilities in Brazil and Zimbabwe, the two most significant non-U.S. exporters of flue-cured tobacco, Malawi and Mexico, two of the leading non-U.S. exporters of burley tobacco, and Greece and Turkey, the leading exporters of oriental tobacco. The Company also has processing facilities in Italy and Germany. In addition, the Company has entered into contracts, joint ventures and other arrangements for the purchase of tobacco grown in substantially all other countries that produce export-quality flue-cured and burley tobaccos, including Argentina, Canada, China, India and Tanzania. Flue-cured and burley tobaccos are processed through a complex mechanized threshing and separating operation. Thereafter, flue-cured and burley tobaccos are "redried" by regulating the proper amount of moisture in accordance with customers' specifications. Oriental tobacco is sorted, baled and allowed to ferment.



     The Company sells its tobacco predominantly to the large multinational cigarette manufacturers including Philip Morris Companies, Inc., Japan Tobacco, Inc., RJR Tobacco Company, Inc., Lorillard Tobacco Company, Reemstma Cigarettenfabriken GmbH and Rothmans International PLC. The Company, through its predecessors, generally has maintained relationships with its customers for over forty years. In fiscal 1995, the Company delivered approximately 37% of its tobacco sales to customers in the U.S., approximately 27% to customers in Europe and the remainder to customers located in Asia, South America and elsewhere.



     The global leaf tobacco industry is currently recovering after experiencing a disruption in demand and reduction in pricing during 1993 and 1994 which was primarily the result of legislation (the "75/25 Rule") requiring that cigarettes manufactured in the U.S. for domestic consumption and export contain at least 75% domestically grown tobacco. This combination of reduced demand and lower prices had a negative impact on the financial performance of leaf tobacco merchants and resulted in significant increases in uncommitted tobacco inventories among the merchants. In 1994 and 1995, the demand and supply imbalance in the worldwide tobacco market began to improve because of the repeal of the 75/25 Rule due to its violation of GATT and with leaf tobacco production outside the U.S. being curtailed in response to the high levels of uncommitted tobacco inventories. As a result of the strong worldwide demand for tobacco products and tightening of worldwide tobacco inventories, the leaf tobacco industry has experienced substantial improvement in profitability in the nine months ended March 31, 1996. See "Business -- Tobacco -- The Leaf Tobacco Industry -- Improved Market Conditions." These factors, together with the increasing demand for American blend cigarettes and improved efficiency resulting from the Merger, have contributed to substantial improvement in the Company's net revenue, operating margins and net income. For the nine months ending March 31, 1996, compared to the same period in 1995, the Company's net revenue increased 7.5% to $1.7 billion from $1.5 billion, EBITDA increased 54% to $113.3 million from $73.7 million and net income increased 229% to $32.1 million from $9.8 million. For the fiscal year ended June 30, 1995, the Company had net revenue, EBITDA and a net loss of $1.9 billion, $73.4 million and $(30.2) million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                               Business Strategy

     The Company's primary business objective is to capitalize on growth in worldwide consumption of American blend cigarettes by becoming the low-cost, preferred supplier of leaf tobacco to the large multinational manufacturers of American blend cigarettes. To achieve this objective, the Company has designed a strategy to position itself to meet the needs of its cigarette manufacturing customers throughout the world by expanding its global operations directly in the major tobacco exporting countries and by forming strategic partnerships with its major customers in countries with emerging tobacco production. The Company's ability to respond to the global expansion and changing needs of the large multinational cigarette manufacturers is a critical factor in developing and expanding customer relationships.

     The principal components of the Company's business strategy are as follows:


(Bullet) Increase the Company's operations in low-cost tobacco growing regions.
         To ensure breadth and depth of supply of tobacco, particularly the tobaccos used in American blend cigarettes, the Company has expanded and plans to continue to expand its operations in South America, Africa and China, the largest production areas of flue-cured and burley tobaccos outside of the U.S. In 1995, the Company signed an agreement with the China National Tobacco Corporation to provide additional access to a state-of-the-art processing facility and tobacco sources in the province of Yunnan. The Company also made acquisitions in 1995 in Bulgaria, Greece and Turkey, which the Company believes positions DIMON as the largest worldwide merchant of oriental tobacco. The Company intends to utilize its agronomy expertise in helping to develop low-cost sources of American blend quality tobaccos and its existing relationships with the major multinational cigarette manufacturers to gain market share in these growth regions.



(Bullet) Capitalize on outsourcing trends. The Company anticipates further outsourcing of leaf tobacco purchasing and processing by cigarette manufacturers. This outsourcing trend is driven by (i) higher margins in cigarette production, (ii) the increasing sophistication required in sourcing leaf tobacco on a global basis, and (iii) continued privatization of tobacco and cigarette production operations in certain countries. In 1994, the Company began providing all leaf tobacco auction buying in the U.S. for RJR Tobacco Company, Inc. ("RJR"), the second largest cigarette producer in the U.S. More recently, the Company began to purchase and process all of Lorillard Tobacco Company's ("Lorillard") auction market tobacco requirements in the U.S.



(Bullet) Improve efficiency and reduce operating costs. In connection with the Merger, the Company initiated a restructuring plan for its operations. The plan was designed to eliminate unprofitable locations, consolidate duplicative processing facilities, reduce the salaried workforce, improve operating efficiencies and increase regional unit accountability. This initiative resulted in the recognition of various charges in fiscal 1995, aggregating $17.8 million, and in the first nine months of fiscal 1996, aggregating $5.6 million. These charges, together with additional anticipated charges of $6 million to $9 million in the fourth quarter of fiscal 1996, are expected to reduce the Company's annual operating costs and expenses by approximately $25 million in fiscal 1997 when the benefits are expected to be fully realized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Since the Merger, the Company has completed the following in connection with its restructuring plan:



      -- Consolidated the former Dibrell and Monk-Austin operations in Brazil to operate as DIMON do Brazil and sold its 50% interest in a Brazilian tobacco processing joint venture in November 1995, recognizing a $3.7 million pre-tax gain;



      -- Combined the former Dibrell operations with those of Monk-Austin at Centraleaf to operate as DIMON Malawi and dissolved a former Dibrell joint venture in Malawi;



      -- Combined the former Dibrell and Monk-Austin operations in Zimbabwe to operate as DIMON Zimbabwe;



      -- Revised plans for two factories in China's Yunnan Province to call for a single plant in the city of Kunming; and



      --  Closed Monk-Austin's Lake City, South Carolina plant.



(Bullet) Expand operations in new markets. During the last decade, several of the large multinational cigarette manufacturers have expanded their global operations, particularly into Central and Eastern Europe and the former Soviet Union, in order to increase their access to and penetration of new markets. The Company believes this will increase demand for local sources of leaf tobacco and local tobacco processing due to the semi-perishable nature of unprocessed tobacco and the existence of domestic content laws in certain foreign countries. The Company believes these factors will cause manufacturers to place greater reliance on the services of financially strong leaf tobacco merchants with the ability to source and process tobacco on a global basis and to help develop higher quality local sources of leaf tobacco.

                                Refinancing Plan

     Concurrent with the execution of its business strategy, the Company is implementing a refinancing plan (the "Refinancing Plan") that is designed to reduce its financial leverage, decrease its reliance on short-term uncommitted lines of credit and diversify its sources of debt financing. The Refinancing Plan consists of the following three components:


(Bullet) A reduction in outstanding debt achieved through the call for redemption in March 1996 of the Company's approximately $54.3 million principal balance of 7 3/4% Convertible Subordinated Debentures due 2006 (the "Debentures"), 99.85% of which were converted by holders of the Debentures into the Company's common stock, no par value ("Common Stock"). The conversion reduced debt and increased shareholders' equity by $54.2 million;


(Bullet) The offering of the Notes; and


(Bullet) The execution of a $240 million Credit Agreement, dated as of March 15, 1996, among the Company, as borrower, NationsBank, N.A. as administrative agent, Bank of America NT&SA, First Union National Bank of Virginia and Crestar Bank as co-agents, and several other lenders (the "New Credit Facility"), replacing the Company's $250 million credit facility (the "Former Credit Facility").


     The Company will use the net proceeds from the offering of the Notes to reduce the level of borrowings under the Company's uncommitted unsecured short-term lines of credit. The Company has historically financed its operations through a combination of short-term lines of credit, customer advances, cash from operations and equity and equity-linked securities. As the Company has increased in size and scope, it has become increasingly dependent on uncommitted short-term lines of credit. The Company believes that it is prudent to finance a larger percentage of its working capital with longer term, more permanent capital. The Company believes that the longer maturity of the Notes, combined with the reduced financial leverage resulting from the conversion of the Debentures and the less restrictive terms of the New Credit Facility, will give the Company increased financial flexibility.

                                  Risk Factors


     For a discussion of certain matters that should be considered by prospective investors in connection with the Offering, see "Risk Factors."

                                  The Offering


Securities Offered....................................  $125 million aggregate principal amount of      % Senior Notes of the
                                                        Company due 2006.

Issuer................................................  DIMON Incorporated.

Guarantors............................................  DIMON International, Inc. and Florimex Worldwide, Inc.

Maturity Date.........................................  , 2006.

Interest Payment Dates................................  15 and           15, commencing           15, 1996.

Optional Redemption...................................  On or after              , 2001, the Company may redeem the Notes, in
                                                        whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption.

Mandatory Redemption..................................  None, except at maturity on              , 2006.

Ranking...............................................  The Notes will be general unsecured senior obligations of the Company and will rank equally in right of payment with all other unsecured, unsubordinated indebtedness (including the New Credit Facility) of the Company. As of March 31, 1996, on a pro forma basis after giving effect to the Offering, the Company and the Guarantors would have had approximately $171 million of outstanding unsubordinated
                                                        indebtedness, of which approximately $1 million would have been secured. As a result of the Company's holding company structure, the creditors of DIMON (including the holders of the Notes), will effectively rank junior to all creditors (including unsecured creditors) of the Company's subsidiaries other than the Guarantors with respect to the assets of such subsidiaries, notwithstanding that the Notes will be senior obligations of DIMON. As of March 31, 1996, on a pro forma basis after giving effect to the Offering, the aggregate amount of indebtedness and other obligations of the
                                                        Company's subsidiaries other than the Guarantors to which the holders of the Notes would be structurally subordinated would have been approximately $221 million, of which approximately $27 million would have been secured. Approximately 43% of the Company's revenues for the year ended June 30, 1995, were attributable to the Company's subsidiaries other than the Guarantors. See "Description of
                                                        Notes -- The Guarantees" and " -- Ranking."

Guarantees............................................  The Notes will be fully and unconditionally guaranteed on a joint and several basis by each of the Guarantors. The Guarantees will be general unsecured obligations of the Guarantors and will rank equally in right of payment with all other unsecured, unsubordinated indebtedness of the Guarantors. The liability of Florimex under its
                                                        Guarantee will be released in connection with certain sales or dispositions of its capital stock or assets. See "Description of
                                                        Notes -- The Guarantees."

Change of Control.....................................  Upon a change in control, defined as the acquisition by any persons, other than certain members of the Monk family, of beneficial ownership of 30% or more of the outstanding shares of the Company's
                                                        Common Stock, transfers of substantially all of the Company's assets, certain substantial changes in the Company's Board of Directors and certain consolidations or mergers of the Company involving a significant change in shareholdings, the

                                                        Company will be required to make an offer to repurchase all outstanding Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase.
                                                        Acquisitions of Common Stock by members of the Monk Family will not require the Company to make such an offer. As of March 29, 1996, members of the Monk family owned approximately 31% of the outstanding
                                                        Common Stock. See "Description of Notes -- Repurchase at the Option
                                                        of Holders -- Change of Control."

Certain Covenants.....................................  The Indenture (as defined herein) will contain certain covenants that, among other things, limit the ability of the Company and its
                                                        Subsidiaries to (i) transfer or issue shares of capital stock of subsidiaries to third parties, (ii) pay dividends or make certain other payments, (iii) incur additional indebtedness, (iv) issue preferred stock, (v) incur liens to secure indebtedness of the
                                                        Company and the Guarantors, (vi) apply net proceeds from certain asset sales, (vii) enter into certain transactions with affiliates,
                                                        (viii) merge with or into any other person or (ix) enter into certain sale and leaseback transactions. See "Description of
                                                        Notes -- Repurchase at the Option of Holders" and " -- Certain
                                                        Covenants."

Use of Proceeds.......................................  The Company intends to use the net proceeds from the Offering to repay certain existing short-term indebtedness.

                    Summary Historical Financial Information

     The following table presents summary selected historical consolidated financial information of the Company, as of the dates and for the periods indicated. The historical financial data for the year ended June 30, 1995, have been derived from the Company's financial statements which, except as they relate to the former Dibrell's financial statements as of June 30, 1994, and for each of the two years in the period ended June 30, 1994, have been audited by Price Waterhouse LLP, independent accountants, and by Ernst & Young LLP, independent accountants, insofar as they relate to the former Dibrell's financial statements referred to above. The summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto included elsewhere in this Prospectus.


                                            Nine Months
                                           Ended March 31                                 Year Ended June 30
                                         1996         1995          1995          1994          1993          1992          1991
(in thousands)                             (unaudited)
Income Statement Data:
  Net sales of goods and
    services.......................  $1,663,661   $1,547,534    $1,927,749    $1,449,078    $1,680,616    $1,698,314    $1,633,019
  Cost of goods and services
    sold...........................   1,481,128    1,404,544     1,757,516     1,317,286     1,457,828     1,481,482     1,439,897
  Gross profit.....................     182,533      142,990       170,233       131,792       222,788       216,832       193,122
  Selling, general and adminis-
    trative expenses...............     102,736       94,883       132,802       117,311       111,957       110,738       104,261
  Restructuring and merger-related
    costs..........................       5,568           --        25,955            --            --            --            --
  Operating income.................      74,229       48,107        11,476        14,481       110,831       106,094        88,861
  Interest income..................       6,687        6,631         7,512         7,025         5,716         4,931         9,531
  Interest expense.................      38,036       34,139        45,231        35,117        38,128        42,837        40,306
  Other income (expense), net......       9,239        3,714         4,079         8,256        17,268         6,111        (1,130)
  Income (loss) from continuing
    operations before income taxes,
    minority interest, equity in
    net income of investee
    companies, extraordinary items
    and cumulative effect of
    accounting changes.............      52,119       24,313       (22,164)       (5,355)       95,687        74,299        56,956
  Income taxes.....................      20,847       13,157         5,980         2,767        31,173        23,590        24,587
  Income (loss) applicable to
    minority interest..............         242          272           216           466           486           214           541
  Equity in net income of investee
    companies (net of taxes).......        (290)      (1,121)       (1,805)           98         1,259         5,112         2,278
  Income (loss) from continuing
    operations before extraordinary
    items and cumulative effect of
    accounting changes.............      30,740        9,763       (30,165)       (8,490)       65,287        55,607        34,106
  Extraordinary items(1)...........       1,400           --            --            --            --         2,573        (5,202)
  Cumulative effect of accounting
    changes(2).....................          --           --            --            --          (783)           --            --
  Net income (loss)................  $   32,140   $    9,763    $  (30,165)   $   (8,490)   $   64,504    $   58,180    $   28,904

                                                     Nine Months
                                                   Ended March 31                       Year Ended June 30
                                                  1996         1995         1995         1994         1993         1992
(in thousands, except
percentages and ratios)                              (unaudited)

Balance Sheet Data:
Working capital..............................  $  298,762   $  203,177   $  277,597   $  217,667   $  242,600   $  218,405
Total assets.................................   1,011,291      987,456    1,093,608    1,043,816      998,520      940,266
Total debt...................................     388,710      474,582      594,192      515,133      482,838      542,006
Total liabilities............................     699,515      703,213      853,866      754,275      689,227      716,263
Minority interest............................         544        1,014          936        1,227        1,143        1,041
Stockholders' equity.........................     311,232      283,229      238,806      288,314      308,149      222,962

Other Financial Data:
EBITDA(3)....................................  $  113,270   $   73,712   $   73,362   $   51,599   $  152,658   $  136,292
Depreciation and amortization................      24,234       21,891       31,852       28,862       24,559       24,087
Capital expenditures.........................      20,609       18,845       35,892       32,382       42,232       34,818
EBITDA as a % of net sales(3)................         6.8%         4.8%         3.8%         3.6%         9.1%         8.0%
Ratio of earnings to fixed charges(4)(5).....        2.26x        1.65x          --           --         3.26x        2.53x
Ratio of total debt to EBITDA(3).............          --           --         8.10x        9.98x        3.16x        3.98x
Ratio of EBITDA to
  net interest expense(3)....................        3.61x        2.68x        1.94x        1.84x        4.71x        3.60x


                                                  1991
(in thousands, except
percentages and ratios)
Balance Sheet Data:
Working capital..............................  $  177,355
Total assets.................................     798,450
Total debt...................................     454,099
Total liabilities............................     625,324
Minority interest............................         872
Stockholders' equity.........................     172,254
Other Financial Data:
EBITDA(3)....................................  $  102,544
Depreciation and amortization................      14,813
Capital expenditures.........................      24,334
EBITDA as a % of net sales(3)................         6.3%
Ratio of earnings to fixed charges(4)(5).....        2.25x
Ratio of total debt to EBITDA(3).............        4.43x
Ratio of EBITDA to
  net interest expense(3)....................        3.33x



(1) Extraordinary items include a reserve on Iraqi receivables of ($5.2) million and ($3.6) million, net of tax, in 1991 and 1992, respectively, a reduction of foreign income tax arising from utilization of prior years' operating losses of $6.2 million in 1992 and a partial recovery against the 1992 Iraqi extraordinary trade receivable reserve of $1.4 million, net of tax, in the nine months ended March 31, 1996.



(2) Cumulative effect of accounting changes includes postretirement benefit plans of ($9.7) million, net of tax, and income taxes of $9.0 million in 1993.



(3) EBITDA, as defined in "Description of Notes", represents earnings before deduction of interest expense, income taxes, depreciation and amortization and restructuring and merger costs. EBITDA is included herein to provide additional information about the Company's ability to service debt. EBITDA should not be considered as an alternative measure of the Company's net income, operating income, cash flows from operating activities or liquidity prepared in accordance with generally accepted accounting principles.


(4) For purposes of computing this ratio, earnings consist of earnings before interest, amortized debt costs, the portion of rents considered representative of the interest factor (one-third) and preferred dividends. Fixed charges consist of interest, amortization of debt costs, the portion of rents considered representative of the interest factor and preferred dividends.


(5) As a result of the losses incurred in the periods ended June 30, 1994, and June 30, 1995, earnings did not cover fixed charges by $5,355 and $22,164 respectively.

                                  RISK FACTORS


     In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the Notes offered hereby. This Prospectus contains certain forward-looking statements. The Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause the Company's actual results for 1996 and beyond, to differ materially from those expressed in any foward-looking statements made by, or on behalf of, the Company.


Governmental Intervention


     In recent years, governmental entities in the U.S. at all levels have taken or have proposed actions that may have the effect of reducing consumption of cigarettes. These activities have included: (i) the U.S. Environmental Protection Agency's decision to classify tobacco environmental smoke as a "Group A" (known human) carcinogen; (ii) restrictions on the use of tobacco products in public places and places of employment including a proposal by the U.S. Occupational Safety and Health Administration to ban smoking in the work place;
(iii) proposals by the U.S. Food and Drug Administration to sharply restrict cigarette advertising and promotion and to regulate nicotine as a drug; (iv) increases in tariffs on imported tobacco; (v) proposals to increase the U.S. excise tax on cigarettes; (vi) the recently announced policy of the U.S. government to link certain federal grants to the enforcement of state laws banning the sale of tobacco products to minors; and (vii) recent filings of lawsuits against cigarette manufacturers by several states seeking reimbursement of Medicaid and other expenditures claimed to have been made by such states to treat diseases allegedly caused by cigarette smoking. It is not possible to predict the extent to which governmental activities might affect the Company's business.


     In 1993, Congress enacted a law requiring that all domestically manufactured cigarettes contain at least 75% domestically grown tobacco. Although that law was repealed in 1995 and was replaced with import quotas designed to assist domestic tobacco growers, the law had the effect of drastically decreasing demand for foreign tobacco in the domestic production of cigarettes. It is not possible to predict the extent to which future governmental activities might affect the Company's business.

     A number of foreign countries have also taken steps to restrict or prohibit cigarette advertising and promotion, to increase taxes on cigarettes and to discourage cigarette smoking. In some cases, such restrictions are more onerous than those in the U.S. For example, advertising and promotion of cigarettes has been banned or severely restricted for a number of years in Australia, Canada, Finland, France, Italy, Singapore and a number of other countries. It is impossible to predict the extent to which restrictions on advertising might affect the Company's business.

Smoking and Health Issues

     Reports and speculation with respect to the alleged harmful physical effects of cigarette smoking have been publicized for many years and, together with restrictions on cigarette advertisements, requirements that warning statements be placed on cigarette packaging and in advertising, increased taxes on tobacco products and controls in certain foreign countries on production and prices, decreased social acceptance of smoking and increased pressure from anti-smoking groups have had an ongoing adverse effect on sales of tobacco products. In addition, litigation is pending against the leading U.S. manufacturers of consumer tobacco products seeking damages for health problems alleged to have resulted from the use of tobacco in various forms. It is not possible to predict the outcome of such litigation or what effect adverse developments in pending or future litigation against manufacturers might have on the business of the Company.

Significant Leverage and Debt Service


     Upon consummation of the offering of the Notes, the Company will continue to have significant indebtedness. As of March 31, 1996, after giving effect to the issuance of the Notes, the Company's total indebtedness would have been approximately $392 million, of which $171 million was indebtedness of the Company and the Guarantors, as compared to stockholders' equity of approximately $311 million. In addition, at such date, approximately $613 million of additional borrowing capacity would have been available under the New Credit Facility and the other credit facilities of the Company and its subsidiaries that the Company uses to finance tobacco advances, inventories and receivables on a seasonal basis. The Indenture will permit the Company and its subsidiaries to incur certain additional specified indebtedness. See "Description of Notes -- Certain Covenants."

     The purchasing and processing activities, and related borrowing needs, of the Company are seasonal. The Company has historically required capital in excess of operating cash flow to finance inventories and accounts receivable and, more recently, flower operations. Peak borrowings generally occur in November and December of each year, coinciding with the peak of the U.S. flue-cured tobacco purchasing and processing season and the opening of the U.S. burley tobacco season. Maximum borrowings at any month-end during the nine months ended March 31, 1996, were $745 million at December 31, 1995. See
" -- Variability of Annual and Quarterly Financial Results."


     The level of the Company's indebtedness could have important consequences to Holders including: (i) a substantial portion of the Company's cash flows must be dedicated to debt service and, therefore, will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, debt service requirements, general corporate purposes or other purposes may be restricted;
(iii) the borrowings of the Company and its subsidiaries under the New Credit Facility and other credit facilities accrue interest at variable rates, which could result in increased interest expense in the event of higher interest rates; and (iv) the Company's level of indebtedness could limit its flexibility in reacting to changes in its industry and economic conditions generally.

     The Company's ability to pay interest on the Notes will be dependent on the Company's future operating performance, which itself is dependent on a number of factors, many of which are beyond the Company's control. As a result of losses incurred in the periods ended June 30, 1994, and June 30, 1995, earnings were inadequate to cover fixed charges by $5.4 million and $22.2 million, respectively. The Company's ability to repay the Notes at maturity or to purchase the Notes upon a Change in Control (as defined herein) will depend upon these same factors and the ability of the Company to raise additional funds. There can be no assurances that the Company will be able to raise additional funds. See "Management's Discussion of Financial Condition and Result of Operations -- Liquidity and Capital Resources."

Restrictions Imposed by Terms of Indebtedness


     The Indenture and terms of the New Credit Facility will restrict, among other things, the Company's and its subsidiaries' ability to (i) transfer or issue shares of capital stock of subsidiaries to third parties, (ii) pay dividends or make certain other payments, (iii) incur additional indebtedness,
(iv) issue preferred stock, (v) incur liens to secure indebtedness of the Company and the Guarantors, (vi) apply net proceeds from certain asset sales,
(vii) enter into certain transactions with affiliates, (viii) merge with or into any other person or (ix) enter into certain sale and lease back transactions. A breach of one or more covenants could result in the acceleration of the Company's obligations thereunder. See "Description of Notes -- Certain Covenants."


Reliance on Significant Customers


     The Company's customers are manufacturers of cigarette and tobacco products located in approximately 60 countries around the world. Several of these customers individually account for a significant portion of the Company's sales in a normal year, and the loss of any one or more of such customers could have a material adverse effect on the Company's results of operations. Approximately 46% and 53% of the Company's consolidated tobacco sales for the nine months ended March 31, 1996, and fiscal 1995, respectively, were made to 33 customers that the Company believes are owned or under common control of Japan Tobacco, Inc. ("Japan Tobacco"), Philip Morris Companies, Inc. ("Philip Morris") or RJR Tobacco Company, Inc. ("RJR"), each of which contributed in excess of 10% of consolidated tobacco sales, with Philip Morris and RJR accounting for significantly larger portions of the Company's sales than Japan Tobacco. See "Business -- Tobacco -- Operations -- Selling."


International Business Risks

     The Company's international operations are subject to international business risks, including unsettled political conditions, expropriation, import and export restrictions, exchange controls, inflationary economies and currency risks and risks related to the restrictions of repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries. In certain countries, the Company has advanced substantial sums or guaranteed local loans or lines of credit in substantial amounts for the purchase of tobacco from growers. Risk of repayment is normally limited to the tobacco season, and the maximum exposure occurs within a shorter period.

     The Company's tobacco business is generally conducted in U.S. dollars, as is the business of the industry as a whole. Accordingly, there is minimal currency risk related to the sale of tobaccos. However, local country operating costs, including the purchasing and processing costs for tobaccos, are subject to the effects of exchange fluctuations of the local currency against the U.S. dollar. The Company attempts to minimize such currency risks by matching the timing of its working capital borrowing needs against the tobacco purchasing and processing funds requirements in the currency of the country of tobacco origin. Fluctuations in the value of foreign currencies can significantly affect the Company's operating results. See Note J to the Company's Consolidated Financial Statements for the year ended June 30, 1995, included herein.

     The Company has expanded its international operations in areas where the export of tobacco has increased due to increased demand for lower-priced tobacco. In particular, the Company has a significant concentration of its purchasing, processing and exporting operations in southern Brazil. In recent years, Brazil's economic problems have received wide publicity, and that country has taken and is expected to continue to take various actions relating to foreign currency exchange controls and adjustments for devaluation of the currency and inflation. While such controls generally influence the amount of cash dividends remitted from Brazil and such adjustments can adversely affect the Company's processing costs, they have not and are not expected to adversely affect the Company's ability to export tobacco from Brazil. However, the Company's sales and operating profits from South America decreased significantly in fiscal 1994. While sales recovered in fiscal 1995, operating profits did not recover to the same extent, primarily due to Brazil's monetary policy adopted in July 1994. This policy, along with the weakened U.S. dollar, caused the dollar cost of the 1995 Brazilian crop to increase by 40% over the cost of the 1994 crop. As a result, even though the worldwide oversupply of tobacco has been reduced and uncertainties in the U.S. import market related to government regulation have eased, operating profits from the Company's South American sales have not rebounded to the levels they reached in 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Variability of Annual and Quarterly Financial Results

     The comparability of the Company's financial results, particularly the quarterly financial results, may be significantly affected by fluctuations in tobacco growing seasons and customer instructions with regard to the shipment of processed tobacco. The cultivation period for tobacco is dependent upon a number of factors, including the weather and other natural events, and the Company's processing schedule can be significantly altered by variations in harvesting periods.

     Further, it is not possible to predict with precision the timing of orders or shipments, and the Company may from time to time in the ordinary course of business keep a significant amount of processed tobacco in inventory for its customers to accommodate their inventory management and other needs. Sales and revenue recognition by the Company and its subsidiaries is based on the passage of ownership, usually with shipment of product. Since individual shipments may represent significant amounts of revenue, the Company's quarterly and annual financial results may vary significantly depending on its customers' needs and shipping instructions. In particular, because deliveries of Brazilian tobacco are made at the end of the fourth fiscal quarter of each year or the beginning of the first quarter of the following year, significant amounts of revenue and operating profits may shift from fiscal year to fiscal year. See "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Business -- Tobacco -- Seasonality" and "Business -- Flowers -- Seasonality."

Fraudulent Conveyance Considerations

     Each Guarantor's Guarantee of the obligations of the Company under the Notes may be subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of such Guarantor. If a court were to find under relevant fraudulent conveyance statutes that, at the time the Notes were issued, (a) a Guarantor guaranteed the Notes with the intent of hindering, delaying or defrauding current or future creditors or (b) (i) a Guarantor received less than reasonably equivalent value or fair consideration for guaranteeing the Notes and (ii)(A) was insolvent or was rendered insolvent by reason of such Guarantee, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital or
(C) intended to incur, or believed that it would incur, obligations beyond its ability to pay as such obligations matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes), such court could avoid or subordinate such Guarantee to presently existing and future indebtedness of such Guarantor and take other action detrimental to the holders of the Notes, including, under such circumstances, invalidating such Guarantee. See "Description of Notes -- The Guarantees."


     Each Guarantor believes that, after taking into account the issuance of the Guarantees, it will not be insolvent, will not have unreasonably small capital for the businesses in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations.

No Market for Notes

     The Notes are new securities for which there is no trading market. The Company does not intend to list the Notes on any securities exchange. The Company has been advised by the Underwriters that the Underwriters currently intend to make a market in the Notes; however, the Underwriters are not obligated to do so and may discontinue any such market making activities at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the Notes. See "Underwriting."

Holding Company Structure

     The Company is a holding company whose material assets consist primarily of the capital stock of the Guarantors. Consequently, DIMON is dependent upon dividends paid by the Guarantors to pay its operating expenses, service its debt obligations, including the Notes, and to satisfy any mandatory repurchase obligations relating to the Notes as a result of a Change of Control or a sale or other disposition of certain assets. See "Description of Notes." A substantial portion of the material assets of DIMON International and all of the material assets of Florimex consist of the capital stock of the Company's indirect subsidiaries. Consequently, the ability of the Company to meet its debt service and principal repayment obligations will depend upon the continued dividend stream from the Guarantors to the Company and the ability of the Guarantors to satisfy their respective obligations under the Guarantees will depend, in part, upon the continued dividend stream from the Company's indirect subsidiaries to the Guarantors. Approximately 43% of the Company's revenues for the year ended June 30, 1995, were attributable to the Company's subsidiaries other than the Guarantors. See "Description of Notes -- Effect of Corporate Structure."

Effective Subordination to Creditors of the Company's Non-Guarantor Subsidiaries


     As a result of the Company's holding company structure, the creditors of DIMON (including the holders of the Notes), will effectively rank junior to all creditors (including unsecured creditors) of the Company's subsidiaries other than the Guarantors with respect to the assets of such subsidiaries notwithstanding that the Senior Notes will be senior obligations of DIMON. Accordingly, any right of the Company or a Guarantor to receive the assets of any of its respective subsidiaries which are not Guarantors upon liquidation or reorganization of such subsidiary (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company or such Guarantor is itself recognized as a creditor of such subsidiary, in which case the claims of the Company or such Guarantor would still be subordinated to any security interests in the assets of such subsidiary in favor of another creditor and subordinated to any indebtedness of such subsidiary senior to that held by the Company or such Guarantor. As of March 31, 1996, on a pro forma basis after giving effect to the Offering, the aggregate amount of indebtedness of the Company to which the holders of the Notes would be structurally subordinated would have been approximately $221 million, of which approximately $27 million would have been secured. See "Description of Notes -- Effect of Corporate Structure."

                             ISSUER AND GUARANTORS

Issuer

     The Company is engaged in two international businesses -- the purchasing, processing and selling of leaf tobacco, primarily flue-cured, burley and oriental tobaccos, which are the primary components of American blend cigarettes, and the purchasing, transporting and selling of fresh-cut flowers to wholesalers and retailers. The Company believes it is the second largest independent worldwide leaf tobacco merchant, with an estimated 30% share of the established worldwide leaf tobacco market. The Company is the successor to Dibrell and Monk-Austin which merged in April 1995.

Guarantors

     The Guarantors of the Notes are the Company's two major direct subsidiaries, DIMON International and Florimex. DIMON International is a North Carolina corporation which was formed in 1920. DIMON International directly conducts all of the Company's tobacco operations in the U.S., and direct and indirect subsidiaries of DIMON International conduct all tobacco operations elsewhere. Florimex is the Company's flower operations subsidiary which, through its subsidiaries, conducts all of the Company's flower operations. Florimex is a holding company and has no assets other than the capital stock of its subsidiaries. Florimex was incorporated in Virginia in 1996 to consolidate the operations of the Company's flower business, which previously had been conducted by several subsidiaries of the Company.


     The charts below show the net sales of goods and services, net income
(loss), total assets, total debt and total stockholders' equity of the Issuer and each Guarantor in millions of dollars and as a percentage of the total net sales of goods and services, net income (loss), total assets, total debt and total stockholders' equity for the year ended June 30, 1995, and the nine months ended March 31, 1996.



                                                                   Nine Months Ended March 31, 1996
                                           The Company                          Non-
                                                            Guarantors       Guarantors      Eliminations          Total
                                            $       %        $        %       $       %       $        %         $        %
                                           (unaudited)      (unaudited)      (unaudited)      (unaudited)       (unaudited)
(in millions, except percentages)
Net sales of goods and services........     --      --     1,195      72     777      47     (309)     (19)    1,664     100
Net income (loss)......................     37     116        39     121      38     118      (82)    (255)       32     100
Total assets...........................    513      51       696      69     509      50     (706)     (70)    1,011     100
Total debt.............................    167      43         1      --     223      57       (2)      --       389     100
Total stockholders' equity.............    311     100       302      97      42      13     (344)    (110)      311     100



                                                                        Year Ended June 30, 1995
                                           The Company                          Non-
                                                            Guarantors       Guarantors       Eliminations           Total
                                            $       %        $        %       $       %        $         %         $        %
(in millions, except percentages)
Net sales of goods and services........     --      --     1,244      65     825      43       (141)      (7)    1,928     100
Net income (loss)......................    (30)    100        (3)     10      (5)     17          8      (27)      (30)    100
Total assets...........................    661      60       696      64     745      68     (1,009)     (92)    1,093     100
Total debt.............................    380      64        33       5     211      36        (30)      (5)      594     100
Total stockholders' equity.............    239     100       260     109     250     104       (510)    (213)      239     100


     Although the Guarantor financial information presented above includes the results of DIMON International and Florimex, Florimex conducts all operations through subsidiaries. Therefore all net sales, income, and total debt of the Guarantors pertain to the U.S. tobacco operations conducted at DIMON International. The sole financial information reported on the Florimex financial statements represents Florimex's ownership of the common stock in subsidiaries and equity interest in subsidiaries. See Note R to the Company's Consolidated Financial Statements for the year ended June 30, 1995, included herein.

                                USE OF PROCEEDS


     The net proceeds from the sale of the Notes will be approximately $121.9 million, after deducting underwriting discounts and offering expenses of approximately $3.1 million. The Company intends to use the net proceeds to repay short-term lines of credit with several banks, including affiliates of the Underwriters. See "Underwriting." At May 6, 1996, these lines of credit had a weighted average interest rate of 6.62% and a weighted average maturity of eight days. The Company uses these lines of credit to finance its seasonal working capital needs. See "Capitalization."


                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 31, 1996, as adjusted to reflect on a pro forma basis the application of the net proceeds from the sale of the Notes:



                                                                                                           March 31, 1996
                                                                                                                    Pro Forma
                                                                                                        Actual     As Adjusted
(in thousands)                                                                                               (unaudited)
Short-term debt:
  Notes payable to banks............................................................................   $101,288            --
  Current portion of long-term debt.................................................................      8,982     $   8,982

Long-term debt:
  New Credit Facility(1)............................................................................    240,000       219,388
    % Senior Notes due 2006.........................................................................         --       125,000
  Other long-term borrowings........................................................................     38,440        38,440
       Total indebtedness...........................................................................    388,710       391,810
Shareholders' equity:
  Preferred stock, no par value; authorized 10,000 shares; none issued..............................         --            --
  Common stock, no par value; authorized 125,000 shares; issued 42,349..............................    136,693       136,693
  Retained earnings.................................................................................    174,050       174,050
  Equity-currency conversion........................................................................      1,774         1,774
  Additional minimum pension liability..............................................................     (1,285)       (1,285)
       Total shareholders' equity...................................................................    311,232       311,232
Total capitalization................................................................................   $699,942     $ 703,042



(1) As of March 31, 1996, the Company had no borrowings under the New Credit Facility, and has historically used this type of credit facility to reclassify notes payable to banks to long-term debt.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents summary selected historical consolidated financial information of the Company, as of the dates and for the periods indicated. The historical financial data for the year ended June 30, 1995 have been derived from the Company's financial statements which, except as they relate to the former Dibrell's financial statements as of June 30, 1994, and for each of the two years in the period ended June 30, 1994, have been audited by Price Waterhouse LLP, independent accountants, and by Ernst & Young LLP, independent accountants, insofar as they relate to the former Dibrell financial statements referred to above. The summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto included elsewhere in this Prospectus.


                                          Nine Months
                                         Ended March 31                                 Year Ended June 30
                                       1996          1995          1995          1994          1993          1992          1991
(in thousands)                            (unaudited)
Income Statement Data:
  Net sales of goods and
    services....................... $1,663,661    $1,547,534    $1,927,749    $1,449,078    $1,680,616    $1,698,314    $1,633,019
  Cost of goods and services
    sold...........................  1,481,128     1,404,544     1,757,516     1,317,286     1,457,828     1,481,482     1,439,897
  Gross profit.....................    182,533       142,990       170,233       131,792       222,788       216,832       193,122
  Selling, general and adminis-
    trative expenses...............    102,736        94,883       132,802       117,311       111,957       110,738       104,261
  Restructuring and merger-related
    costs..........................      5,568            --        25,955            --            --            --            --
  Operating income.................     74,229        48,107        11,476        14,481       110,831       106,094        88,861
  Interest income..................      6,687         6,631         7,512         7,025         5,716         4,931         9,531
  Interest expense.................     38,036        34,139        45,231        35,117        38,128        42,837        40,306
  Other income (expense), net......      9,239         3,714         4,079         8,256        17,268         6,111        (1,130)
  Income (loss) from continuing
    operations before income taxes,
    minority interest, equity in
    net income of investee
    companies, extraordinary items
    and cumulative effect of
    accounting changes.............     52,119        24,313       (22,164)       (5,355)       95,687        74,299        56,956
  Income taxes.....................     20,847        13,157         5,980         2,767        31,173        23,590        24,587
  Income (loss) applicable to
    minority interest..............        242           272           216           466           486           214           541
  Equity in net income of investee
    companies (net of taxes).......       (290)       (1,121)       (1,805)           98         1,259         5,112         2,278
  Income (loss) from continuing
    operations before extraordinary
    items and cumulative effect of
    accounting changes.............     30,740         9,763       (30,165)       (8,490)       65,287        55,607        34,106
  Extraordinary items(1)...........      1,400            --            --            --            --         2,573        (5,202)
  Cumulative effect of accounting
    changes(2).....................         --            --            --            --          (783)           --            --
  Net income (loss)................ $   32,140    $    9,763    $  (30,165)   $   (8,490)   $   64,504    $   58,180    $   28,904

                                                     Nine Months
                                                    Ended March 31                       Year Ended June 30
                                                  1996          1995         1995         1994         1993         1992
(in thousands, except
percentages and ratios)                              (unaudited)

Balance Sheet Data:
Working capital..............................  $   298,762   $  203,177   $  277,597   $  217,667   $  242,600   $  218,405
Total assets.................................    1,011,291      987,456    1,093,608    1,043,816      998,520      940,266
Total debt...................................      388,710      474,582      594,192      515,133      482,838      542,006
Total liabilities............................      699,515      703,213      853,866      754,275      689,227      716,263
Minority interest............................          544        1,014          936        1,227        1,143        1,041
Stockholders' equity.........................      311,232      283,229      238,806      288,314      308,149      222,962

Other Financial Data:
EBITDA(3)....................................  $   113,270   $   73,712   $   73,362   $   51,599   $  152,658   $  136,292
Depreciation and amortization................       24,234       21,891       31,852       28,862       24,559       24,087
Capital expenditures.........................       20,609       18,845       35,892       32,382       42,232       34,818
EBITDA as a % of net sales(3)................          6.8%         4.8%         3.8%         3.6%         9.1%         8.0%
Ratio of earnings to fixed charges(4)(5).....         2.26x        1.65x          --           --         3.26x        2.53x
Ratio of total debt to EBITDA(3).............           --           --         8.10x        9.98x        3.16x        3.98x
Ratio of EBITDA to
  net interest expense(3)....................         3.61x        2.68x        1.94x        1.84x        4.71x        3.60x


                                                  1991
(in thousands, except
percentages and ratios)
Balance Sheet Data:
Working capital..............................  $  177,355
Total assets.................................     798,450
Total debt...................................     454,099
Total liabilities............................     625,324
Minority interest............................         872
Stockholders' equity.........................     172,254
Other Financial Data:
EBITDA(3)....................................  $  102,544
Depreciation and amortization................      14,813
Capital expenditures.........................      24,334
EBITDA as a % of net sales(3)................         6.3%
Ratio of earnings to fixed charges(4)(5).....        2.25x
Ratio of total debt to EBITDA(3).............        4.43x
Ratio of EBITDA to
  net interest expense(3)....................        3.33x



(1) Extraordinary items include a reserve on Iraqi receivables of ($5.2) million and ($3.6) million, net of tax, in 1991 and 1992, respectively, a reduction of foreign income tax arising from utilization of prior years' operating losses of $6.2 million in 1992 and a partial recovery against the 1992 Iraqi extraordinary trade receivable reserve of $1.4 million, net of tax, in the nine months ended March 31, 1996.



(2) Cumulative effect of accounting changes includes postretirement benefit plans of ($9.7) million, net of tax, and income taxes of $9.0 million in 1993.



(3) EBITDA, as defined in "Description of Notes," represents earnings before deduction of interest expense, income taxes, depreciation and amortization and restructuring and merger costs. EBITDA is included herein to provide additional information about the Company's ability to service debt. EBITDA should not be considered as an alternative measure of the Company's net income, operating income, cash flows from operating activities or liquidity prepared in accordance with generally accepted accounting principles.


(4) For purposes of computing this ratio, earnings consist of earnings before interest, amortized debt costs, the portion of rents considered representative of the interest factor (one-third) and preferred dividends. Fixed charges consist of interest, amortization of debt costs, the portion of rents considered representative of the interest factor and preferred dividends.


(5) As a result of the losses incurred in the periods ended June 30, 1994, and June 30, 1995, earnings did not cover fixed charges by $5,355 and $22,164 respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

General

     The Company is engaged in two business segments: the purchasing, processing and selling of leaf tobacco and the purchasing and selling of fresh-cut flowers.

     The Company believes that it is the world's second largest independent purchaser and processor of leaf tobacco. Approximately 80% and 75% of the Company's revenues in fiscal 1995 and fiscal 1994, respectively, were derived from its tobacco operations. The Company's tobacco operating profits fluctuate from year to year, primarily due to changes in worldwide supply and demand and government regulations. See "Risk Factors -- Variability of Annual and Quarterly Financial Results."

     The Company's tobacco business is generally conducted in U.S. dollars, as is the business of the industry as a whole. Accordingly, there is minimal currency risk related to the sale of tobaccos. However, local country operating costs, including the purchasing and processing costs for tobaccos, are subject to the effects of exchange fluctuations of the local currency against the U.S. dollar. The Company attempts to minimize such currency risks by matching the timing of its working capital borrowing needs against the tobacco purchasing and processing funds requirements in the individual countries of tobacco origin. Fluctuations in the value of foreign currencies can significantly affect the Company's operating results. See "Risk Factors -- International Business Risks" and Note J to the Company's Consolidated Financial Statements for the year ended June 30, 1995, included herein.

     On April 1, 1995, Dibrell and Monk-Austin merged into DIMON. The Merger has been accounted for as a pooling of interests and all consolidated financial statements have been restated to include the historical results of operations of both Dibrell and Monk-Austin including the effects of conforming the accounting policies of the two former entities. Recorded assets and liabilities have been carried forward at their historical book values.


     In connection with the Merger, the Company initiated a restructuring plan including both the tobacco and flower businesses. The plan is designed to eliminate unprofitable locations, consolidate duplicative processing facilities, reduce the salaried workforce, improve operating efficiencies and increase regional unit accountability. This initiative resulted in the recognition of various charges in fiscal 1995, aggregating $17.8 million, and the first nine months of fiscal 1996, aggregating $5.6 million. These charges, together with additional anticipated charges of $6 million to $9 million in the fourth quarter of fiscal 1996, are expected to reduce the Company's annual operating costs and expenses by approximately $25 million in fiscal 1997 when the benefits are expected to be fully realized.


     The remainder of the Company's revenues are derived from purchasing and selling fresh-cut flowers. Florimex has two principal operations, importing, exporting and wholesaling fresh-cut flowers, and exporting fresh-cut flowers purchased primarily from the major flower auctions in The Netherlands. Approximately 20% of the Company's 1995 revenues were derived from its flower operations.

Results of Operations


     The following table expresses items in the Statement of Consolidated Income as a percentage of sales for each of the three most recent fiscal years and for the nine month periods ended March 31, 1996 and 1995. Any reference in the table and the following discussion to any given year is a reference to the Company's fiscal year ended June 30.



                                                                                  Nine Months
                                                                                     Ended
                                                                                   March 31            Year Ended June 30
                                                                                1996      1995      1995      1994      1993
                                                                                  (unaudited)
Net sales of goods and services.............................................    100.0%    100.0%    100.0%    100.0%    100.0%
Cost of goods and services sold.............................................     89.0      90.8      91.2      90.9      86.7
Gross margin................................................................     11.0       9.2       8.8       9.1      13.3
Selling, general and administrative expenses................................      6.2       6.1       6.9       8.1       6.7
Restructuring and merger related costs......................................      0.3        --       1.3        --        --
Operating income............................................................      4.5       3.1       0.6       1.0       6.6
Other income (expense), net(1)..............................................     (1.3)     (1.5)     (1.8)     (1.4)     (0.9)
Income (loss) before income taxes, minority interest, equity in net income of investee companies and cumulative effect of accounting
  changes...................................................................      3.1       1.6      (1.2)     (0.4)      5.7
Income taxes................................................................      1.3       0.9       0.3       0.2       1.9
Equity in net income of investee companies..................................       --      (0.1)     (0.1)       --       0.1
Extraordinary items.........................................................      0.1        --        --        --        --
Cumulative effect of accounting changes.....................................       --        --        --        --      (0.1)
Net income (loss)...........................................................      1.9       0.6      (1.6)     (0.6)      3.8


(1) Includes other income, interest and sundry and other deductions, interest and sundry.


Comparison of Nine Months Ended March 31, 1996 to Nine Months Ended March 31,
1995



     Net sales of goods and services for the nine month period ended March 31, 1996 were $1.664 billion, an increase of 7.5% from $1.548 billion for the nine month period ended March 31, 1995. Net sales from tobacco operations increased 8.3%, to $1.367 billion in the nine month period ended March 31, 1996 from $1.261 billion in the corresponding period in 1995. The increase in tobacco sales was due to higher average prices and increased quantities of foreign grown tobacco and increased service revenues from U.S. tobacco, partially offset by lower average prices for U.S. grown tobacco. The increase in average prices for foreign grown tobacco, increased quantities of foreign grown tobacco, and increased service revenues accounted for $78.2 million, $47.1 million, and $42.7 million of the increase in tobacco revenues, respectively, offset by a $67.6 million decrease due to lower average prices for U.S. grown tobacco. The increased foreign tobacco sales were primarily the result of higher tobacco sales in Africa and Europe.


     Net sales from flower operations increased 3.8%, from $286.1 million in the nine month period ended March 31, 1995 to $296.9 million for the nine month period ended March 31, 1996. This increase in flower sales was primarily due to the effects of applying U.S. dollar exchange rates to the European flower operations.

     Cost of sales and expenses, including selling, general and administrative expenses and restructuring and merger related costs for the nine month period ended March 31, 1996 were $1.589 billion, an increase of 6.0% from $1.499 billion for the nine month period ended March 31, 1995. This increase included $5.6 million in restructuring charges in the nine month period ended March 31, 1996. Cost of sales and expenses for the tobacco operations increased 6.6% in the nine month period ended March 31, 1996 over the corresponding period in 1995, primarily due to the higher net sales in the period of tobacco grown in Africa and Europe. The gross profit for the tobacco operations increased 31.2% for the nine month period ended March 31, 1996 over the corresponding period in 1995, primarily due to increased sales and gross margins on the operations in Europe and increased gross margins for the operations in South America and Africa. The Company's gross margin for tobacco operations improved to 11.1% for the nine month period ended March 31, 1996 from 9.2% for the corresponding period in 1995, due to higher gross margins in the U.S. and Brazilian tobacco operations.

     Cost of sales and expenses for the flower operations increased 1.9% in the nine month period ended March 31, 1996 over the corresponding period in 1995, primarily due to increased sales. The Company's gross margin for flower operations improved to 10.3% for the nine month period ended March 31, 1996 from 9.5% for the corresponding period in 1995, due to lower costs in the European flower operations.

     Corporate expenses increased $5.4 million, or 68.0%, for the nine month period ended March 31, 1996 from the corresponding period in 1995, primarily due to increased bonuses accrued, professional expenses, and costs related to revolving credit facilities and restructuring costs related to severance which will reduce the number of employees on the corporate staff.

     Other income, interest and sundry, increased $5.3 million, or 47.7%, for the nine month period ended March 31, 1996 from the corresponding period in 1995, primarily due to the increase in sundry income. The increase in sundry income is primarily due to the tobacco operations and the $3.7 million gain on the sale of its 50% interest in an unconsolidated Brazilian affiliate.

     Other deductions, primarily interest expense, increased $3.7 million, or 10.5%, for the nine month period ended March 31, 1996 from the corresponding period in 1995. Interest expense increased $3.9 million, primarily due to increased average short-term borrowings.


     The effective tax rate decreased to 40.0% for the nine month period ended March 31, 1996 from 54.1% for the corresponding period in 1995, based on estimates of taxable income projected for each year. The higher effective tax rate in 1995 was due to tax and monetary regulations in Brazil.



     Equity in net loss of the tobacco investee companies decreased $0.8 million, or 74.1%, for the nine month period ended March 31, 1996 from the corresponding period in 1995. The decrease is primarily due to the Company's investee in Brazil which was sold during fiscal 1996.


Comparison of the Year Ended June 30, 1995 to the Year Ended June 30, 1994

     The Company's net sales of goods and services in 1995 were $1.928 billion, an increase of 33.0% from $1.449 billion in 1994. Net sales from tobacco operations increased 42.8%, from $1.082 billion in 1994 to $1.544 billion in 1995, primarily due to higher prices and increased production primarily from the U.S. and Brazil. The higher tobacco prices and increased production quantities from the U.S. accounted for $88.1 million and $248.5 million, respectively, while the increased production quantities from Brazil accounted for substantially all of the increase from Brazil. The Company's increase in net sales of U.S. tobacco was primarily attributable to the Company's 1994 agreement to purchase the U.S. tobacco needs for RJR. The increased sales of tobacco from Brazil resulted from the sales of uncommitted stocks from prior year crops.

     Net sales of flowers increased 4.4%, from $367.5 million in 1994 to $383.6 million in 1995. The increase in the Company's sales of flowers was primarily due to the favorable effect of applying U.S. dollar exchange rates to European operations, but these favorable effects were partially offset by decreased sales of certain North American operations that were closed during the year. The application of exchange rates increased sales by $35.5 million and the closing of operations decreased sales by $15.7 million.

     Cost of sales and expenses of the Company's tobacco operations increased 42.9% in 1995 from 1994 due primarily to the 42.8% increase in net sales. The world oversupply of tobacco, which began in fiscal 1993, started to improve in fiscal 1995 as indicated by the improvement in the tobacco operating margin (operating income), before restructuring and merger related costs. As a percent of net sales, operating margins increased to 3.2% in 1995 compared to 1.8% in 1994. See "Business -- Tobacco -- The Tobacco Leaf Industry -- Recent Market Conditions." However, sales prices continued to be negatively affected by the oversupply, causing the Company to reduce the carrying amount of its tobacco inventory at year end by $9.2 million, reflecting the revaluation of that inventory at the lower of its cost or market value.

     Cost of sales and expenses of the flower operations increased by 6.0% in 1995 from 1994 primarily due to the sales increase of 4.4% and increased bad debts associated with flower operations now closed and other costs, inclusive of restructuring costs. The flower operating income decreased from 0.3% of net sales in 1994 to (1.2)% of net sales in 1995, primarily due to decreased gross margins of both the U.S. operations that were closed and the Baardse operations and by increased costs mentioned above.

     Corporate expenses increased $3.7 million, or 64.9%, to $9.4 million in 1995 from $5.7 million in 1994, due primarily to increased personnel costs and legal and professional expenses in 1995 and reversals of prior accruals in 1994 for stock appreciation rights and certain stock options.

     Restructuring charges for the tobacco and flower operations amounted to $15.2 million and $2.6 million, respectively. The charges are comprised of $12.6 million for employee separations, $2.8 million for facility closures, $2.4 million for asset writedowns and other items. In addition the Company incurred $8.1 million for merger related charges for legal, accounting and financial advisors.

     Other income, interest and sundry, decreased $2.3 million in 1995. The decrease relates to the Company's tobacco operations, resulting from the gain on the sale of substantially all of the operating assets of Korean American Tobacco Company in 1994 and decreased rental income.

     Other deductions, primarily interest expense, increased $11.5 million in 1995, primarily due to higher borrowings because of increased average inventories and, to a lesser extent, higher average interest rates.

     The Company had tax expense in spite of the overall pre-tax loss in 1995 due to the effects of foreign tax rates, the mix of income and losses of subsidiaries, the currency effect in Brazil and non-deductible merger expenses.

     The $1.9 million decrease in equity in net income of investee companies in 1995 was due primarily to the devaluations of the local currency for the Company's investee with operations in Zimbabwe and decreased earnings for the operations in Malawi and Brazil.

Comparison of the Year Ended June 30, 1994 to the Year Ended June 30, 1993

     The Company's net sales of goods and services in 1994 were $1.449 billion, a decrease of 13.8% from $1.681 billion in 1993. Net sales from tobacco operations decreased 17.0%, from $1.303 billion in 1993 to $1.082 billion in 1994, primarily due to lower prices and decreased quantities primarily from Brazil, the U.S. and Argentina. The lower prices and decreased quantities of tobacco were due to the worldwide surplus and uncertainties in the U.S. relating to the domestic content law and the proposed increased excise taxes on cigarettes.

     The Company's net sales of flowers decreased 2.6%, from $377.4 million in 1993 to $367.5 million in 1994, primarily as an effect of applying U.S. dollar exchange rates to the European operations.


     Cost of sales and expenses of the Company's tobacco operations decreased 10.7% in 1994 from 1993 due primarily to the 17.0% decrease in sales, which was offset partially by other increased costs due to $40.9 million in charges related to the revaluation at the lower of cost or market of certain tobacco inventories and advances, primarily in South America. The tobacco operating margin (operating income) as a percent of net sales was 1.8% in 1994 compared to 8.7% in 1993. The decrease in operating margins and operating profit resulted from decreased margins on tobacco of practically all origins due to the worldwide surplus, uncertainties in the U.S. and the $40.9 million valuation charges mentioned above, all of which were partially offset by increased gross margins on tobacco from Zimbabwe.


     Cost of sales and expenses of the Company's flower operations decreased by 2.0% in 1994 from 1993 primarily due to the sales decrease of 2.6% and the inclusion, in 1993 results, of operational studies and bad debts at Baardse, all of which were partially offset in 1994 by increased bad debts and other costs in the U.S. operations. The cost in 1993 of operational studies and bad debts at Baardse of $3.3 million were offset partially by increased 1994 bad debts and other costs in the U.S. operations of $2.2 million with the decrease in sales accounting for the balance of the decrease. The flower operating income decreased from 1.0% of net sales in 1993 to 0.3% of net sales in 1994, primarily due to decreased gross margins, offset by decreased costs mentioned above.

     Corporate expenses decreased $0.9 million, or 13.6%, in 1994 from $6.6 million in 1993, due primarily to reduced accruals for bonuses and reversals of prior accruals for stock appreciation rights and certain stock options.

     Other income, interest and sundry, decreased $10.0 million in 1994. The decrease relates to the Company's tobacco operations, primarily due to items in 1993 not repeated in 1994, including currency exchange gains in Brazil and the United Kingdom not related to operations, settlements of insurance proceeds resulting from the Mexican flood loss and gains on sale of property and equipment.

     Other deductions, sundry, decreased $2.3 million in 1994, primarily due to the tobacco operations and $1.4 million of charges incurred in 1993 on the uncompleted merger with Standard Commercial Corporation.

     Interest expense decreased $3.0 million in 1994, or 7.9%, from $38.1 million in 1993, primarily due to the financing of foreign tobaccos through U.S. bank lines at rates lower than the rates available through foreign bank lines.

     Due to the mix of income and losses among its subsidiaries, the Company had tax expense in spite of the overall pre-tax loss in 1994. The Company's effective income tax rate was 32.6% in 1993. The increase in the tax rate, due to the August 1993, change in U.S. tax laws, had no material effect on the Company.

     The decrease in equity in net income of investee companies in 1994 was due primarily to the loss from operations of the investee located in Brazil, partially offset by devaluations of the local currency for the Company's investee with operations in Zimbabwe.

Liquidity and Capital Resources

     The following table summarizes items from the Company's Consolidated Balance Sheet and the Statement of Consolidated Cash Flows.


                                                                      Nine Months Ended
                                                                          March 31                 Year Ended June 30
                                                                      1996        1995        1995        1994        1993
(in thousands, except for current ratio)                                 (unaudited)
Cash and cash equivalents........................................   $  12,148   $  56,225   $  42,326   $  12,471   $  16,399
Net trade receivables............................................     195,999     175,621     182,750     164,314     217,098
Inventories and advances on purchases
  of tobacco.....................................................     438,383     364,417     468,989     469,015     424,015
Total current assets.............................................     662,756     624,735     731,119     685,443     666,454
Notes payable to banks...........................................     101,288     216,431     233,736     255,607     244,051
Accounts payable.................................................     126,514     106,141      90,446     112,310     124,103
Total current liabilities........................................     363,994     421,558     453,522     467,776     423,854
Current ratio....................................................    1.8 to 1    1.5 to 1    1.6 to 1    1.5 to 1    1.6 to 1
Revolving credit notes and other long-term debt..................     278,440     184,113     292,528     188,825     180,270
Convertible subordinated debentures..............................          --      56,475      56,370      56,475      56,475
Stockholders' equity.............................................     311,232     283,229     238,806     288,314     308,149
Purchase of property and equipment...............................      20,609      18,845      35,892      32,382      42,232
Proceeds from sale of property and equipment.....................       3,273       3,286       4,877       5,991       5,220
Depreciation and amortization....................................      24,234      21,891      31,852      28,862      24,559


     The purchasing and processing activities of the Company's tobacco business are seasonal. The Company's need for capital fluctuates accordingly and, at any of several seasonal peaks, the Company's outstanding indebtedness may be significantly greater or lesser than at year end. The Company historically has needed capital in excess of cash flow from operations to finance inventory and accounts receivable and, more recently, to finance acquisitions of foreign tobacco operations and flower operations. The Company also prefinances tobacco crops in certain foreign countries by making cash advances to farmers prior to and during the growing season.


     The Company's working capital increased from $277.6 million at June 30, 1995, to $298.8 million at March 31, 1996. The current ratio of 1.6 to 1 at June 30, 1995, increased to 1.8 to 1 at March 31, 1996, as current liabilities decreased at a higher percentage than the percentage decrease of current assets. The decreases in the individual components of current assets and current liabilities reflect a seasonal decrease in the level of tobacco operations. Current assets decreased primarily due to the decreases in tobacco inventories of $66.9 million and in prepaid expenses of $19.3 million, partially offset by increases in trade receivables of $13.2 million and advances on purchases of tobacco of $30.1 million. Tobacco inventories decreased due primarily to the seasonal decrease in the operations in the U.S. Current liabilities decreased primarily due to the decreases in notes payable to banks of $132.4 million, partially offset by increases in accounts payable-other of $27.6 million and in advances from customers of $27.4 million.



     Cash and cash equivalents decreased to $12.1 million at March 31, 1996. Cash flows provided by operating activities increased $42.8 million to $146.5 million in the nine months ended March 31, 1996 over the same period last year, primarily due to decreased advances from customers, increased accounts payable and increased net income, offset partially by decreased inventories and advances on purchases of tobacco as a result of increased sales. Cash flows used by investing activities increased $7.5 million to $9.5 million primarily due to decreased payments on notes receivable and receivables from investees and the purchase of subsidiary, offset partially by increased proceeds from advances. Cash flows used by financing activities increased $109.0 million to $164.3 million due primarily to the increased repayment of debt and by the decreased proceeds from debt.

     Cash flows from operating activities decreased 81.7% to $6.8 million in 1995 as compared to 1994 and 20.6% to $37.1 million in 1994 as compared to 1993, which was consistent with the net losses incurred in those periods. Cash flows used by investing activities decreased $39.6 million, or 73.2%, to $14.5 million in 1995 as compared to 1994, primarily due to the increase in payments on notes receivable and amounts due from investees for the same period and the reduction in issuance of notes receivable. The 1995 purchase of subsidiaries was offset with the Company's 1994 investment in another company. Cash used by investing activities decreased $3.2 million in 1994 primarily due to this investment, offset primarily by the reduction in purchase of property and equipment during the year. Cash provided by financing activities increased $21 million, or 143%, and $9.1 million, or 167%, in 1995 as compared to 1994 and 1994 as compared to 1993, respectively, as a result of increased proceeds from debt issuance, which was offset partially by increased cash dividends paid to shareholders.


     At June 30, 1995, the Company had seasonally adjusted lines of credit of $1.126 billion, including $876 million uncommitted, unsecured working capital lines with several banks. At March 31, 1996, the Company had borrowed $101 million under its seasonally adjusted $876 million lines of credit with interest rates ranging from 5.65% to 22.5%. At March 31, 1996, the unused short-term lines of credit amounted to $613 million, net of $162 million of letters of credit and guarantees that reduce lines of credit. Total maximum outstanding borrowings during the nine months ended March 31, 1996, were $745 million.



     To ensure long-term liquidity, the Company entered into the $240 million New Credit Facility effective March 15, 1996. The New Credit Facility replaced the Company's $250 million Former Credit Facility. The Company used the Former Credit Facility to reclassify $250 million of short-term debt to long-term debt and did not borrow under it. The Company generally uses the New Credit Facility to reclassify similarly $240 million of its short-term debt. The interest rates available under the New Credit Facility depend on the type of advance selected and are based either on the agent bank's base lending rate (which was 8.25% at May 6, 1996, and is adjusted with changes in interest rates generally) or LIBOR plus 0.75%, through March 15, 1997, and thereafter plus a spread of 0.45% to 1.25% based on the ratings assigned to the Company's outstanding senior debt or on its consolidated interest coverage ratio. The New Credit Facility is subject to certain commitment fees and covenants that among other things require the Company to maintain minimum working capital and tangible net worth amounts, require specific liquidity and long-term solvency ratios and restrict acquisitions and, under certain circumstances, payment of dividends by the Company. The New Credit Facility terminates on March 15, 1998, but may be extended thereafter, year to year, upon approval of the Lenders. As of March 31, 1996, there were no borrowings outstanding under the New Credit Facility.



     The Company has historically financed its operations through a combination of short-term lines of credit, customer advances, cash from operations and equity and equity-linked securities. At March 31, 1996, the Company had no material capital expenditure commitments. The Company believes that these sources of funds combined with the Refinancing Plan are sufficient to fund the Company's purchasing needs for the foreseeable future, including the remainder of fiscal 1996 and fiscal 1997.


     The Company's off balance sheet financing is not material. Certain operating leases were acquired with the acquisition of, or have been added by, several foreign tobacco processing facilities and the flower subsidiaries. However, most operating assets are of long-term and continuing benefit and the Company has generally purchased these assets.

     On February 9, 1996, the Company called all of the Debentures for redemption on March 11, 1996. As of March 4, 1996, holders of Debentures had converted approximately 99.85% of the Debentures into 4,035,969 shares of Common Stock. The remaining Debentures were redeemed on March 11, 1996 for $89,188. The Company funded the redemption price for these Debentures and expenses of the redemption from working capital.

     The Board of Directors of the Company, at its meeting held on February 23, 1996, declared a quarterly dividend of $0.135 cents per share.

Tax and Repatriation Matters


     The Company and its subsidiaries are subject to income tax laws in each of the countries in which they do business through wholly-owned subsidiaries and through affiliates. The Company makes a comprehensive review of the income tax requirements of each of its operations, files appropriate returns and makes appropriate income tax planning analyses directed toward the minimization of its income tax obligations in these countries. Appropriate income tax provisions are determined on an individual subsidiary level and at the corporate level on both an interim and annual basis. These processes are followed using an appropriate combination of internal staff at both the subsidiary and corporate levels as well as independent outside advisors in review of the various tax laws and in compliance reporting for the various operations.

     Dividend distributions are regularly made from certain subsidiaries while the undistributed earnings of certain foreign subsidiaries are not subject to additional foreign income taxes nor considered to be subject to U.S. income taxes unless remitted as dividends. The Company intends to reinvest such undistributed earnings indefinitely; accordingly, no provision has been made for U.S. taxes on those earnings. The Company regularly reviews the status of the accumulated earnings of each of its U.S. and foreign subsidiaries and reevaluates the aforementioned dividend policy as part of its overall financing plans.

Accounting Matters

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which will be effective for the Company's fiscal year 1997 statements. SFAS No. 123 defines a fair value based method of accounting for stock-based compensation and requires certain disclosures to be made by entities electing not to adopt this method. The Company has not yet determined the impact of adoption of SFAS No. 123.

                                    BUSINESS


     The Company is engaged in two international businesses -- the purchasing, processing and selling of leaf tobacco, primarily flue-cured, burley and oriental tobaccos, which are the primary components of American blend cigarettes, and the purchasing, transporting and selling of fresh-cut flowers to wholesalers and retailers. The Company believes it is the world's second largest independent leaf tobacco merchant with an estimated 30% share of the established worldwide leaf tobacco market. The Company is the successor to Dibrell and Monk-Austin, which merged in April 1995. The Company's address is 512 Bridge Street, Danville, Virginia 24541 and its telephone number is (804) 792-7511. See Note G to the Company's Consolidated Financial Statements for the year ended June 30, 1995, included herein, for detailed information regarding each of the Company's business segments.


Tobacco

  The Leaf Tobacco Industry

     The world's large multinational cigarette manufacturers, with one exception, rely on independent leaf tobacco merchants such as the Company to supply the majority of their leaf tobacco needs. Leaf tobacco merchants select, purchase, process, store, pack, ship and, in certain developing markets, provide agronomy expertise and financing for growing leaf tobacco. At the present time, there are four major global leaf tobacco merchants including the Company. These four merchants source, process and ship leaf tobacco around the world, for delivery to manufacturers of cigarettes and other tobacco products. The Company believes that the leaf tobacco industry is characterized by the following trends:


     Growth of American Blend Cigarettes. As a result of increased demand and strong brand growth, production of American blend cigarettes has increased in recent years. In addition, worldwide consumption of American blend cigarettes continues to increase even in some countries where total cigarette consumption is flat or declining. American blend cigarettes contain less tar and nicotine and taste milder than cigarettes historically consumed outside of the U.S. Cigarette production in the U.S. reached record levels in 1995, totaling 741.84 billion units, an increase of 4.1% over 1994, according to the U.S. Department of Agriculture. Exports of domestically produced cigarettes in 1995 totaled 35.1% of cigarette production in the U.S., up from 31.8% in 1994 and 30.9% in 1993. As American blend cigarettes have continued to gain market share, the demand for export quality flue-cured, burley and oriental tobaccos sourced and processed by leaf tobacco merchants has grown accordingly. Although the consumption of cigarettes increased by 1% in the U.S. in 1995, the consumption of cigarettes generally has decreased in the U.S. and in some other countries in recent years, and may continue to decrease in the future. The Company believes that cigarette consumption in certain other countries, however, including those in Central and Eastern Europe and the former Soviet Union, has increased.


     Growth in Foreign Operations of Large Cigarette Manufacturers. Several of the large multinational cigarette manufacturers have expanded their operations throughout the world, particularly in Central and Eastern Europe and the former Soviet Union, in order to increase their access to and penetration of these markets. As cigarette manufacturers expand their global operations, the Company believes there will be increased demand for local sources of leaf tobacco and local tobacco processing and distribution, primarily due to the semi-perishable nature of unprocessed leaf tobacco and the existence of domestic content laws in certain countries. The Company believes that the international expansion of the large multinational cigarette manufacturers will cause these manufacturers to place greater reliance on the services of financially strong leaf tobacco merchants with the ability to source and process tobacco on a global basis and to help develop higher quality local sources of tobacco.

     Growth in Foreign Sourced Tobacco. In an effort to respond to cigarette manufacturers' increasing demand for lower cost American blend cigarette ingredients, the major leaf tobacco merchants have made significant investments in South America, Africa and Asia, the principal sources of flue-cured and burley tobaccos outside the U.S. This trend is expected to continue in the foreseeable future as the quality of foreign grown tobacco continues to improve.

     Improved Market Conditions. The global leaf tobacco industry is currently recovering after experiencing a disruption in demand and reduction in pricing during 1993 and 1994. The disruption of the industry in the U.S. during these years occurred primarily because of (i) the enactment of the 75/25 Rule, (ii) a poor quality 1993 flue-cured tobacco crop in the U.S. and (iii) the introduction of legislation in the summer of 1993 to increase significantly the federal excise tax on cigarettes that resulted in manufacturers' reluctance to build inventories. Concurrent with the reduction in demand for international tobaccos related to the 75/25 Rule and lower than expected initial demand for imported tobacco products in Central and Eastern Europe and the former Soviet Union, the worldwide price of tobacco declined due to oversupply attributable to record foreign tobacco crops. This combination of reduced demand and lower prices had a negative impact on the financial performance of the leaf tobacco merchants and resulted in significant increases in uncommitted tobacco inventories among the merchants.

     In 1994 and 1995, the demand and supply imbalance in the worldwide tobacco market began to improve. Leaf tobacco production outside the U.S. was curtailed in response to the high levels of uncommitted tobacco inventories. The 75/25 Rule was repealed due to its violation of GATT and was replaced by a series of less stringent import quotas. This resulted in cigarette manufacturers in the U.S. resuming their purchases of tobacco grown outside the U.S. The combination of lower levels of tobacco production and increased demand had a positive impact on worldwide tobacco prices, a corresponding positive impact on the profitability of the industry, and resulted in significant reductions in uncommitted tobacco inventories.

  Business Strategy


     The Company's primary business objective is to capitalize on growth in worldwide consumption of American blend cigarettes by becoming the low-cost preferred supplier of leaf tobacco to the large multinational manufacturers of American blend cigarettes. To achieve this objective, the Company has designed a strategy to position itself to meet the needs of its cigarette manufacturing customers throughout the world by expanding its global operations directly in the major tobacco exporting countries and by forming strategic partnerships with its major customers in countries with emerging tobacco production. The Company's ability to respond to the global expansion and changing needs of the large multinational cigarette manufacturers is a critical factor in developing and expanding customer relationships.


     The principal components of the Company's business strategy are as follows:


(Bullet) Increase the Company's operations in low-cost tobacco growing regions.
         To ensure breadth and depth of supply of tobacco, particularly the tobaccos used in American blend cigarettes, the Company has expanded and plans to continue to expand its operations in South America, Africa and China, the largest production areas of flue-cured and burley tobaccos outside of the U.S. In 1995, the Company signed an agreement with the China National Tobacco Corporation to provide additional access to a state-of-the-art processing facility and tobacco sources in the province of Yunnan. The Company also made acquisitions in 1995 in Bulgaria, Greece and Turkey, which the Company believes positions DIMON as the largest worldwide merchant of oriental tobacco. The Company intends to utilize its agronomy expertise in helping to develop low-cost sources of American blend quality tobaccos and its existing relationships with the major multinational cigarette manufacturers to gain market share in these growth regions.



(Bullet) Capitalize on outsourcing trends. The Company anticipates further outsourcing of leaf tobacco purchasing and processing by cigarette manufacturers. This outsourcing trend is driven by (i) higher margins in cigarette production, (ii) the increasing sophistication required in sourcing leaf tobacco on a global basis, and (iii) continued privatization of tobacco and cigarette production operations in certain countries. In 1994, the Company began providing all leaf tobacco auction buying in the U.S. for RJR Tobacco Company, Inc. ("RJR"), the second largest cigarette producer in the U.S. More recently, the Company began to purchase and process all of Lorillard Tobacco Company's ("Lorillard") auction market tobacco requirements in the U.S.



(Bullet) Improve efficiency and reduce operating costs. In connection with the Merger, the Company initiated a restructuring plan for its operations. The plan was designed to eliminate unprofitable locations, consolidate duplicative processing facilities, reduce the salaried workforce, improve operating efficiencies and increase regional unit accountability. This initiative resulted in the recognition of various charges in fiscal 1995, aggregating $17.8 million, and in the first nine months of fiscal 1996, aggregating $5.6 million. These charges, together with additional anticipated charges of $6 million to $9 million in the fourth quarter of fiscal 1996, are expected to reduce the Company's annual operating costs and expenses by approximately $ million in fiscal 1997 when the benefits are expected to be fully realized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Since the Merger, the Company has completed the following in connection with its restructuring plan:



      -- Consolidated the former Dibrell and Monk-Austin operations in Brazil to operate as DIMON do Brazil and sold its 50% interest in a Brazilian tobacco processing joint venture in November 1995, recognizing a $3.7 million pre-tax gain;


      -- Combined the former Dibrell and Monk-Austin operations in Malawi at Centraleaf to operate as DIMON Malawi and dissolved a former Dibrell joint venture in Malawi;

      -- Combined the former Dibrell and Monk-Austin operations in Zimbabwe to operate as DIMON Zimbabwe;

      -- Revised plans for two factories in China's Yunnan Province to call for a single plant in the city of Kunming; and

      --  Closed Monk-Austin's Lake City, South Carolina plant.

(Bullet) Expand operations in new markets. During the last decade, several of the large multinational cigarette manufacturers have expanded their global operations, particularly into Central and Eastern Europe and the former Soviet Union, in order to increase their access to and penetration of new markets. The Company believes this will increase demand for local sources of leaf tobacco and local tobacco processing due to the semi-perishable nature of unprocessed tobacco and the existence of domestic content laws in certain foreign countries. The Company believes these factors will cause manufacturers to place greater reliance on the services of financially strong leaf tobacco merchants with the ability to source and process tobacco on a global basis and to help develop higher quality local sources of leaf tobacco.


  The Refinancing Plan

     Concurrent with the execution of its business strategy, the Company is implementing the Refinancing Plan which is designed to reduce its financial leverage, decrease its reliance on short-term uncommitted lines of credit and diversify its sources of debt financing. The Refinancing Plan consists of the following three components:

     (Bullet) A reduction in outstanding debt achieved through the call for redemption in March 1996 of the Debentures, 99.85% of which were converted by holders of Debentures into the Company's Common Stock. The conversion reduced debt and increased shareholders' equity by $54.2 million;

     (Bullet) The offering of the Notes; and

     (Bullet) The execution of the New Credit Facility.

     The Company will use the net proceeds from the offering of the Notes to reduce the level of borrowings under the Company's uncommitted unsecured short-term lines of credit. The Company has historically financed its operations through a combination of short-term lines of credit, customer advances, cash from operations and equity and equity-linked securities. As the Company has increased in size and scope, it has become increasingly dependent on uncommitted short-term lines of credit. The Company believes that it is prudent to finance a larger percentage of its working capital with longer term, more permanent capital. The Company believes that the longer maturity of the Notes, combined with the reduced financial leverage resulting from the conversion of the Debentures and the less restrictive terms of the New Credit Facility, will give the Company increased financial flexibility.

  Operations

     The Company has developed an extensive international network through which it purchases, processes and sells tobacco. In addition to its processing facilities in Virginia and North Carolina, the Company owns or has an interest in processing facilities in Brazil and Zimbabwe, the two most significant non-U.S. exporters of flue-cured tobacco, Malawi and Mexico, two of the leading non-U.S. exporters of burley tobacco, and Greece and Turkey, the leading exporters of oriental tobacco. The Company also has processing facilities in Italy and Germany. In addition, the Company has entered into contracts, joint ventures and other arrangements for the purchase of tobacco grown in substantially all countries that produce export-quality, flue-cured and burley tobaccos, including Argentina, Canada, China, India and Tanzania.

     Purchasing. The Company purchases tobacco in approximately 26 countries. Although the majority of the dollar value of tobacco sold by the Company is produced domestically, the relative importance of tobacco grown overseas to the Company's profitability has increased steadily. During 1995, approximately 60% of the dollar value of tobacco purchased by the Company was purchased in the U.S. Approximately 18%, 10% and 4% of the dollar value of tobacco purchased by the Company during 1995 was purchased in Brazil, Zimbabwe and Malawi, respectively. The balance of the Company's tobacco purchases during 1995 were made in other tobacco growing countries, including Argentina, Bulgaria, Canada, China, Germany, France, Greece, India, Italy, Mexico, Poland, the former Soviet Union, Tanzania and Turkey. The Company believes it has access to a diverse supply of tobacco grown in a number of regions throughout the world and can respond quickly to factors that may cause fluctuations in the quality, yield or price of tobacco crops grown in any one region.

     Tobacco generally is purchased at auction or directly from growers. Tobacco grown in the U.S., Canada, Malawi and Zimbabwe is purchased by the Company principally on auction markets. The Company purchases domestic tobacco on the flue-cured, burley and air-cured auction markets in Florida, Georgia, Kentucky, Maryland, North Carolina, South Carolina, Tennessee and Virginia for shipment to the Company's facilities in North Carolina and Virginia for processing to customer specification. The Company usually purchases tobacco at the auction markets after receiving specific customer orders or indications of customers' upcoming needs. The Company's network of more than 100 tobacco buyers allows the Company to cover the major auctions of flue-cured and burley tobaccos throughout the world. These buyers are experts in differentiating hundreds of grades of tobacco based on customer specifications and preferences that take into account, among other factors, the texture, visual appearance and aroma of the tobacco.

     In non-auction markets such as Argentina, Brazil, Greece and Turkey, the Company purchases tobacco directly from farmers or from local entities that have arranged for purchase from farmers. These direct purchases are often made by the Company based upon its projection of the needs of its long-standing customers rather than against specific purchase orders. The Company's arrangements with farmers vary from locale to locale depending on the Company's predictions of future supply and demand, local historical practice and availability of capital. For example, in Brazil, the Company generally contracts to purchase a farmer's entire tobacco crop at the market price at the time of harvest based on the quality of the tobacco delivered. Pursuant to these purchase contracts, the Company provides farmers with fertilizer and other materials necessary to grow tobacco and may extend loans to farmers to finance the crop. Under longer-term arrangements with farmers, the Company may also finance farmers' construction of curing barns. In addition, the Company's agronomists maintain frequent contact with farmers prior to and during the growing and curing seasons to provide technical assistance to improve the quality and yield of the crop. In other non-auction markets, such as Argentina and India, the Company buys tobacco from local entities that have purchased tobacco from farmers and supervises the processing of that tobacco by those local entities. The Company believes that its long-standing relationships with its customers are vital to its operations outside of the auction markets.

     Processing. The Company processes tobacco to meet each customer's specifications as to quality, yield, chemistry, particle size, moisture content and other characteristics. The Company processes purchased tobacco in its 17 tobacco facilities located throughout the world. Unprocessed tobacco is a semi-perishable commodity that generally must be processed within a relatively short period of time to prevent fermentation or deterioration in quality. Accordingly, the Company has located its processing facilities in proximity to its principal sources of tobacco.

     Upon arrival at the Company's processing plants, flue-cured and burley tobacco is first reclassified according to grade. Most of that tobacco is then blended to meet customer specifications regarding color, body and chemistry, threshed to remove the stem from the leaf and further processed to produce strips of tobacco and sieve out small scrap. The Company also sells a small amount of processed but unthreshed flue-cured and burley tobacco in loose-leaf and bundle form to certain of its customers.

     Processed flue-cured and burley tobacco is redried to remove excess moisture so that it can be held in storage by customers or the Company for long periods of time. After redrying, whole leaves, bundles, strips or stems are separately packed in cases, bales, cartons or hogsheads for storage and shipment. Packed flue-cured and burley tobacco generally is transported in the country of origin by truck or rail, and exports are moved by ship.

     Prior to and during processing, steps are taken to ensure consistent quality of the tobacco, including the regrading and removal of undesirable leaves, dirt and other foreign matter. Customer representatives are frequently present at the Company's facilities to monitor the processing of their particular orders. Increased consumption of discount and value-priced cigarettes and competition among leaf merchants have led to improvements in processing designed to minimize waste and thereby increase yield. Throughout the processing, Company technicians use laboratory test equipment for quality control to ensure that the product meets all customer specifications.

     From time to time, the Company processes and stores tobacco acquired by various stabilization cooperatives under the U.S.'s price support program. The Company can derive significant revenues from the fees charged for such services, particularly in years when a substantial portion of the domestic tobacco crop is acquired by such cooperatives under the program. While these revenues are not material to the Company's net sales, they result in additional recovery of fixed cost which may be significant to gross profit.

     Selling. The Company sells its tobacco to manufacturers of cigarettes and other consumer tobacco products located in about 60 countries around the world. The Company ships tobacco to international locations designated by these manufacturers. A majority of the shipments of tobacco are to factories of these manufacturers that are located outside the U.S. In certain countries, the Company also uses sales agents to supplement its selling efforts. Several of these customers individually account for a significant portion of the Company sales in a normal year. The loss of any one or more of such customers could have a materially adverse effect on the tobacco business of the Company.


     The consumer tobacco business in most markets is dominated by a relatively small number of large multinational cigarette manufacturers and by government controlled entities. Approximately 46% and 53% of the Company's consolidated tobacco sales for the nine months ended March 31, 1996, and fiscal year 1995, respectively, were contracted to be delivered to 33 customers which the Company believes are owned by or under common control of Japan Tobacco, Philip Morris or

RJR, each of which contributed in excess of 10% of total tobacco sales, with Philip Morris and RJR accounting for significantly larger portions of the Company's sales than Japan Tobacco. No other customer accounted for more than 10% of the Company's sales. See " -- Global Operations -- United States" and Note G to the Company's Consolidated Financial Statements for the year ended June 30, 1995, included herein. The Company generally has maintained relationships with its customers for over forty years. In fiscal 1995, the Company delivered approximately 37% of its tobacco sales to customers in the U.S., approximately 27% to customers in Europe and the remainder to customers located in Asia, South America and elsewhere.



     As of March 31, 1996, the Company's consolidated entities had tobacco inventories of approximately $343 million and approximately $278 million in commitments or indications from customers for purchases of tobacco. At March 31, 1995, those entities had tobacco inventories of approximately $296 million and approximately $209 million in commitments or indications from customers for purchases of tobacco. Substantially all of the March 31, 1996, orders are expected to be delivered in fiscal 1996. The level of purchase commitments for tobacco fluctuates from period to period and is significant only to the extent it reflects short-term changes in demand for leaf tobacco. The Company makes 80-95% of its leaf tobacco purchases pursuant to customer orders or supply contracts or customer indications of anticipated need, with most purchases made based on indications. Customers are legally bound to purchase tobacco purchased by the Company pursuant to orders, but no contractual obligation exists with respect to tobacco purchased in response to indications. However, the Company has done business with most of its customers for many years and has never experienced a significant failure of customers to purchase tobacco for which they have given indications. Other than the contracts with RJR and Lorillard described below under " -- Global Operations -- United States," the Company has no significant supply agreements with its customers.


     The Company typically makes sales based on a customer's letter of credit, by cash against documents or by payment against invoice. Virtually all of the Company's sales throughout the world are denominated in U.S. dollars. While payment for tobacco sold by the Company is usually received after the tobacco has been processed and shipped, some customers make advances to the Company periodically throughout the buying season as tobacco is purchased by the Company for their accounts. Distribution of processed tobacco is made by delivery from the Company's storage facilities directly to customers, by truck or rail to customers' storage or manufacturing facilities or to port for shipping.

  Global Operations


     United States. The Company owns and operates four processing facilities in the U.S. in North Carolina and Virginia. The price of tobacco grown in the U.S. is supported under a government price support program which also establishes quotas for production. Consequently, U.S.-grown tobacco is typically more expensive than tobacco grown elsewhere. Although domestic tobacco historically has accounted for the majority of the Company's sales, the Company expects that, because of this price differential and its generally increasing business outside of the U.S., sales of flue-cured and burley tobacco grown in the U.S. and related services will be less significant than in the past. The Company believes that any short-term decline in its domestic business should be offset in the short-term by increased foreign operations.


     In late fiscal 1994, Monk-Austin entered into an agreement with RJR to purchase all of RJR's U.S. auction market tobacco requirements. In late fiscal 1995, Dibrell entered into an agreement with Lorillard pursuant to which the Company will purchase and process all of Lorillard's domestic auction market tobacco requirements. Generally, the contracts establish a framework for pricing the Company's services (which generally is negotiated with respect to crop year, grade of tobacco leaf or type of service provided based on market prices), do not provide for minimum purchases and are terminable upon specified notice. The Company expects that purchases under these agreements will account for a substantial portion of its tobacco purchases in the U.S. in the future.

     Brazil. The Company believes it is one of the two largest independent leaf tobacco merchants in Brazil. The Company exports the majority of the tobacco that it processes in Brazil to its customers around the world. In fiscal 1995, the Company derived approximately 24% of its revenue from its Brazilian operations.

     In fiscal 1996, the Company merged its two wholly-owned subsidiaries, Tabra and Dibrell do Brazil to form DIMON do Brazil. DIMON do Brazil has three modern tobacco processing facilities located in the center of Brazil's tobacco production area. Brazil represents the Company's most significant foreign operation in virtually all respects, including purchasing volume, processing and storage capacities and operating income potential. Through the merger and resulting reduction in duplicative functions and facilities the Company believes that it will realize certain economies of scale. The Company believes that these economies of scale and savings will be partially achieved in fiscal 1996 operating results and fully reflected in fiscal 1997 operating results.

     Zimbabwe and Malawi. The Company exports the majority of the tobacco it processes in Zimbabwe and Malawi to its customers around the world. In fiscal 1995, the Company derived approximately 10% of its revenue from its Zimbabwean and Malawian operations.

     In fiscal 1995, the Company combined the former Dibrell and Monk-Austin operations in Zimbabwe and Malawi to form two wholly-owned subsidiaries, DIMON Zimbabwe and DIMON Malawi. Through DIMON Zimbabwe the Company purchases, processes in two facilities and exports flue-cured and burley tobacco grown in Zimbabwe. Through DIMON Malawi the Company purchases, processes in one facility and exports flue-cured and burley tobacco grown in Malawi.


     Greece and Turkey. The Company believes it is the largest exporter of processed oriental tobacco in the world as a result of the acquisition of additional oriental tobacco processing facilities in Greece and Turkey. Greece and Turkey are the most important producers of oriental tobaccos. Through its wholly-owned subsidiaries, DIMON Hellas Tobacco SA and DIMON Turk Tutun AS, the Company buys, exports and processes, in two facilities in each country, oriental tobacco grown in each country.


     Other Foreign Operations. The Company also has foreign subsidiaries, joint ventures and affiliates that purchase and sell tobacco grown in other countries throughout the world. In addition, the Company owns and operates processing facilities in Italy and Germany.

     In certain countries, such as China and India, the Company has processing agreements with other processors to use their facilities under the supervision of the Company's employees. In several South American countries where the Company operates, tobacco is bought from the farmers by the processors at negotiated prices, and it is necessary to prefinance the crop by making advances of cash or materials to the farmers prior to and during the growing season.

  Tobacco Facilities

     The Company operates each of its tobacco processing plants for seven to nine months during the year to correspond with the applicable growing seasons. While the Company believes its processing facilities are being efficiently utilized, the Company also believes its domestic processing facilities and certain foreign processing facilities have the capacity to process additional volumes of tobacco if required by customer demand.

     The following is a listing of the various properties used in the tobacco operations:


         Location                          Use                 Area in Square Feet
United States
Danville, VA                      Storage                             250,000
Danville, VA                      Factory                             494,000
Kenbridge, VA                     Storage                           1,469,000
Greenville, NC                    Factory/Storage                     869,000
Farmville, NC                     Factory/Storage                   1,136,000
Kinston, NC                       Factory/Storage                   1,069,000
Sanford, NC                       Storage                             121,000
Greenville, TN                    Storage                              70,000
Mullins, SC                       Storage                             104,000
Lake City, SC                     Storage                             252,000

South America
Santa Cruz, Brazil                Factory/Storage                   1,201,000
Venancio Aires, Brazil            Factory/Storage                     593,000
Vera Cruz, Brazil                 Factory/Storage                   1,833,000
Mexico City, Mexico               Factory                               5,000
Zacapa, Guatemala                 Factory                              15,000

Africa
Lilongwe, Malawi                  Factory                             247,000
Harare, Zimbabwe                  Factories(2)/Storage              1,426,000

Europe
Karlsruhe, Germany                Factory/Storage                     320,000
Izmir, Turkey                     Factories(2)/Storage                290,000
Sparanise, Italy                  Factory/Storage                     742,000
Thessaloniki, Greece              Factories(2)/Storage                790,000

  Competition


     The leaf tobacco industry is highly competitive. Competition among dealers in leaf tobacco is based on the price charged for products and services as well as the dealers' ability to meet customer specifications in the buying, processing and financing of tobacco. The Company believes that it is well positioned to meet this competition, particularly in view of its important processing facilities in the U.S., Brazil and other major tobacco growing countries. Among independent tobacco leaf merchants, the principal competitors are Universal Corporation ("Universal"), Standard Commercial Corporation and Intabex Holding Worldwide S.A. Of the independent leaf tobacco merchants, the Company believes that, based on revenues, it ranks second in established worldwide market share. The Company further believes that among independent tobacco leaf merchants, it has the largest or second largest market share in Brazil, Greece, Turkey, the U.S. and Zimbabwe. Universal's market share in the U.S. is considerably greater than that of the Company.


  Seasonality

     The purchasing and processing activities of the Company's tobacco business are seasonal. Flue-cured tobacco grown in the U.S. generally is purchased during the five-month period beginning in July and ending in November. U.S.-grown burley tobacco is usually purchased from late November through January or February. Tobacco grown in Brazil usually is purchased from January through June and delivered from May to September. Other markets around the world last for similar periods, although at different times of the year, and as the importance of these markets has grown the seasonality in the Company's business has decreased.

     Mature tobacco, prior to being processed and packed, is a semi-perishable commodity. The production cycle for redrying and packing is relatively short. For example, flue-cured tobacco in the U.S. is processed, packed and invoiced within the same five-month period (July through November) that it is purchased. During this period inventories of unprocessed tobacco, inventories of redried tobacco and trade accounts receivable normally reach peak levels in succession. Current liabilities, particularly advances from customers and short-term notes payable to banks, normally reach their peak in this period as a means of financing the seasonal expansion of current assets. Increasing amounts of U.S.-grown burley and foreign tobacco are now being processed in periods other than July through November, reducing the seasonal fluctuations in working capital. At June 30, the end of the Company's fiscal year, the seasonal components of the Company's working capital reflect primarily the operations related to foreign grown tobacco.

Flowers

  Operations

     The Company's fresh-cut flower operations consist of buying flowers from sources throughout the world and transporting them, normally by air, to operating units for resale to wholesalers and retailers through its wholly-owned flowers subsidiary, Florimex. For the year ended June 30, 1995, the Company's flower operations produced approximately 20% of the Company's revenues and represented approximately 10% of the Company's consolidated assets at year end.

     Florimex operates through 51 offices in 18 countries, including Austria, Canada, Colombia, the Czech Republic, Ecuador, France, Germany, Hungary, Italy, Japan, Poland, The Netherlands, Spain, Switzerland, the United Kingdom and the U.S. The activities of certain of these offices are limited to acquiring flowers in the country of origin, but most are engaged in importation and distribution. Florimex is also engaged in additional value-added services through the design and assembly of floral bouquets for sale to supermarket retailers. Virtually all offices are operated as corporate profit centers with the general manager receiving a bonus related to the financial performance of the operation. In a limited number of cases, the local general manager owns a minority share of the unit's equity and participates in dividend distributions.

     Florimex's Dutch exporting operations, Baardse, are headquartered in Aalsmeer, The Netherlands, inside the premises of the world's largest flower auction facilities. In addition to the Aalsmeer auction, Florimex routinely acquires flowers from all principal Dutch flower auctions. Florimex's Dutch exporting operations sell and ship product directly to Florimex's fresh-cut flower operations and its competitors.

  Business Strategy

     The Company's business strategy for Florimex is to increase profitability by increasing sales volume within its established distribution system, rationalizing its cost structure and reducing credit losses. The Company believes that its extensive global network, with buying capacity in all major flower production markets and broad based distribution arrangements in the world's primary wholesale and retail flower markets, gives it substantial competitive advantages.

     The principal components of Florimex's business strategy are as follows:


     (Bullet) Expansion of sales; New distribution channels. Florimex expects to increase its sales and revenue by focusing on areas of growing per capita consumption of flowers, particularly in non-traditional flower consumption markets in Europe and North America. To accomplish this objective, Florimex has recently: (i) restructured its operations in North America to concentrate on (a) the growing channels of supermarkets and mass merchant retailers and (b) bouquet sales in the U.S. and (ii) concentrated on sales in Europe, particularly eastern Germany and the Czech Republic.


     (Bullet) Rationalize operations. Florimex has realized substantial cost savings by reducing personnel, streamlining administrative functions globally and by eliminating its unprofitable wholesale operations in New York, Chicago and Los Angeles.


     (Bullet) Reduce credit losses. As the timely collection of trade accounts receivable has traditionally represented a considerable business risk to Florimex's flower operations, trade accounts receivable reporting and credit authorization procedures have been entirely revised. These revisions include (i) the implementation of centralized credit reporting procedures, (ii) an overall reassessment of customer credits, (iii) the culling of customer listings for the various Florimex companies in order to concentrate on higher margin accounts, (iv) requiring bi-monthly updates to the head office on outstanding balances, and (v) the creation of a prompt response program for customers who begin to evidence slow payer characteristics.


  Sources of Supply


     Florimex acquires its fresh-cut flowers from more than 300 suppliers located in more than 50 countries on five continents. Its primary sources of supply include The Netherlands (via the Dutch auction system), Kenya (via a renewable exclusive supplier contract effective since 1976), Columbia, Ecuador and Thailand. Florimex purchased $33.7 million, or 11.5%, of its total purchases in 1995 ($27.3 million, or 11.9% in 1994) from its Dutch exporting operations on terms similar to those offered to independent parties. Florimex annually buys approximately 30% of the flower crop grown on independent supplier farms in Kenya. Florimex believes that its existing sources of supply are adequate at current sales levels. Florimex also believes that its close relationships with commercial and cargo airlines give it a competitive advantage by permitting it to transport its products around the world expeditiously and cost effectively.


  Customers and Market Potential

     Florimex sells to thousands of wholesalers and retailers throughout Europe, North America and Asia. No customer accounts for a significant portion of Florimex's sales in a normal year, and the loss of any one customer or a group of related customers should not have a material adverse effect on Florimex's business.

     Industry statistics indicate that the annual retail sales of fresh-cut flowers in the U.S., the largest single flower market in the world, exceed $6.5 billion. While the routine purchase of flowers is a tradition in the mature European market, the U.S. market is growing and offers an opportunity for significant penetration. The primary market growth in the U.S. is occurring among supermarkets. During 1995, the Company substantially redirected its U.S. flower resources to serve this important group of customers.


  Facilities



     Florimex has 51 different operating facilities throughout the world. The owned properties include an international distribution warehouse in Kelsterbach, Germany (near Frankfurt Airport), with offices and storages of about 60,000 square feet. In Nuremberg, the headquarters of Florimex, owned properties include office and storage space of about 300,000 square feet. At all Florimex locations there are various properties, generally located near airports, consisting of owned or leased offices and storage space. The storages at each location include cooler storages of various sizes to accommodate the needs of individual locations. The Company's management believes its flower operation facilities, including office, distribution and warehouse facilities, are efficiently utilized and are adequate for current and projected sales levels for the foreseeable future.


     With the acquisition of the shares of Baardse, the Company acquired various assets related to and leased from the auctions from which it buys flowers. Baardse has about 110,000 square feet of office and storage associated with the Aalsmeer auction operation. Aalsmeer has the largest auction facility in The Netherlands. A major addition to the lease was completed in 1989. Baardse also owns glasshouses in Aalsmeer with 125,000 square feet.

     All of the above property is owned, except as otherwise indicated, by the Company, its subsidiaries or investee companies. The Company believes that the facilities are generally well maintained and in good operating condition and are suitable and adequate for its purposes at current and reasonably anticipated future sales levels.

  Competition

     Competition within the fresh-cut flower distribution industry is based on adequate and reliable supplies of competitively priced, fresh, good quality flowers. Prices quoted to wholesalers are volatile and often change several times a day. Credit terms are also important. Major competitors are numerous and vary according to market. However, no cut-flower operation, including Florimex, has more than a small share of the worldwide market. Competition is therefore intense. Based on its long-standing sources of supply and well-developed purchasing and distribution facilities, Florimex believes that it competes effectively.

  Seasonality

     Sales of fresh-cut flowers are seasonal and are significantly affected by peak holiday demand. Generally the June through August months have low sales levels, with sales increasing through the fall and Christmas season. Special days, such as Valentine's Day and Mother's Day, generally result in material sales increases in February through May.

Employees

     The Company's consolidated entities employ about 3,800 persons, excluding seasonal employees, in its worldwide tobacco operations. In the U.S. tobacco operations the Company's consolidated entities employ about 1,100 persons, excluding 1,300 seasonal employees. Most seasonal employees are covered by collective bargaining agreements with several U.S. labor unions. In the non-U.S. tobacco operations the Company's consolidated entities employ about 2,700 persons, excluding 5,100 seasonal employees. The Company's worldwide consolidated cut flower operation entities employ about 1,250 persons, excluding seasonal employees. The Company considers its employee relations to be satisfactory.

Government Regulation and Environmental Compliance


     In recent years, governmental entities in the U.S. at all levels have taken or have proposed actions that may have the effect of reducing consumption of cigarettes. These activities have included: (i) the U.S. Environmental Protection Agency's decision to classify tobacco environmental smoke as a "Group A" (known human) carcinogen; (ii) restrictions on the use of tobacco products in public places and places of employment including a proposal by the U.S. Occupational Safety and Health Administration to ban smoking in the work place;
(iii) proposals by the U.S. Food and Drug Administration to sharply restrict cigarette advertising and promotion and to regulate nicotine as a drug; (iv) increases in tariffs on imported tobacco; (v) proposals to increase the U.S. excise tax on cigarettes; (vi) the recently announced policy of the U.S. government to link certain federal grants to the enforcement of state laws banning the sale of tobacco products to minors; and (vii) recent filings of lawsuits against cigarette manufacturers by several U.S. states seeking reimbursement of Medicaid and other expenditures by such states claimed to have been made to treat diseases allegedly caused by cigarette smoking. It is not possible to predict the extent to which governmental activities might affect the Company's business.



     In 1993, Congress enacted a law requiring that all domestically manufactured cigarettes contain at least 75% domestically grown tobacco. Although that law was repealed in 1995 and was replaced with import quotas designed to assist domestic tobacco growers, the law drastically disrupted demand for foreign tobacco in the domestic production of cigarettes. It is not possible to predict the extent to which future governmental activities might affect the Company's business.


     A number of foreign countries have also taken steps to restrict or prohibit cigarette advertising and promotion, to increase taxes on cigarettes and to discourage cigarette smoking. In some cases, such restrictions are more onerous than those in the U.S. For example, advertising and promotion of cigarettes has been banned or severely restricted for a number of years in Australia, Canada, Finland, France, Italy, Singapore and a number of other countries. It is impossible to predict the extent to which restrictions on advertising might affect the Company's business.

     Compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment or otherwise relating to the protection of the environment have not had, and are not anticipated to have, any material effect upon the competitive position of the Company.

Legal Proceedings

     Neither the Company nor any of its subsidiaries is currently involved in any material litigation nor, to their knowledge, is any material litigation currently threatened against them.

                                   MANAGEMENT

Directors and Principal Officers of the Company

     The directors and principal officers of the Company are as follows:


           Name                Age                           Position
Claude B. Owen, Jr.             50      Chairman of the Board and Chief Executive Officer
Albert C. Monk III              56      President and Director
John M. Hines                   56      Executive Vice President and Director
Richard D. O'Reilly             46      Senior Vice President-Human Resources
James A. Cooley                 45      Vice President and Treasurer
Brian J. Harker                 45      Senior Vice President (of DIMON International)
R. Stuart Dickson               66      Director
Norman A. Scher                 58      Director
Willie G. Barker, Jr.           59      Director
James E. Johnson, Jr.           66      Director
Joseph L. Lanier, Jr.           64      Director
Robert T. Monk, Jr.             48      Director
Louis N. Dibrell, III           51      Director
Henry F. Frigon                 61      Director
Dr. Thomas F. Keller            64      Director


     Claude B. Owen, Jr. was elected Chairman of the Board and Chief Executive Officer of the Company on October 21, 1994. He also served as Chairman, Chief Executive Officer and President of Dibrell from July 1993 until the effective time of the Merger and as Chairman of the Board and Chief Executive Officer of Dibrell from February 1990 until July 1993. Mr. Owen also serves as a director for American National Bankshares, Inc. and Richfood Holdings, Inc.


     Albert C. Monk III was elected President of the Company on October 21, 1994 and President and Chief Executive Officer of DIMON International on January 23, 1995. He also served as Chairman, Chief Executive Officer and President of Monk-Austin beginning from November 8, 1994 until the effective time of the Merger, Chief Executive Officer and President of Monk-Austin since 1992 and President of Monk-Austin since 1990.



     John M. Hines, a director of the Company since April 1, 1995, has served as Executive Vice President of the Company since February 22, 1995. He will retire from the Company effective July 1, 1996 but will continue to serve as a consultant to the Company for two years. He also served as Executive Vice President and Chief Financial Officer of Monk-Austin from 1990 to the effective time of the Merger.


     Richard D. O'Reilly was appointed Senior Vice President -- Human Resources May 16, 1995. From 1989 to 1995, he served as Vice President -- Human Resources at Sweetheart Cup Company, Chicago, Illinois.

     James A. Cooley was appointed Vice President and Treasurer on April 1, 1995. He also served as Vice President and Treasurer of Dibrell from January 1994 to the effective time of the Merger, and Vice President-Tax of Dibrell from October 1988 to January 1994.

     Brian J. Harker was appointed Senior Vice President of DIMON International on April 1, 1995. He served as Senior Vice President-Director International Operations of Monk-Austin from July 1991 to April 1995. Prior thereto he served as Vice President of Monk-Austin.


     R. Stuart Dickson, a director of the Company since November 17, 1995, has been Chairman of the Executive Committee of Ruddick Corporation since February 1994. Ruddick Corporation owns Harris-Teeter Supermarkets and A&E Mills, a leading thread producer. He also served as Chairman of the Board of Ruddick from 1968 to 1994. Mr. Dickson also serves as a director of First Union Corporation, PCA International, Inc., Textron, Inc. and United Dominion Industries.


     Norman A. Scher, a director of the Company since April 1, 1995, has been Executive Vice President and Chief Financial Officer of Tredegar Industries, Inc. since July 1989. Tredegar is a manufacturer of plastics and metal products.

     Willie G. Barker, Jr., a director of the Company since April 1, 1995, is currently retired. He served as President and Chief Operating Officer of Dibrell from February 1989 to June 1993. Mr. Barker also serves as a director of Mutual Savings & Loan Company.

     James E. Johnson, Jr., a director of the Company since April 1, 1995, has been a partner of Womble Carlyle Sandridge & Rice, PLLC (a law firm based in Charlotte, North Carolina) since 1989.

     Joseph L. Lanier, Jr., a director of the Company since April 1, 1995, is currently Chairman and Chief Executive Officer of Dan River, Inc. Mr. Lanier is also a director of SunTrust Banks, Inc., Flowers Industries, Inc. and Torchmark Corporation.


     Robert T. Monk, Jr., director of the Company since April 1, 1995, is currently Senior Vice President of DIMON International. He served as Vice President and Director of Processing Operations of Monk-Austin since 1990. Mr. Monk is the first cousin of Albert C. Monk III.


     Louis N. Dibrell, III, a director of the Company since April 1, 1995, is currently a Senior Vice President of DIMON International, Inc. Prior thereto he served as Senior Vice President of Dibrell.

     Henry F. Frigon, a director of the Company since April 1, 1995, is currently retired. Prior to his retirement he served as Executive Vice President and Chief Financial Officer of Hallmark Cards, Inc. since December 1990. Mr. Frigon also serves as a director of H&R Block, Inc., Circle K Stores and Group Technologies Corporation.

     Dr. Thomas F. Keller, director of the Company since April 1, 1995, is Dean and R.J. Reynolds Industries Professor, at the Fuqua School of Business at Duke University in Durham, North Carolina. He has also served as a director of American Business Products, LADD Furniture, Inc., Nations Funds Trust, Mentor Series Trust, Hatteras Income Securities, Inc., and Wendy's International, Inc.

     Thomas H. Faucett, the Company's Chief Financial Officer, will retire effective July 1, 1996. Until that time, Mr. Faucett will serve in an advisory capacity.

Board of Directors and Committees of the Board

     Two meetings of the Company's Board of Directors were held between March 31, 1995, the date the initial full Board of Directors was initially elected, and June 30, 1995, the end of the Company's fiscal year. No Director attended less than 75 percent of the total number of meetings held by (i) the Board of Directors and (ii) all committees of the Board on which the Director served.

     The business of the Company is under the general management of a Board of Directors as provided by the laws of Virginia, the Company's state of incorporation. The Company's Articles of Incorporation and By-Laws provide for an Executive Committee, composed of four directors which, unless limited by a resolution of the Board and except to the extent limited by law, has authority to act in all matters that the full Board may act upon when the Board is not in session. The Executive Committee reports all of its actions to the full Board of Directors at its next meeting. The Executive Committee is currently composed of Claude B. Owen, Jr. (Chairman) and Willie G. Barker, Jr. (the "Dibrell Executives") and Albert C. Monk III and John M. Hines (the "Monk-Austin Executives"). Pursuant to the Company's Articles, if, at any time prior to the 1996 annual meeting of shareholders, a director resigns or retires from the Executive Committee or otherwise becomes unable or unwilling to serve as a member of the Executive Committee, then (1) if such departing member is a Dibrell Executive, only a person designated by the Continuing Dibrell Directors (as defined in the Company's Articles) shall be eligible to fill the vacancy resulting from such departure, and (2) if such departing member is a Monk-Austin Executive, only a person designated by the Continuing Monk-Austin Directors (as defined in the Company's Articles) shall be eligible to fill the vacancy resulting from such departure. The Executive Committee met twice between March 31, 1995, and June 30, 1995.

     In addition to the Executive Committee, the Board of Directors has designated two other standing committees, the Executive Compensation Committee and the Audit Committee.

     The Board's Executive Compensation Committee is composed of Norman A. Scher as Chairman, James E. Johnson, Jr., Dr. Thomas F. Keller and Joseph L. Lanier, Jr. The Executive Compensation Committee's basic functions are to review the effectiveness of the management compensation plans of the Company, to set the compensation of the Chief Executive Officer and the managers reporting to the Chief Executive Officer, to review and approve the management incentive systems of the Company and the awards granted thereunder and to administer the Company's stock option plans. The Executive Compensation Committee did not meet between March 31, 1995, and June 30, 1995.

     The Board's Audit Committee is composed of Dr. Thomas F. Keller as Chairman, Henry F. Frigon, James E. Johnson, Jr. and Joseph L. Lanier, Jr. The Committee is authorized to consult with the Company's outside auditors and recommend the selection of such auditors for each fiscal year. The Audit Committee's basic functions are to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent accountants and the Company's internal auditors. The Audit Committee did not meet between March 31, 1995, and June 30, 1995.


     The Company's Articles provide that the Board of Directors shall establish a Nominating Committee consisting of four members to nominate candidates to be elected to the Board of Directors at the 1996 annual meeting of shareholders. Only a director who is an Independent Director (as defined below) and who has been designated to serve on the Nominating Committee by the Dibrell Designees or the Monk-Austin Designees will be eligible to so serve, provided, that neither the Dibrell Designees nor the Monk-Austin Designees may designate more than two members of the Nominating Committee. Under the Company's Articles, the nominating Committee is required to use its best efforts to cause at least 50% of the directors of the Company in office immediately after the 1996 annual meeting of shareholders to be Independent Directors. "Independent Director" means any director of the Company who (1) is not a present or former employee of the Company, Dibrell or Monk-Austin, (2) does not beneficially own 5% or more of the outstanding voting shares of the Company and (3) is not an "affiliate" or "associate" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor provision) of any person who is a present or former employee of the Company, Dibrell or Monk-Austin or who beneficially owns 5% or more of the outstanding voting shares of the Company. The Board of Directors has not yet elected the members of the Nominating Committee.

Compensation of Executive Officers and Directors

     The following table presents information relating to total compensation of the Chief Executive Officer and the other executive officers of the Company during the fiscal years ended June 30, 1995, 1994 and 1993. Prior to April 1, 1995, Messrs. Owen and Faucett were employed by Dibrell and Messrs. A.C. Monk III and Hines were employed by Monk-Austin.

  Summary Compensation Table


                                                                                                       Long-Term Compensation
                                                                 Annual Compensation                         Payouts
                                                                               Other Annual       Awards      LTIP       All Other
            Name and Principal                Fiscal     Salary     Bonus     Compensation(1)    Options/    Payouts    Compensation
                 Position                      Year        $          $              $           SARs(#)        $            $

Claude B. Owen, Jr.                            1995      391,800          0             0         30,000        0          30,118(3)
 Chairman of the Board                         1994      340,300          0             0         12,600        0          30,080
 and Chief Executive                           1993      315,000    236,250             0         13,230        0          28,974
 Officer and Director

Albert C. Monk III                             1995      205,000    175,000             0              0        0          15,421(4)
 President and Director                        1994      195,000    225,000             0              0        0          26,872
                                               1993      180,000    220,000             0              0        0          28,805

John M. Hines (7)                              1995      185,000    650,000             0              0        0          12,469(5)
 Executive Vice President                      1994      165,000    200,000             0              0        0          26,872
 and Director                                  1993      150,000    180,000       114,263(2)      40,000        0          28,811

Thomas H. Faucett (8)                          1995      163,000          0             0         10,800        0          17,978(6)
 Senior Vice President,                        1994      156,000          0             0         10,800        0          17,886
 Chief Financial Officer                       1993      150,000     67,500             0         12,600        0          16,888



(1) None of the named executive officers received other annual compensation with an aggregate value in excess of $50,000 or 10% of the total of combined salary and bonus for fiscal year 1995.


(2) Represents amounts paid to compensate Mr. Hines for taxable income recognized as a result of his exercise of Monk-Austin stock options.

                                           Corporate                    Pension
                                             Match                    Equalization
                                            401(k)       Deferred         Plan
                                Fiscal       Plans        Comp.         Premiums        Total
                Name             Year          $            $              $              $

(3)     Claude B. Owen, Jr.      1995         2,149       12,144         15,825         30,118
                                 1994         2,111       12,144         15,825         30,080
                                 1993         1,005       12,144         15,825         28,974

(4)     Albert C. Monk III       1995        15,421           --             --         15,421
                                 1994        26,872           --             --         26,872
                                 1993        28,805           --             --         28,805

(5)     John M. Hines            1995        12,469           --             --         12,469
                                 1994        26,872           --             --         26,872
                                 1993        28,811           --             --         28,811

(6)     Thomas H. Faucett        1995         2,153            0         15,825         17,978
                                 1994         2,061            0         15,825         17,886
                                 1993         1,063            0         15,825         16,888

(7)     Mr. Hines will retire from the Company effective July 1, 1996.

(8)     Mr. Faucett will retire from the Company effective July 1, 1996.

  Stock Option Grants

     In connection with the Merger, the Company assumed Dibrell's 1990 and 1994 Omnibus Stock Incentive Plans, Monk-Austin's Long-Term Stock Investment Plan, and all of the instruments outstanding under those plans, and adopted the DIMON Incorporated Omnibus Stock Incentive Plan. Future grants will be made under the Company's plan. The table below contains information concerning the grants of stock options made during fiscal year 1995 under Dibrell's 1994 Omnibus Stock Incentive Plan to the named executive officers (only Messrs. Owen and Faucett were eligible to participate in this plan). No grants were made during fiscal year 1995 to Messrs. A. C. Monk III or Hines under the Monk-Austin Long-Term Incentive Plan or to any of the executive officers under the Company's plan.

                     Option/SAR Grants in Last Fiscal Year

                                                                                                                 Grant Date
                                                                 Individual Grants                                 Present
                                                              % of Total         ($/SH)                           Value(2)
                                            Number of        Options/SARs       Exercise                        Black-Scholes
                                           Options/SAR        Granted to        or Base        Expiration          Pricing
                                           Granted(1)         Employees          Price            Date            Valuation
Claude B. Owen, Jr.                           30,000             11.50%          $11.50          8/25/04          $ 114,000
Albert C. Monk III                                --                --               --               --                 --
John M. Hines                                     --                --               --               --                 --
Thomas H. Faucett                             10,800              4.14%          $11.50          8/25/04          $  41,040

(1) All option grants consisted of incentive and nonqualified stock options. These grants become exercisable on August 26, 1997.


(2) The exercise price was set at the closing price of Dibrell Common Stock on the date of the grant which was $11.50 per share, as adjusted in connection with the Merger. Utilizing the Black-Scholes valuation method, a value of $3.80 per share was determined. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted under the plan differ from exchange-traded options in three key respects: the options are long-term, nontransferable and subject to vesting restrictions while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. In applying the Black-Scholes pricing model, the Company has assumed an option term of ten years, an annual dividend yield for the Company's Common Stock of 3.2 percent, a riskless rate of return of 7% and a stock price volatility of
    0.96 (based on the variance of return for the Common Stock over the 60 trading days prior to June 30, 1994). No adjustment has been made to reflect the non-transferability of options granted under the plan. Consequently, because the Black-Scholes Model is adapted to value the options set forth in the table and is assumption based, it may not accurately determine the grant date present value. The actual value, if any, an optionee will realize will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.


  Option/SAR Exercises and Holdings

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal year 1995 and unexercised options and SARs held by them on June 30, 1995:

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values

                                                                                                                   Value of
                                                                                         Number of               Unexercised
                                                                                        Unexercised              In-the-Money
                                                                                      Options/SARs at          Options/SARs at
                                                                        Value         Fiscal Year End          Fiscal Year End
                                                 Shares Acquire        Realized         Exercisable/             Exercisable/
                                                   on Exercise            $           Unexercisable(2)       Unexercisable(1)(2)$
Claude B. Owen, Jr.                                     0                  0           47,820/42,810            86,434/162,972
Albert C. Monk III                                      0                  0                 0                        0
Thomas H. Faucett                                       0                  0           25,200/22,200            33,197/59,526
John M. Hines                                           0                  0               40,000                   15,000

(1) At year end June 30, 1995, the closing price of the Company's Common Stock was $16.875.

(2) The options represented as unexercisable could not be exercised by the named executive on June 30, 1995, and future exercisability is dependent upon the named executive remaining in the employ of the Company until the vesting date, which is up to three years from the grant date, subject to acceleration for retirement, death or total disability.

  Employment Agreements

     Prior to the Merger, Dibrell and a subsidiary of Monk-Austin entered into employment agreements with Messrs. Owen, A.C. Monk III, Hines, R.T. Monk, Jr., Faucett and L.N. Dibrell III. The Company agreed to honor these agreements following the Merger. The agreements with Messrs. Owen, Faucett and Dibrell and those with Messrs. A.C. Monk III, Hines and R.T. Monk, Jr. provide for their employment until November 1, 1999, and June 30, 1999, respectively. All of the agreements may be terminated early in certain circumstances and are renewable for successive one year terms. Under the agreements, Messrs. Owen, A.C. Monk III, Hines, R.T. Monk, Jr., Faucett and Dibrell are entitled to annual base salaries of $391,800, $380,000, $335,000, $270,000, $163,000 and $155,000,
respectively, subject to increases to reflect cost of living adjustments, and are eligible for cash bonuses under the Company's Cash Bonus Plan. The agreements also provide for (a) an annual supplemental retirement benefit equal to 50% of the executive officer's average base salary for a period of up to ten years upon termination of the agreements for reasons other than death, disability or cause (for Messrs. Owen, Faucett and Dibrell, reduced by amounts payable to them under the Dibrell Pension Equalization Plan (the "PEP")), (b) an annual death benefit equal to 25% of the executive officer's average base salary payable to a beneficiary designated by such executive for a period of five years, and (c) annual disability payments, for Messrs. Owen, Faucett and Dibrell, under the Dibrell Long-Term Disability Plan and, for Messrs. A.C. Monk III, Hines and R.T. Monk, Jr., equal to 50% of their average base salaries for a period of ten years. The agreements further provide that from the time of termination of such executive's employment (other than by virtue of death or for cause) until his death, each executive will be entitled to participate in any group health plan or program provided by the Company at the time of termination, and the Company must use its best efforts to provide each such executive with an individual health insurance policy if such executive is unable to participate in such plan. The agreements may be terminated by the Company for cause and by the executive officers for Good Reason (generally related to a failure by the Board to elect the officer to a responsible executive position, material modifications of the officer's duties, functions and responsibilities or breach of the agreement by the Company). In the event of termination of employment by the Company other than for cause, by such executive for Good Reason or upon the expiration of the agreement, each agreement provides that the executive officer will be entitled to receive a special severance benefit for a period of one year after the time of termination equal to a maximum of his base salary and bonus for the employment year just completed. The agreements further provide for the reimbursement by the Company of reasonable business expenses. The Company is obligated to pay any additional amounts for any taxes the executive officers would have to pay with respect to any parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended.

  Retirement Plan

     The following table sets forth, as of June 30, 1995, the estimated annual benefits payable as a straight life annuity under the Dibrell Retirement Plan upon retirement at age 65 after specified years of Credited Service. In the event of early retirement prior to age 65 the following benefits are subject to reduction.

                Estimated Annual Benefits Payable at Retirement

  Final
 Average              Years of Credited Service
Earnings     10 Yrs.    20 Yrs.     30 Yrs.     40 Yrs.
180,000       19,800      39,600      59,400      79,200
220,000       24,200      48,400      72,600      96,800
260,000       28,600      57,200      85,800     114,400
300,000       33,000      66,000      99,000     132,000
360,000       39,600      79,200     118,800     158,400
400,000       44,000      88,000     132,000     176,000
500,000       55,000     110,000     165,000     220,000
600,000       66,000     132,000     198,000     264,000

     Annual retirement benefits in excess of the limit established under the Internal Revenue Code (currently $120,000 for tax qualified trusts) will be paid from corporate assets and not the Retirement Plan. Such excess payments will be made from the excess benefit plan described below. Benefits under the retirement plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits reflected in the table are not subject to offset for Social Security or other offset payments.


     The Retirement Plan's normal retirement allowance is stated with reference to the Participant's Final Average Earnings. A Participant's "Final Average Earnings" are one-fifth of his or her Annual Earnings during the highest consecutive five-year period within the immediately preceding ten-year period. The term "Annual Earnings" includes all cash remuneration paid to a Participant other than commissions, specified foreign service earnings, and amounts realized under the Omnibus Stock Incentive Plan, not to exceed $150,000, the applicable Internal Revenue Code limit for 1995. Annual Earnings are the calendar year equivalent of salary and bonus shown in the Summary Compensation Table. The Participant's normal retirement allowance is 1.10% of his or her Final Average Earnings multiplied by Credited Service.


     As of December 31, 1994, Messrs. Faucett and Owen had 11 and 24 years of Credited Service under the Retirement Plan, respectively. Messrs. A.C. Monk III and Hines were not participants in the Plan as of June 30, 1995.

     Mr. Hines will retire from the Company effective July 1, 1996. Pursuant to his employment agreement, he is entitled to a special annual retirement benefit of $180,000 payable in equal monthly installments until June 2008.

  Excess Benefit Plan

     The Company maintains an excess benefit plan that provides individuals who participate in the Retirement Plan the difference between the benefits they could potentially accrue under the Retirement Plan considering total compensation and the benefits actually paid as limited by regulations imposed by the Internal Revenue Code. Employees meeting the eligibility requirements of the Retirement Plan and who are selected by management may participate in this plan. Such benefits are not funded and are expensed by the Company as paid.

  Pension Equalization Plan

     Effective January 1, 1991, Dibrell established the Pension Equalization Plan to pay selected employees unreduced early retirement benefits coordinated with benefit payments under the Retirement Plan. Under the PEP, some participants receive a benefit that -- when added to their Retirement Plan benefits -- provides them with unreduced benefits if they retire on or after age 55 (with credit to 65) with 30 years of service. For other participants, the unreduced benefits are available if they retire on or after age 60 (with credit to 65) with 25 years of service. An unreduced benefit is payable to Messrs. Owen and Dibrell and certain other participants if they retire on or after age 54 (with credit to 65) with 24 years of service; provided that the sum of their age and years of service (which will not be less than the service to be completed during the initial term of their employment agreements) is at least 82. The PEP also provides individual account based benefits to employees determined by the Company in its full discretion in amounts likewise determined. In all cases, a participant's benefits are not fully vested until that participant satisfies a "vesting contribution" provision (satisfaction can include a direct contribution, an indirect contribution, a waiver by the Company, any combination of the foregoing, or other measures satisfactory to the Company) in the PEP. All benefits are funded through a trust arrangement. The PEP also allows the Company to provide "back-up" benefits to assure benefit payments (but not to duplicate benefit payments) under other nonqualified retirement plans.

  Remuneration of Directors

     For the year ended June 30, 1995, each Director of the Company who was not a salaried officer was paid an annual retainer of $18,000 ($20,000 in the case of committee chairmen) and $1,500 plus travel expenses for attendance at each meeting of the Board and $1,000 for attendance at any committee meeting thereof on which such Director serves.

     Under the Company's Non-Employee Directors' Stock Option Plan, beginning with the 1995 annual meeting of the Board of Directors, the Company's non-employee directors will receive an annual grant of options to purchase 1,000 shares of the Company's Common Stock at a purchase price per share equal to the fair market value of the Common Stock on the date of grant. The options will have a ten-year term and generally will not be transferable.

  Consulting Agreements

     Effective July 1, 1993, Mr. Willie G. Barker, Jr., retired from Dibrell as President and Chief Operating Officer and entered into an advisory agreement with Dibrell under which Mr. Barker will be paid $150,000 annually until June 30, 1995, unless extended by mutual agreement. In 1994, the agreement was extended for one year until June 30, 1996. The agreement requires that Mr. Barker devote sufficient time to effectively observe and oversee the worldwide tobacco operations of the Company and assist the Chief Executive Officer and other senior executives of the Company in those areas where his advice and assistance is requested.

     Effective July 1, 1996, Mr. Hines will retire as the Company's Executive Vice President. He has entered into a consulting agreement with the Company under which he will be paid approximately $14,000 monthly through June 1998 in exchange for providing consulting and advisory services relating to purchasing, processing, storing and selling leaf tobacco.

  Compensation Committee Interlocks and Insider Participation

     None of the Executive Compensation Committee members listed above is an officer or employee or former officer or employee of the Company or any of its subsidiaries. None of the Company's executive officers serves on the board of any entity of which any committee member is an executive officer or director or on the compensation committee of the board of any entity, one of whose executive officers serves as a director of the Company.

  Stock Incentive Plans

     In 1995 the Company's stockholders approved the DIMON Incorporated Omnibus Stock Incentive Plan (the "Incentive Plan") and the DIMON Incorporated Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Also, as a result of the Merger, options granted under previous plans were assumed by DIMON.

     The Incentive Plan authorizes the issuance of up to 2.0 million shares of Common Stock (subject to increase annually by 3% of the number of shares of Common Stock issued during such year, other than pursuant to the Incentive
Plan). The Incentive Plan authorizes the issuance of various stock incentives to key employees of the Company or any subsidiary, including nonqualified or incentive stock options, stock appreciation rights and shares of restricted stock.

     Stock options granted under the Incentive Plan allow for the purchase of Common Stock at prices determined at the time the option is granted by a committee composed of independent directors. Stock appreciation rights ("SARs") may be granted under the Incentive Plan in relation to option grants or independently of option grants. SARs generally entitle the participant to receive in cash the excess of the fair market value of a share of Common Stock on the date of exercise over the value of the SAR at the date of grant. Restricted stock is common stock that is both nontransferable and forfeitable unless and until certain conditions are satisfied. No options or SARs may be granted and no restricted stock may be awarded under the Incentive Plan after February 8, 2005.

     The options and SARs become exercisable on various dates as originally determined for the grants assumed by DIMON. Under the Incentive Plan, the committee will determine the dates that the options and SARs become exercisable. As of March 31, 1996, 288,000 options had been awarded under the Incentive Plan, none of which have been exercised.


     A separate Directors' Plan authorizes automatic annual grants to purchase 1,000 shares to non-employee directors. Any 1995 grants will be awarded at the meeting of the DIMON Board following the 1995 annual meeting of the shareholders of DIMON. The option price will be equal to the fair market value of DIMON Common Stock on the date of grant. The maximum number of shares to be issued under the Directors' Stock Plan is 50,000 shares. Options granted under the Directors' Stock Plan are immediately exercisable. No grants had been made under the Directors' Stock Plan as of June 30, 1995. As of March 31, 1996, 6,000 options had been awarded under the Directors' Plan, none of which have been exercised.


     The Company has elected to treat the costs of SARs as compensation charges to the income statement with quarterly adjustments for market price fluctuations. All other options are treated as equivalent shares outstanding. There was a $680 charge to income in 1995, a $974 credit to income in 1994, and an $836 charge to income in 1993 arising from adjustments in fair market values of the SARs.

                             PRINCIPAL STOCKHOLDERS

  Security Ownership of Certain Beneficial Owners

     The following information is furnished with respect to each person (including any "group" as that term is used in Section 13(d) of the Exchange
Act) who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock of the Company on February 29, 1996.


                                  Number of Shares         Number of Shares
    Name and Address of           with Sole Voting        with Shared Voting       Percent of
      Beneficial Owner          and Investment Power     and Investment Power     Common Stock
Agnes Q. Monk                         2,206,904               --                      5.22%
  301 West Church Street
  Farmville, NC 27828
Albert C. Monk III(1)                 2,157,603               --                      5.10
  504 North Main Street
  Farmville, NC 27828
Robert T. Monk, Jr.(2)                2,415,494               --                      5.71
  300 West Church Street
  Farmville, NC 27828



(1) Mr. A. C. Monk has served as President of the Company since October 21, 1995 and as President and Chief Executive Officer of DIMON International since January 23, 1995. He served as the Chief Executive Officer of Monk-Austin from 1992 until the Merger.



(2) Mr. R. T. Monk has been a director of the Company since 1995 and is the Senior Vice President of DIMON International. He was Vice President and Director of Processing Operations for Monk-Austin prior to the Merger.


  Security Ownership of Management

     The following table provides information as of February 29, 1996, as to shares of Common Stock beneficially owned by each Director, the Chief Executive Officer and the executive officers listed in the Summary Compensation Table and by all Directors and executive officers of the Company as a group.


                                Number of          Number of
                               Shares with        Shares with
    Name of Beneficial         Sole Voting       Shared Voting        Total
    Owner or Number of        and Investment     and Investment     Number of        Percent of Class
     Persons in Group            Power(1)            Power           Shares        (if more than 1%)(2)
Willie G. Barker, Jr.              376,110             54,000         430,110               1.02%
Louis N. Dibrell III               454,200                 --         454,200               1.07
R. Stuart Dickson                       --                 --              --                 --
Henry F. Frigon                         --                 --              --                 --
John M. Hines                       40,000             51,200          91,200                 --
James E. Johnson, Jr.                1,000                 --           1,000                 --
Thomas F. Keller                     2,000              1,000           3,000                 --
Joseph L. Lanier, Jr.                7,500              3,000          10,500                 --
Albert C. Monk III               2,157,603                 --       2,157,603               5.10
Robert T. Monk, Jr.              2,415,494                 --       2,415,494               5.71
W. C. Monk                       1,740,058                 --       1,740,058               4.11
Claude B. Owen, Jr.                180,452             96,396         276,848                 --
Norman A. Scher                     10,122                 --          10,122                 --
23 officers and Directors
  as a group                     7,384,539            205,596       7,590,135              17.95


(1) The amounts in this column include shares of Common Stock with respect to which the following persons have the right to acquire beneficial ownership within 60 days of February 29, 1996: Mr. Barker, 48,030 shares; Mr. Dibrell, 30,744 shares; Mr. Hines, 40,000 shares; Mr. Owen, 56,430 shares; and the officers and Directors as a group, 298,954 shares.

(2) Percentages determined include shares to which certain persons have the right to acquire within 60 days of February 29, 1996 and conversion of the Debentures into 4,035,969 shares of Common Stock.

                              DESCRIPTION OF NOTES

General

     The Notes will be issued pursuant to an Indenture dated as of May   , 1996
(the "Indenture") among the Company, as issuer, DIMON International and Florimex, as Guarantors, and Crestar Bank, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms. The following summary of certain provisions of the Notes, the Guarantees and the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture. Copies of the Indenture are available as set forth below under the caption "Additional Information." The definitions of capitalized terms used in the following summary are set forth below under the caption "Certain Definitions." A copy of the proposed form of the Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

Principal, Maturity and Interest

     The Notes will be general unsecured senior obligations of the Company, limited in aggregate principal amount to $125,000,000, and will mature on
            , 2006. Interest on the Notes will accrue at the rate per annum set forth on the cover page of this Prospectus , and will be payable semiannually in
arrears on             and             , commencing on             , 1996, to
Holders of record on the immediately preceding             and             .


     Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to the Global Note and Certificated Notes (as such terms are defined below under the caption
" -- Book-Entry, Delivery and Form") the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be in the office of the Trustee maintained for such purpose. The Notes will be issued only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof.


Ranking

     The payment of principal of, premium, if any, and interest on the Notes will rank pari passu in right of payment with all other unsecured Indebtedness of the Company that is not, by its terms, expressly subordinated in right of payment to the Notes, and will rank senior to all other unsecured Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes. The Notes will be unconditionally guaranteed on a joint and several basis by each of the Guarantors pursuant to the Guarantees described below. The Guarantees will be general unsecured obligations of the Guarantors and will rank pari passu in right of payment with all other unsecured Indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Guarantees. Secured creditors of the Company or any Guarantor will have a claim on the assets which secure the obligations of the Company or such Guarantor, as the case may be, prior to claims of Holders of the Notes against those assets.

     The Notes will be effectively subordinated to all Indebtedness and other liabilities, whether or not secured, of those Subsidiaries of the Company that are not Guarantors. See the discussion below under the caption " -- Effect of Corporate Structure."


     On a pro forma basis, after giving effect to the Offering, at March 31, 1996, the principal amount of total Indebtedness outstanding of the Company and its Subsidiaries would have been approximately $392 million, of which approximately $171 million would have been Indebtedness of the Company or the Guarantors, and approximately $221 million would have been Indebtedness of the Company's Subsidiaries that are not Guarantors. The amounts of such Indebtedness fluctuate seasonally, as discussed above under the caption "Risk
Factors -- Significant Leverage and Debt Service." On such pro forma basis, at March 31, 1996, the Company and the Guarantors would have had approximately $1 million of secured Indebtedness and the Company's Subsidiaries that are not Guarantors would have had approximately $27 million of secured Indebtedness. The terms of the Indenture will permit the Company and its Subsidiaries to incur additional Indebtedness, subject to certain limitations, including Indebtedness that may be secured by Liens on property of the Company and its Subsidiaries. See the discussion below under the captions
" -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and " -- Certain Covenants -- Liens."

The Guarantees

     Each of the Guarantors will fully and unconditionally guarantee on a joint and several basis the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of the Company's obligations under the Indenture and the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, can be guaranteed by such Guarantor without resulting in the obligations of such Guarantor under its Guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law. See "Risk Factors -- Fraudulent Conveyance Considerations". Each of the Guarantees shall be a guarantee of payment and not of collection. The Company is not restricted from selling or otherwise disposing of any of the Guarantors other than DIMON International; provided the Net Proceeds from any such Asset Sale are applied in accordance with the provisions set forth below under the caption
" -- Repurchase at the Option of Holders -- Asset Sales."

     The two Guarantors on the date of the Indenture will be DIMON International and Florimex, each a direct, Wholly Owned Subsidiary of the Company. Approximately 80.5% of the Company's net sales from the tobacco business for the fiscal year ended June 30, 1995 were generated by DIMON International, while the remaining 19.5% were generated by the direct and indirect Subsidiaries of DIMON International. Substantially all of the Company's flower business is conducted by direct and indirect Subsidiaries of Florimex; as a holding company, Florimex receives substantially all of its cash flows through distributions of profits from its Subsidiaries and does not generate significant cash flows itself. The Indenture will provide that each Material Domestic Subsidiary formed or acquired (and each other Person that becomes a Material Domestic Subsidiary) after the date of the Indenture will become a Guarantor, provided that, any Material Domestic Subsidiary acquired after the date of the Indenture which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument or other agreement in existence at the time such Material Domestic Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction.

     The Indenture provides that if the Notes are defeased in accordance with the terms of the Indenture, or if more than 50% of the Capital Stock or consolidated assets of Florimex or all or substantially all of the assets or all of the Capital Stock of any other Guarantor (other than DIMON International) is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in one transaction or in a series of related transactions, and if
(a) such Guarantor is released from its obligations under its guarantee of the Company's obligations under the New Credit Facility and (b)(i) the Net Proceeds from such Asset Sale are applied in accordance with the provisions of the Indenture described below under the caption " -- Repurchase at the Option of Holders -- Asset Sales" or (ii) the Company delivers to the Trustee an officers' certificate to the effect that the Net Proceeds from such Asset Sales shall be used in accordance with the provisions of the Indenture described below under the caption " -- Repurchase at the Option of Holders -- Asset Sales" and within the time limits specified by such covenant, then such Guarantor shall be released and discharged of its obligations under its Guarantee.

Effect of Corporate Structure

     The Notes are obligations of the Company. Because a major portion of the operations of the Company are currently conducted through Subsidiaries, however, the cash flow and the consequent ability to service Indebtedness of the Company, including the Notes, are dependent, in part, upon the earnings of its Subsidiaries and the distribution of those earnings to the Company or upon loans or other payments of funds by those Subsidiaries to the Company. The Company's Subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments, except to the extent of the Guarantees made by those Subsidiaries that are Guarantors. In addition, the payment of dividends and the making of loans and advances to the Company by its Subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those Subsidiaries and are subject to various business considerations.

     Although the Indenture limits the incurrence of Indebtedness by the Company and its Subsidiaries (see the discussion below under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"), the Notes will be effectively subordinated to all Indebtedness and other liabilities, including both long-term and current liabilities, of the Company's Subsidiaries that are not Guarantors. Any right of the Company or a Guarantor to receive assets of any of its respective Subsidiaries which are not Guarantors upon liquidation or reorganization of such Subsidiary (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), except to the extent that the Company or such Guarantor is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company or such Guarantor would still be subordinated to any security interests in the assets of such Subsidiary in favor of another creditor and subordinated to any Indebtedness of such Subsidiary senior to that held by the Company or such Guarantor.

Optional Redemption

     The Notes will not be redeemable at the Company's option prior to
            , 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning
on             of the years indicated below:

                         Year                            Percentage
2001                                                            %
2002                                                            %
2003                                                            %
2004 and thereafter                                          100%

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

  Change of Control


     Upon the occurrence of a Change of Control (as defined herein), each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment Date"). Under the terms of the Indenture, a Change of Control is defined as such time as (i) any Person or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than one or more members of the Monk Family) has become, directly or indirectly, the beneficial owner, by way of merger, consolidation or otherwise, of 30% or more of the voting power of the Voting Stock of the Company on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company convertible into or exercisable for Voting Stock of the Company (whether or not such securities are then currently convertible or exercisable); (ii) the sale, lease or transfer of all or substantially all of the consolidated assets of the Company to any Person or group; (iii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of the Company, together with any new members of such Board of Directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the members of such Board of Directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the directors of the Company then in office; (iv) the Company consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, the Company (in each case, whether or not in compliance with the terms of this Indenture), in any such event pursuant to a transaction in which immediately after the consummation thereof Persons owning a majority of the Voting Stock of the Company immediately prior to such consummation shall cease to own a majority of the Voting Stock of the Company or the surviving entity if other than the Company. As of March 29, 1996, members of the Monk Family owned approximately 31% of the outstanding shares of the Company's common stock. Under the terms of the Indenture, members of the Monk Family may acquire any amount of additional shares of the Company's common stock without triggering a Holder's right to require the Company to make a Change of Control Offer.

     Within 30 days after the date of any Change of Control, the Company, or the Trustee at the request and expense of the Company, will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Payment Date shall be a business day not less than 30 days nor more than 60 days after such notice is mailed.

     On the Change of Control Payment Date, the Company will (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so tendered together with an officers' certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and deliver to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. Although the existence of a Holder's right to require the Company to repurchase the Notes in respect of a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control, the provisions of the Indenture relating to a Change of Control in and of themselves may not afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, recapitalization, restructuring, merger or similar transaction involving the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of a Change of Control.

     The New Credit Facility provides that a Change of Control would constitute a default thereunder. Any future credit agreements or other agreements that would replace the New Credit Facility may contain similar restrictions and provisions.

  Asset Sales


     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in an Asset Sale (except an Exempt Asset Sale, as defined below) unless (i) the Company (or such Subsidiary) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of, and in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to the Company (or such Subsidiary) in any material respect than the then prevailing market conditions, evidenced in each case by a resolution of the Board of Directors of such entity set forth in an officers' certificate delivered to the Trustee, and (ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents. The Indenture will prohibit the Company from selling or otherwise disposing of all or substantially all of the assets or Capital Stock of DIMON International. An "Exempt Asset Sale" means (a) an Asset Sale on or after the date of the Indenture (i) the Net Proceeds of which plus the Net Proceeds of all other Asset Sales concurrently or previously made on or after the date of the Indenture do not exceed $25.0 million and (ii) the Net Proceeds of which plus the Net Proceeds of all other Asset Sales concurrently or previously made in the same fiscal year do not exceed $10.0 million, and (b) the issuance after the date of the Indenture of shares of Capital Stock in any Subsidiary of the Company which conducts the Company's tobacco business in Greece to the Company's joint venture partner in Georges Allamanis Tobacco International in connection with the contribution to such Subsidiary by such partner of its interest in Georges Allamanis Tobacco International; provided that such transaction meets the requirements set forth above in clauses (i) and (ii) of the first sentence of this paragraph.


     The Company may apply, and may permit its Subsidiaries to apply, Net Proceeds of an Asset Sale (other than an Exempt Asset Sale), at its option, within 270 days after the consummation of such an Asset Sale (a) to permanently reduce any outstanding Indebtedness of the Company or any Guarantor (and to correspondingly reduce the commitments, if any, with respect thereto) that ranks pari passu with the Notes or the Guarantees or, in the case of Net Proceeds of an Asset Sale by any Subsidiary of the Company that is not a Guarantor, to permanently reduce (i) any outstanding Indebtedness of the Company or any Guarantor (and to correspondingly reduce the commitments, if any, with respect thereto) that ranks pari passu with the Notes or the Guarantees or (ii) any outstanding Indebtedness of such Subsidiary (and to correspondingly reduce the commitments, if any, with respect thereto), (b) to acquire another business or other long-term assets, in each case, in, or used or useful in, the same or a similar line of business as the Company or any of its Subsidiaries was engaged in on the date of the Indenture and which has not been discontinued on or prior to the date of such acquisition or any reasonable extensions or expansions thereof (including the Capital Stock of another Person engaged in such business, provided such other Person is, or immediately after giving effect to any such acquisition shall become, a Wholly Owned Subsidiary of the Company or the Investment in such Person otherwise constitutes an Investment in a Joint Venture permitted by the provisions described below in the next to the last paragraph under the caption "Restricted Payments"), or (c) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking. Pending the final application of any such Net Proceeds, the Company may (A) use such Net Proceeds to reduce temporarily any outstanding Indebtedness of the Company or any Guarantor that ranks pari passu with the Notes or the Guarantees or, in the case of Net Proceeds of an Asset Sale by any Subsidiary of the Company that is not a Guarantor, to reduce temporarily (i) any outstanding Indebtedness of the Company or any Guarantor that ranks pari passu with the Notes or the Guarantees or (ii) any outstanding Indebtedness of such Subsidiary or (B) otherwise invest such Net Proceeds temporarily in Cash Equivalents.


     Any Net Proceeds from Asset Sales (other than Exempt Asset Sales) that are not applied as provided in the preceding paragraph within 270 days after the consummation of such an Asset Sale will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes then outstanding (an "Asset Sale Offer") to purchase, on a pro rata basis, the principal amount of Notes equal in amount to the Excess Proceeds (and not just the amount thereof that exceeds $10.0 million), at a purchase price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. If the aggregate principal amount of Notes tendered pursuant to such Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds following the completion of the Asset Sale Offer for general corporate purposes (subject to the other provisions of the Indenture), and the amount of Excess Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Sale. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described below under the caption "Certain Covenants -- Merger, Consolidation or Sale of Assets."


     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Subsidiaries as an entirety to a Person in a transaction permitted under the caption "Certain
Covenants -- Merger, Consolidation or Sale of Assets" below, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Subsidiaries deemed to be sold shall be deemed to be Net Proceeds for purposes of this covenant.

     If at any time any non-cash consideration received by the Company or any Subsidiary in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant.

     The Company will comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control or an Asset Sale.

     The Company may use Net Proceeds from Exempt Asset Sales for general corporate purposes (subject to the other provisions of the Indenture).

Certain Covenants

  Ownership of and Liens on Capital Stock of Subsidiaries

     The Indenture will provide that the Company (i) will not permit any Person (other than the Company or any Wholly Owned Subsidiary of the Company or, in the case of Subsidiaries of Florimex, Florimex) to own any Capital Stock of any Subsidiary of the Company or any Lien thereon, (ii) will not, and will not permit any Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of such Subsidiary or any other Subsidiary (except to the Company or to a Wholly Owned Subsidiary of the Company), and (iii) will not permit any Subsidiary of the Company to issue Capital Stock or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Capital Stock to any Person (except to the Company or to a Wholly Owned Subsidiary of the Company) or create, incur, assume or suffer to exist any Lien thereon, in each case except (a) directors' qualifying shares, (b) shares of Capital Stock issued prior to the time such Person became a Subsidiary of the Company, provided that such Capital Stock was not issued in anticipation of such transaction, (c) if such Subsidiary merges with another Subsidiary of the Company, (d)(I) if such Subsidiary (other than DIMON International) ceases to be a Subsidiary of the Company as a result of the sale of all of the issued and outstanding shares of Capital Stock of such Subsidiary owned by the Company or any Subsidiary of the Company, (II) shares of Capital Stock of Florimex or any Subsidiary of Florimex which are sold or issued to any Person (other than to a Wholly Owned Subsidiary of the Company) or (III) shares of Capital Stock of any Subsidiary of the Company which are sold or issued pursuant to the exercise of a contractual "call" option to any Person (other than to a Wholly Owned Subsidiary of the Company) which owned a portion of the Capital Stock of such Subsidiary prior to such sale or issuance; provided that the Net Proceeds from each such sale or issuance described in this clause
(d) are applied in accordance with, and such sale or issuance otherwise complies with, the covenant described above under the caption " -- Repurchase at the Option of Holders -- Asset Sales"), (e) for purposes of clause (i) above, shares of Capital Stock of Subsidiaries of the Company that are not Wholly Owned Subsidiaries of the Company on the date of the Indenture, which shares are not owned by the Company or any Wholly Owned Subsidiary of the Company, as set forth in Schedule A to the Indenture and (f) for purposes of clauses (i) and (iii) above, (X) Liens on Capital Stock of any Subsidiary of the Company granted in accordance with the provisions of the Indenture described below in the first sentence under the caption " -- Liens" and (Y) shares of Capital Stock in any Subsidiary of the Company which conducts the Company's tobacco business in Greece issued after the date of the Indenture to the Company's joint venture partner in Georges Allamanis Tobacco International in connection with the contribution to such Subsidiary by such partner of its interest in Georges Allamanis Tobacco International.

  Restricted Payments

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution of any kind or character (whether in cash, securities or other property) on account of any class of the Company's or any of its Subsidiaries' Equity Interests or to the holders thereof (including, without limitation, any payment to stockholders of the Company in connection with a merger or consolidation involving the Company), other than (a) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company or (b) dividends or distributions payable solely to the Company or any Wholly Owned Subsidiary of the Company and, if such Subsidiary is not a Wholly Owned Subsidiary of the Company, payable simultaneously to its minority shareholders on a pro rata basis; (ii) purchase, repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company);
(iii) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is pari passu with or subordinated to the Notes or the Guarantees prior to any scheduled repayment date, sinking fund payment date or final maturity date, except (w) the prepayment of Indebtedness of the Company or any of its Subsidiaries from proceeds from the issuance of the Notes within 30 days after the date on which the Company receives such proceeds, (x) the repayment of Indebtedness from Net Proceeds of Asset Sales in accordance with the provisions described above under the caption " -- Repurchase at the Option of Holders -- Asset Sales," (y) the repayment of Indebtedness under the New Credit Facility or (z) the purchase, redemption or acquisition by the Company of Indebtedness of the Company through the issuance in exchange therefor of Equity Interests (other than Disqualified Stock) or (iv) make any Investment (other than Permitted Investments) (all such payments and other actions set forth in clauses (i) through (iv) being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by the Company and its Subsidiaries on or after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), and (iv) of the next paragraph and excluding Restricted Payments permitted by the next to the last paragraph under this caption), is less than the sum of (i) $20.0 million, plus (ii) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing April 1, 1996 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (iii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale after the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock).

     The foregoing clauses (b) and (c), however, will not prohibit (i) the payment of any dividend on any class of Capital Stock of the Company or any Subsidiary of the Company, within 60 days after the date of declaration thereof, if on the date when such dividend was declared such payment would have complied with the provisions of the Indenture; (ii) the making of any Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided, that any net cash proceeds that are used for any such Investment, and any Net Income resulting therefrom, shall be excluded from clause (c) of the preceding paragraph; (iii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that any net cash proceeds that are used for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clause (c) of the preceding paragraph; and (iv) the defeasance, redemption or repurchase of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided, that any net cash proceeds that are used for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, shall be excluded from clause (c) of the preceding paragraph.

     The foregoing clause (c), however, will not prohibit the Company or any of its Subsidiaries from making any Investment in Joint Ventures in the tobacco business on or after the date of the Indenture provided that the amount of any such Investment, together with the aggregate amount of all other such Investments in Joint Ventures made on or after the date of the Indenture, shall not at any time exceed 15% of the Consolidated Tangible Net Worth of the Company as of the last day of the quarterly period most recently ended prior to the date of such Investment for which internal financial statements of the Company are available.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under this caption were computed, which calculations may be based upon the Company's latest available financial statements.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and the Guarantors may incur Indebtedness (including Acquired Indebtedness) and the Company may issue shares of Disqualified Stock if: (i) the Consolidated Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1.0 if such Indebtedness is incurred on or before June 30, 1998, and 2.75 to
1.0 if such Indebtedness is incurred after June 30, 1998, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided, that no guarantee may be incurred pursuant to this paragraph, unless the guaranteed Indebtedness is incurred by the Company or a Guarantor pursuant to this paragraph.

     The foregoing provisions will not apply to:

          (i) the incurrence by the Company or the Guarantors of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, any Indebtedness described in the preceding paragraph;

          (ii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the Guarantees thereof;

          (iii) the incurrence by the Company of Indebtedness under the New Credit Facility (and the incurrence by Subsidiaries of the Company of guarantees thereof) in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed $240 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount of such Indebtedness (and to correspondingly reduce the commitments, if any, with respect thereto) pursuant to the covenant described above under the caption " -- Repurchase at the Option of Holders -- Asset Sales";

          (iv) the incurrence by the Company or any of its Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding not to exceed the sum of (A) 50% of Eligible Inventory, plus (B) 75% of Eligible Receivables; provided that (I) the aggregate principal amount of any such Indebtedness incurred by Subsidiaries of the Company that are not Guarantors at any time outstanding shall not exceed the greater of (X) the aggregate principal amount of Advances on Purchases of Tobacco outstanding at such time and (Y) the sum of (A) 50% of Eligible Inventory of all such Subsidiaries that are not Guarantors, plus (B) 75% of Eligible Receivables of all such Subsidiaries that are not Guarantors, (II) no more than $50.0 million of such Indebtedness may be secured by Liens on assets or property of Subsidiaries of the Company that are not Guarantors and (III) none of such Indebtedness may be secured by Liens on assets or properties of the Company or the Guarantors;

          (v) the incurrence by the Company or any of its Subsidiaries of Indebtedness used to fund Advances on Purchases of Tobacco, but only to the extent that the aggregate principal amount of such advances outstanding at any time to any Person and such Person's Affiliates does not exceed 15% of the Consolidated Tangible Net Worth of the Company for the most recently ended fiscal quarter for which internal financial statements are available;


          (vi) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Purchase Money Obligations or Capital Lease Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary, or any Permitted Refinancing Indebtedness thereof; provided that (a) the aggregate principal amount of any such Indebtedness does not exceed 100% of the purchase price or cost of the property to which such Indebtedness relates,
     (b) the Indebtedness is incurred within 180 days (or 360 days, in the case of such Indebtedness incurred to finance property used in the business of any Subsidiary of the Company that is not organized under the laws of the United States of America, any state thereof or the District of Columbia) of the acquisition, construction or improvement of such property and (c) the aggregate principal amount of such Indebtedness outstanding, together with the aggregate principal amount of Attributable Indebtedness with respect to Sale and Leaseback Transactions permitted under clause (vii) below, at any time shall not exceed $15.0 million;


          (vii) Attributable Indebtedness with respect to Sale and Leaseback Transactions permitted under the caption below " -- Limitation on Sale and Leaseback Transactions"; provided that the aggregate principal amount of such Indebtedness outstanding, together with the aggregate principal amount of Indebtedness permitted under clause (vi) above, at any time shall not exceed $15.0 million;

          (viii) (A) the incurrence by the Company or any of its Wholly Owned Subsidiaries of intercompany Indebtedness owing to the Company or any of its Subsidiaries, (B) the incurrence by any Subsidiary of the Company that is not a Wholly Owned Subsidiary of Indebtedness owing to the Company or any of its Wholly Owned Subsidiaries, or (C) the incurrence by the Company or any of its Subsidiaries of Indebtedness in an aggregate principal amount outstanding at any time not to exceed $5.0 million for the purpose of making advances to Subsidiaries that are not Wholly Owned Subsidiaries of the Company or to Joint Ventures in which the Company or any of its Subsidiaries owns an interest; provided that Indebtedness may be incurred pursuant to clauses (B) and (C) only if and to the extent that the Investment constituting such Indebtedness shall be permitted above under the caption " -- Restricted Payments"; and provided further that, for purposes of clauses (A) and (B), (I) in the case of Indebtedness of the Company or any Guarantor, such obligations and any trade payables owed by the Company or any Guarantor to any Subsidiary of the Company shall be unsecured and subordinated in case of an Event of Default in all respects to the Company's obligations pursuant to the Notes and such Guarantor's obligations under its Guarantee; and (II)(X) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary of the Company and (Y) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, to which this clause (viii) no longer applies;

          (ix) the incurrence by the Company and its Subsidiaries of Hedging Obligations;

          (x) the incurrence by the Company and its Subsidiaries of Indebtedness with respect to letters of credit issued to customers to secure an obligation to deliver tobacco for which the customer has prepaid the purchase price thereof in cash, but only to the extent of the amount of such cash prepayment; and

          (xi) the incurrence by the Company and its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $15.0 million.

     The Company shall not, and shall not permit any Guarantor to, directly or indirectly, in any event incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Guarantor, as the case may be.

  Liens

     The Indenture will provide that the Company will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any of its assets, now owned or hereafter acquired, securing any Indebtedness unless the Notes, in the case of the Company, or the Guarantees, in the case of the Guarantors, are secured equally and ratably with such other Indebtedness; provided that, if such Indebtedness is by its terms subordinate to the Notes or the Guarantees, the Lien securing such subordinate or junior Indebtedness shall be subordinate and junior to the Lien securing the Notes or the Guarantees with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Notes or the Guarantees. The foregoing restrictions shall not apply to the following Liens:

          (i) Liens securing only Existing Indebtedness, in an aggregate principal amount not greater than $1.2 million;

          (ii) Liens securing only the Notes;

          (iii) Liens in favor of the Company;

          (iv) Liens to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of the property subject to such Liens and permitted by the provisions of the Indenture described above under clause (vi) of the second sentence under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such Lien does not extend to or cover any property other than such item of property and any improvements on such item;

          (v) Liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation or contemplation of such acquisition or the financing of such acquisition) and securing Acquired Indebtedness; provided that such Lien does not extend to or cover any property other than such item of property and any improvements on such item;

          (vi) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Guarantor (and not created in anticipation or contemplation thereof) and securing Acquired Indebtedness; provided that such Lien does not extend to or cover any property other than such item of property and any improvements on such item;

          (vii) Liens securing Attributable Indebtedness of the Company or any Guarantor incurred with respect to Sale and Leaseback Transactions; provided that such Lien does not extend to or cover any property other than the property sold and leased back pursuant to such Sale and Leaseback Transaction; and

          (viii) Liens to secure Permitted Refinancing Indebtedness of any Indebtedness secured by Liens referred to in the foregoing clause (i),
     (iv), (v) or (vi) so long as such Lien does not extend to any other property.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness or other obligation owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) sell, lease or transfer any of its properties or assets to the Company or any of its Subsidiaries or (iv) guarantee the obligations of the Company evidenced by the Notes or any renewals, refinancings, exchanges, refundings or extensions thereof, except for such encumbrances or restrictions existing under or by reason of (A) the Indenture and the Notes, (B) applicable law, (C) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Net Income of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (D) any document or instrument governing Indebtedness incurred pursuant to clause (vi) or (vii) of the second paragraph under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock" above, provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (E) Permitted Refinancing Indebtedness of Indebtedness described in clause (C) hereof, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

  Merger, Consolidation or Sale of Assets

     The Indenture will provide that the Company will not, and will not permit any Subsidiary to, in a single transaction or series of related transactions consolidate or merge with or into (other than the consolidation or merger of a Wholly Owned Subsidiary of the Company with another Wholly Owned Subsidiary of the Company or into the Company and other than the consolidation or merger of Florimex or any Subsidiary of Florimex in connection with an Asset Sale permitted pursuant to clause (d)(II) under the caption " -- Ownership of and Liens on Capital Stock of Subsidiaries" above) (whether or not the Company or such Subsidiary is the surviving corporation), or directly and/or indirectly through its Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole) in one or more related transactions to, another corporation, Person or entity unless

          (i) either (a) the Company, in the case of a transaction involving the Company, or such Subsidiary, in the case of a transaction involving a Subsidiary of the Company, is the surviving corporation or (b) in the case of a transaction involving the Company or a Guarantor, the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes all the obligations of the Company or such Guarantor, as the case may be, under the Notes, the relevant Guarantee and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

          (ii) immediately prior to and after such transaction no Default or Event of Default exists;

          (iii) the Company or, if other than the Company, the entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made

     (A) will have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock";

          (iv) if, as a result of any such transaction, property or assets of the Company or a Guarantor would become subject to a Lien securing Indebtedness not excepted from the provisions of the Indenture described above under the caption " -- Liens," the Company, any such Guarantor or the Surviving Entity, as the case may be, shall have secured the Notes as required by such provisions; and

          (v) the Company shall have delivered to the Trustee an officers' certificate and, except in the case of a merger of a Subsidiary of the Company into the Company or into a Wholly Owned Subsidiary of the Company, an opinion of counsel, each stating that such consolidation, merger, conveyance, lease or disposition and any supplemental indenture with respect thereto, comply with all of the terms of this covenant and that all conditions precedent provided for in this provision relating to such transaction or series of transactions have been complied with.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  Limitation on Sale and Leaseback Transactions

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction unless
(a) after giving pro forma effect to any such Sale and Leaseback Transaction, the Company or such Subsidiary, as the case may be, could incur the Attributable Indebtedness relating to such Sale and Leaseback Transaction under the covenants described above under the captions " -- Incurrence of Indebtedness and Issuance of Preferred Stock" and " -- Liens," (b) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value of such property, as determined by the Board of Directors of the Company, such determination to be evidenced by a resolution of the Board of Directors of the Company, (c) the aggregate rent payable by the Company or such Subsidiary in respect of such Sale and Leaseback Transaction is not in excess of the fair market rental value of the property leased pursuant to such Sale and Leaseback Transaction and (d) the Company applies the Net Proceeds of the property sold pursuant to the Sale and Leaseback Transaction as provided above under the caption " -- Repurchase at the Option of Holders -- Asset Sales."

  Transactions with Affiliates

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, after the date of the Indenture, in any one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties, assets or services to, or make any payment to, or purchase any property, assets or services from, or enter into or make any agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), other than Exempt Affiliate Transactions, unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable arms length transaction by the Company or such Subsidiary with a Person that is not an Affiliate and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction entered into after the date of the Indenture involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors of the Company set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, a written opinion from an independent financial advisor (as defined below) that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, from a financial point of view. "Independent financial advisor" means a nationally recognized accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company.

  Reports


     The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, and file with the Trustee, within 15 days after it is, or would have been, required to file such with the Commission (i) all quarterly and annual financial information that is or would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company is or were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all current reports that are or would be required to be filed with the Commission on Form 8-K if the Company is or were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon written request.


  Events of Default and Remedies


     The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company to comply with the provisions described under the captions " -- Repurchase at Option of Holders -- Change of Control," " -- Repurchase at Option of Holders -- Asset Sales," " -- Ownership of and Liens on Capital Stock," " -- Restricted Payments," " -- Incurrence of Indebtedness and Issuance of Preferred Stock," or " -- Merger, Consolidation or Sale of Assets"; (iv) failure by the Company to comply with any of its other agreements or covenants in the Indenture or in the Notes for 30 days after written notice by the Trustee or Holders of at least 25% of the aggregate principal amount of the Notes outstanding; (v) default under any mortgage, indenture or instrument (including without limitation, the New Credit Facility) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of such Indebtedness at final maturity thereof (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness as to which there has been a Payment Default or the maturity of which has been so accelerated, exceeds in the aggregate $5.0 million; (vi) the rendering of a final judgment or judgments or an order or orders against the Company or any of its Subsidiaries for the payment of money not fully covered by insurance in an amount in excess of $10.0 million in the aggregate and either (a) a creditor commences an enforcement proceeding upon any such judgment or order or (b) any such judgment or order remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal has expired; (vii) certain events of bankruptcy, insolvency or reorganization with respect to the Company, any Material Domestic Subsidiary or any Material Foreign Subsidiary or the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or (viii) the Guarantee of any Guarantor is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the Indenture) any Guarantor or any Person acting on behalf of any Guarantor denies or disaffirms such Guarantor's obligations under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of the Indenture).



     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of all of the then outstanding Notes may declare by written notice to the Company all the Notes to be due and payable immediately. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of principal, interest or premium that have become due solely because of such acceleration, have been cured or waived as provided in the Indenture. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Material Domestic Subsidiary or Material Foreign Subsidiary, all outstanding Notes will become due and payable without any declaration or other act by the Trustee or any Holder. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Indenture provides that if a Default occurs and is continuing, generally the Trustee must, within 90 days after the occurrence of such Default, give to the Holders thereof notice of such Default. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, any Note (except a payment default resulting from an acceleration that has been rescinded) or in respect of a provision that cannot be amended or waived without the consent of the Holder of each outstanding Note. See the discussion below under the caption "Amendment, Supplement and Waiver."


     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 30 days. However, such restrictions do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No director, officer, employee, incorporator or stockholder of any Guarantor, as such, shall have any liability for any obligations of such Guarantor under such Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such waiver is against public policy.

Legal Defeasance and Covenant Defeasance


     The Company may, at its option and at any time, elect to have all of the obligations of the Company and the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture, some of which are described above ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.


     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, noncallable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over other creditors of the Company or the Guarantors or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company, the Guarantors or others;
(vii) such Legal Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; and (viii) the Company must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

Transfer and Exchange

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Trustee will act as paying agent and registrar for the Notes. The Company, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes).


     Without the consent of each Holder, an amendment or waiver may not: (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or premium on or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption " -- Repurchase at the Option of Holders"),
(iii) reduce the rate of or change the time for payment of interest on any Note,
(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on any Note (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption " -- Repurchase at the Option of Holders"), (viii) modify the ranking or priority of the Notes or the Guarantee of any Guarantor, (ix) release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture, or (x) make any change in the foregoing amendment and waiver provisions.


     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of Certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the

Holders of Notes or that does not adversely affect the interests of the Holders in any material respect, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.


Payments for Consent

     Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes, unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Concerning the Trustee

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.


     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


Additional Information

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to DIMON Incorporated, 512 Bridge Street, Danville, Virginia 24541, Attention: Secretary.

Book-Entry, Delivery and Form

     The Notes will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (the "Global Note Holder").

     DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers (including the underwriters of the Notes), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or DTC's Indirect Participants.

     The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Note, DTC will credit the accounts of Participants designated by the underwriters of the Notes with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's Participants), DTC's Participants and DTC's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to own, transfer or pledge Notes evidenced by a Global Note will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the

Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

     Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of DTC to credit immediately the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or DTC's Indirect Participants.

  Certificated Notes

     If the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days then, upon surrender by the Global Note Holder of the Global Note, Notes in the form of registered definitive certificates ("Certificated Notes") will be issued in denominations of $1,000 and integral multiples thereof, in exchange for the Global Note, to each person that the Global Note Holder and DTC identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

  Same-Day Settlement and Payment


     The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes represented by the Global Note are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.


Governing Law

     The Indenture, the Notes and the Guarantees will be governed by the law of the State of New York.

Certain Definitions


     Set forth below are certain defined terms used in the Indenture.


     "Acquired Indebtedness" means, with respect to any specified Person, (i) any Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, and in either case for purposes of the Indenture, shall be deemed to be incurred by such specified Person at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person or at the time such asset is acquired by such specified Person, as the case may be.

     "Advances on Purchases of Tobacco" means loans, advances and extensions of credit made by the Company or any of its Subsidiaries to growers and other suppliers of tobacco (including Affiliates) and tobacco growers' cooperatives, whether short-term or long-term, in the ordinary course of business to finance the growing or processing of tobacco.

     "Affiliate" of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or executive officer of (a) such specified Person or (b) any Person described in the preceding clause (i). For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of any class, or any series of any class, of equity securities of a Person, whether or not voting, shall be deemed to be control.

     "Asset Sale" means, with respect to any Person, the sale, lease, conveyance or other disposition, that does not constitute a Restricted Payment or an Investment, by such Person of any of its assets (including, without limitation, by way of a Sale and Leaseback Transaction and including the issuance, sale or other transfer of any Equity Interests in any Subsidiary) other than to the Company (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance), in each case, in one or a series of related transactions; provided, that notwithstanding the foregoing, the term "Asset Sale" shall not include: (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, in accordance with the terms of the covenant entitled "Merger, Consolidation or Sale of Assets," (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice, (c) a transfer of assets by the Company to a Wholly Owned Subsidiary of the Company or by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company, (d) an issuance of Equity Interests by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company, provided that the consideration paid by the Company or such Wholly Owned Subsidiary of the Company for such Equity Interests shall be deemed to be an Investment or (e) the sale or other disposition of cash or Cash Equivalents.

     "Attributable Indebtedness" means, in respect of a Sale and Leaseback Transaction at the time of determination thereof, the greater of (i) the capitalized amount in respect of such transaction that would appear on the face of a balance sheet of the lessee in accordance with GAAP and (ii) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalent" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (d) shares of money market mutual funds having assets in excess of $2 billion and (e) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks.

     "Change of Control" means such time as:

          (i) any Person or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than one or more members of the Monk Family) has become, directly or indirectly, the beneficial owner, by way of merger, consolidation or otherwise, of 30% or more of the voting power of the Voting Stock of the Company on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company convertible into or exercisable for Voting Stock of the Company (whether or not such securities are then currently convertible or exercisable); or

          (ii) the sale, lease or transfer of all or substantially all of the consolidated assets of the Company to any Person or group; or


          (iii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of the Company, together with any new members of such Board of Directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the members of such Board of Directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the directors of the Company then in office; or


          (iv) the Company consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, the Company (in each case, whether or not in compliance with the terms of the Indenture), in any such event pursuant to a transaction in which immediately after the consummation thereof Persons owning a majority of the Voting Stock of the Company immediately prior to such consummation shall cease to own a majority of the Voting Stock of the Company or the surviving entity if other than the Company.


     "Consolidated EBITDA" means, with respect to any Person for any period, the sum, without duplication, of (i) the Consolidated Net Income for such period, plus (ii) the Consolidated Interest Expense for such period, plus (iii) amortization of deferred financing charges for such period, plus (iv) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period), plus (v) consolidated depreciation, amortization and other noncash charges of such Person and its Subsidiaries required to be reflected as expenses on the books and records of such Person, minus (vi) cash payments with respect to any nonrecurring, noncash charges previously added back pursuant to clause (v), and excluding (vii) the impact of foreign currency translations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other noncash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Subsidiary without prior approval (unless such approval has been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.


     "Consolidated Interest Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Subsidiaries for such period to the Consolidated Interest Expense of such Person and its Subsidiaries for such period. If the Company or any of its Subsidiaries incurs, assumes, guarantees or repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the four-quarter reference period for which the Consolidated Interest Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the "Calculation Date"), then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period, provided, however, that in making such computation on a pro forma basis, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing a floating interest rate and which was not actually outstanding during all or any part of such four-quarter reference period shall be computed on a pro forma basis as if the rate in effect on the date of computation (after giving effect to any hedge in respect of such Indebtedness that will, by its terms, remain in effect until the earlier of the maturity of such Indebtedness or the date one year after the date of such determination) had been the applicable rate during that portion of such four-quarter reference period when such Indebtedness was not actually outstanding. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "Consolidated Interest Expense" means, with respect to any Person for any period the consolidated interest expense of such Person and its Subsidiaries for such period determined in accordance with GAAP (net of any interest income), plus, to the extent not included in such interest expense (i) amortization of original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and any Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or banker's acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of deferred financing charges for such period, (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon), and (iv) the product of (a) all cash dividend payments (and noncash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person payable to a party other than the Company or a Wholly Owned Subsidiary, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.


     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (unless such approval has been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.


     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person (other than purchase accounting adjustments made, in connection with any acquisition of any entity that becomes a consolidated Subsidiary of such Person after the date of the Indenture, to the book value of the assets of such entity), (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined on a consolidated basis in accordance with GAAP.

     "Consolidated Tangible Net Worth" means, with respect to any Person as of any date, the sum of (i) Consolidated Net Worth, minus (ii) the amount of such Person's intangible assets at such date, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), capitalized expenses, patents, trademarks, tradenames, copyrights, franchises, licenses and deferred charges (such as, without limitation, unamortized costs and costs of research and development), all determined for such Person on a consolidated basis in accordance with GAAP.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.


     "Disqualified Stock" means (i) with respect to any Person, Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date which is one year after the latest date on which the Notes mature and (ii) with respect to any Subsidiary of such Person, any Capital Stock other than any common stock with no preference, privileges, or redemption or repayment provisions.


     "Eligible Inventory" means, as of any date, all inventory of the Company and any of its Subsidiaries, wherever located, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

     "Eligible Receivables" means, as of any date, all accounts receivable of the Company and any of its Subsidiaries arising out of the sale of inventory in the ordinary course of business, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), whether outstanding prior to, on or after the date of the Indenture.


     "Exempt Affiliate Transactions" means (i) transactions between or among the Company and/or its Wholly Owned Subsidiaries, (ii) advances to officers of the Company or any Subsidiary of the Company in the ordinary course of business to provide for the payment of reasonable expenses incurred by such persons in the performance of their responsibilities to the Company or such Subsidiary or in connection with any relocation, (iii) fees and compensation paid to and indemnity provided on behalf of directors, officers or employees of the Company or any Subsidiary of the Company in the ordinary course of business, (iv) any employment agreement that is in effect on the date of the Indenture in the ordinary course of business and any such agreement entered into by the Company or a Subsidiary of the Company after the date of the Indenture in the ordinary course of business of the Company or such Subsidiary and (v) any Restricted Payment that is not prohibited by the covenant set forth under the caption "Restricted Payments" above.


     "Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.


     "GAAP" means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination, provided that, except as specifically provided in the Indenture, all calculations made for purposes of determining compliance with the covenants set forth in Article IV and Section 5.01 of the Indenture (which include the covenants described above under " -- Certain Covenants") shall use GAAP as in effect as of the date of the Indenture for financial statements for fiscal years ending on or after June 30, 1996.



     "guarantee" means any obligation, contingent or otherwise, of any Person, directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by agreement to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb shall have a correlative meaning.

     "Guarantee" means the guarantee of the Notes by each Guarantor under the Indenture.

     "Guarantors" means DIMON International, Inc., Florimex Worldwide, Inc. and each Material Domestic Subsidiary formed or acquired (and each other Person that becomes a Material Domestic Subsidiary) after the date of the Indenture, provided that any Material Domestic Subsidiary so acquired which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument in existence at the time such Material Domestic Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person entered into in the ordinary course of business under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in interest rates, (ii) forward exchange agreements, currency swap, currency option and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in foreign currency exchange rates, and (iii) forward contracts, commodity swap, commodity option and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in commodity prices.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or Attributable Indebtedness with respect to Sale and Leaseback Transactions, or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.


     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding advances to officers and employees of the type specified in clause (ii) of the definition of Exempt Affiliate Transactions), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.


     "Joint Venture" means a single-purpose corporation, partnership or other legal arrangement hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person through a separate legal entity.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Material Domestic Subsidiary" means any Subsidiary of the Company which is organized under the laws of the United States of America, any state thereof or the District of Columbia and would constitute a "significant subsidiary" of the Company as defined in Rule 1.02 of Regulation S-X promulgated by the Commission except that for purposes of this definition all reference therein to ten (10) percent shall be deemed to be references to five (5) percent.

     "Material Foreign Subsidiary" means any Subsidiary of the Company, other than any Subsidiary which is organized under the laws of the United States of America, any state thereof or the District of Columbia, which constitutes a "significant subsidiary" of the Company as defined in Rule 1.02 of Regulation S-X promulgated by the Commission.

     "Monk Family" means A.C. Monk III, R.T. Monk, Jr., W.C. Monk and their spouses, lineal descendants (including adoptive children), parents and siblings and their heirs, legatees, legal representatives and all trusts established by any of them for estate planning purposes of which any such individuals are the sole beneficiaries or grantors.

     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to any Sale and Leaseback Transaction) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; provided that in calculating Net Income, the restructuring charges incurred in connection with the merger of Dibrell and Monk-Austin on April 1, 1995, shall be excluded from such calculation to the extent such charges do not exceed $38.4 million (which is composed of $23.4 million in various charges for the fiscal year of the Company ended June 30, 1995, additional charges of $5.6 million for the nine months ended March 31, 1996 and an estimated $9.4 million in additional anticipated restructuring charges).


     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any noncash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), taxes paid or payable as a result thereof, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.


     "New Credit Facility" means the Credit Agreement, dated as of March 15, 1996, among the Company as borrower thereunder, NationsBank, N.A., as administrative agent, Bank of America NT&SA, First Union National Bank of Virginia and Crestar Bank, as co-agents, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time.


     "Obligations" means any principal, premiums, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.


     "Permitted Investments" means (i) any Investments in the Company; (ii) any Investments in Cash Equivalents; (iii) Investments made as a result of the receipt of noncash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
" -- Repurchase at the Option of Holders -- Asset Sales"; (iv) Investments (other than Advances on Purchases of Tobacco) outstanding as of the date of the Indenture; (v) Investments in Wholly Owned Subsidiaries of the Company and any entity that (a) is engaged in the same or a similar line of business as the Company or any of its Subsidiaries was engaged in on the date of the Indenture and which has not been discontinued on or prior to the date of such Investment or any reasonable extensions or expansions thereof and (b) as a result of such Investment, is a Wholly Owned Subsidiary of the Company; (vi) investments made in the ordinary course of business in export notes, trade credit assignments, bankers' acceptances, guarantees and instruments of a similar nature issued in connection with the financing of international trading transactions by (a) any commercial bank or trust company (or any Affiliate thereof) organized under the laws of the United States of America, any state thereof, or the District of Columbia having capital and surplus in excess of $100,000,000 or (b) any international bank of recognized standing ranking among the world's 100 largest commercial banks in terms of total assets; and (vii) any Advances on Purchases of Tobacco, but only to the extent that the aggregate principal amount of such advances outstanding at any time to any Person and such Person's Affiliates does not exceed 15% of the Consolidated Tangible Net Worth of the Company for the most recently ended fiscal quarter for which internal financial statements are available.


     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness (x) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (y) does not have a stated maturity earlier than the stated maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (z) does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or a Subsidiary of the Company) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Subsidiary of the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under " -- Repurchase at the Option of Holders -- Change of Control" above; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary of the Company who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.


     "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Purchase Money Obligation" of any Person means any obligation of such Person to any seller or any other Person incurred or assumed to finance the construction and/or acquisition of real or personal property constituting plant or equipment to be used in the business of such Person or any of its Subsidiaries (excluding accounts payable to trade creditors incurred in the ordinary course of business), which obligation is secured by a Lien on such property constructed or acquired.

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 180 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).


     "U.S. Government Obligations" means (i) securities that are (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof; and (ii) depositary receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (i) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depositary receipt.


     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payments at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or, in the case of Subsidiaries that are not organized under the laws of the United States of America, any state thereof or the District of Columbia, by one or more nominees of such Person.

                       DESCRIPTION OF OTHER INDEBTEDNESS

New Credit Facility


     To ensure long-term liquidity, the Company entered into the $240 million New Credit Facility effective March 15, 1996. The New Credit Facility replaced the Company's $250 million Former Credit Facility. The Company used the Former Credit Facility to reclassify $250 million of short-term debt to long-term debt and did not borrow under it. The Company generally uses the New Credit Facility to reclassify similarly $240 million of its short-term debt. The interest rates available under the New Credit Facility depend on the type of advance selected and are based either on the agent bank's base lending rate (which was 8.25% at March 25, 1996, and is adjusted with changes in interest rates generally) or LIBOR plus 0.75%, through March 15, 1997, and thereafter plus a spread of 0.45% to 1.25% based on the ratings assigned to the Company's outstanding senior debt or on its consolidated interest coverage ratio. The New Credit Facility is subject to certain commitment fees and covenants that among other things require the Company to maintain minimum working capital and tangible net worth amounts, require specific liquidity and long-term solvency ratios and restrict acquisitions and, under certain circumstances, payment of dividends by the Company. The New Credit Facility terminates on March 15, 1998, but may be extended thereafter, year to year, upon approval of the Lenders. As of April 30, 1996, there were no borrowings outstanding under the New Credit Facility.


Short-Term Debt

     The Company incurs short-term debt to finance its seasonally adjusted working capital needs under unsecured lines of credit with several banks. At June 30, 1995, the Company had seasonally adjusted unsecured uncommitted short-term lines of credit of $876 million with several banks. At such date, the Company had borrowed $234 million under these lines of credit with interest rates ranging from 4.3% to 9.8%. At June 30, 1995, the Company had an additional $509 million available under the lines of credit, net of $133 million of standby letters of credit and guarantees that reduce the amounts available under the lines of credit.


     At March 31, 1996, the Company had seasonably adjusted unsecured uncommitted short-term lines of credit of $876 million. At such date, the Company had borrowed $101 million under these lines of credit with interest rates ranging from 5.65% to 22.5%. At March 31, 1996, the Company had an additional $613 million available under the lines of credit net of $162 million of standby letters of credit and guarantees that reduce the amounts available under the lines of credit.


                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting
Agreement dated             , 1996 (the "Underwriting Agreement"), NationsBanc
Capital Markets, Inc. ("NCMI"), BA Securities, Inc. ("BA Securities") and First Union Capital Markets Corp. ("First Union") (collectively, the "Underwriters"), have severally agreed to purchase from the Company, and the Company has agreed to sell to them, severally, the principal amount of Notes set forth opposite their names below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for the entire principal amount of the Notes, if any Notes are purchased.


                                                                                                    Principal
                                                                                                     Amount
NationsBanc Capital Markets, Inc. ...............................................................    $
BA Securities, Inc. .............................................................................
First Union Capital Markets Corp. ...............................................................
Total............................................................................................


     The Underwriters propose initially to offer the Notes directly to the public at the price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of   % of the
principal amount of the Notes. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of   % of the principal amount of the Notes
to certain other dealers. After the initial public offering of the Notes, the initial public offering price and such concessions may be changed.

     The Company and the Guarantors in existence on the closing date of the Offering have agreed, jointly and severally, to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     There is currently no trading market for the Notes. The Company does not intend to list the Notes on any securities exchange. The Company has been advised by the Underwriters that the Underwriters currently intend to make a market in the Notes; however, the Underwriters are not obligated to do so and may discontinue any such market making at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the Notes.


     NCMI, BA Securities and First Union and their affiliates provide or have provided banking, advisory, and other financial services to the Company and certain of its affiliates in the ordinary course of business. NationsBank, N.A., an affiliate of NCMI, acted as a lender and Administrative Agent under the Company's Former Credit Facility and will act as a lender and Administrative Agent under the New Credit Facility. NCMI acted as a Co-Arranger under the Company's Former Credit Facility, for which it has received customary fees and will act in a similar capacity under the New Credit Facility, for which it will receive customary fees. Bank of America NT&SA, an affiliate of BA Securities, will act as a co-agent under the New Credit Facility. First Union National Bank of Virginia, an affiliate of First Union, acted as a lender under the Company's Former Credit Facility and will act as a co-agent under the New Credit Facility. In addition, NationsBank, N.A., Bank of America NT&SA, and First Union National Bank of Virginia provide unsecured uncommitted short-term lines of credit to the Company which it draws on from time to time in the ordinary course of business.



     Under the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD"), if more than 10% of the net proceeds of a public offering of debt securities, not including underwriting compensation, are intended to be paid to members of the NASD or affiliated or associated persons that are participating in the distribution of the offering, the yield at which the debt securities are distributed to the public must be no lower than that recommended by a "qualified independent underwriter", as defined in Section 2(o) of Schedule E to the Bylaws of the NASD. NationsBank, N.A., Bank of America NT&SA, and First Union National Bank of Virginia, are expected to receive in the aggregate more than 10% of the net proceeds of the offering as a result of the repayment by the Company of outstanding indebtedness under the unsecured uncommitted short-term lines of credit provided by NationsBank, N.A., Bank of America NT&SA and First Union National Bank of Virginia, respectively. Accordingly, Wheat, First Securities, Inc. ("Wheat") has agreed to act as the qualified independent underwriter in connection with this offering. The yield on the Notes, when sold to the public at the public offering price set forth on the cover of this Prospectus, will be no lower than that recommended by Wheat. Wheat, as the qualified independent underwriter, has performed due diligence with respect to the information contained herein pursuant to the applicable requirements of the NASD and has participated in the preparation of the Registration Statement of which this Prospectus is a part.



     Wheat has, from time to time, provided financial advisory and investment banking services to the Company and certain of its affiliates for which it received customary fees. Wheat entered into a Standby Agreement, dated February 9, 1996, with the Company in connection with the Company's call for redemption of the Debentures. No shares of Common Stock were purchased by Wheat pursuant to that agreement. Investors converted approximately 99.85% of the Debentures into shares of Common Stock. The Company funded the redemption price for the remaining Debentures from working capital.


                                 LEGAL MATTERS

     The validity of the Notes and Guarantees offered hereby will be passed upon for the Company by Hunton & Williams, Richmond, Virginia, and for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

     The financial statements, including financial statement schedules included in this Prospectus for the fiscal year ended June 30, 1995, except as they relate to the former Dibrell's financial statements as of June 30, 1994, and for each of the two years in the period ended June 30, 1994, have been audited by Price Waterhouse LLP, independent accountants, and insofar as they relate to former Dibrell financial statements referred to above, by Ernst & Young LLP, independent accountants, as stated in their respective reports appearing herein, and have been so included on the authority of such firms as experts in auditing and accounting.

     The financial statements of Austro-Turk Tutun Anonim Sirketi for the year ended December 31, 1994, included in this Prospectus have been audited by Omer Baylan & Associates, independent accountants, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Austro Hellenique de Tabac S.A. Business Unit for the year ended December 31, 1994, included in this Prospectus have been audited by Deloitte & Touche, independent accountants, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005. The Company's Common Stock is traded on the New York Stock Exchange under the symbol "DMN."

     The Company has filed with the Commission in Washington, D.C. a Registration Statement (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes to which this Prospectus relates. As permitted by the Rules and Regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits and schedules thereto. Such documents may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or may be examined without charge at the public reference facilities of the Commission.

                      DIMON INCORPORATED AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                          Page
Annual Report
  Report of Independent Accountants....................................................................................    F-3
  Statement of Consolidated Income for the years ended June 30, 1995, 1994 and 1993....................................    F-5
  Consolidated Balance Sheets as of June 30, 1995 and 1994.............................................................    F-6
  Statement of Consolidated Stockholders' Equity for the years ended June 30, 1995, 1994
     and 1993..........................................................................................................    F-8
  Statement of Consolidated Cash Flows for the years ended June 30, 1995, 1994 and 1993................................    F-9
  Notes to Consolidated Financial Statements...........................................................................   F-10

Quarterly Financial Statements
  Statement of Consolidated Income for the nine months ended March 31, 1996 and 1995 (unaudited).......................   F-43
  Consolidated Balance Sheets as of March 31, 1996 (unaudited) and June 30, 1995.......................................   F-44
  Statement of Consolidated Cash Flows for the nine months ended March 31, 1996,
     and 1995..........................................................................................................   F-46
  Notes to Consolidated Financial Statements (unaudited)...............................................................   F-47

Pro Forma Condensed Consolidated Financial Information regarding the disposition of
  Rio Grande Tabacalera S.A.
  Pro Forma Condensed Consolidated Statement of Operations for the year ended June 30, 1995 (unaudited)................   F-59
  Pro Forma Condensed Consolidated Statement of Operations for the nine months ended
     March 31, 1996 (unaudited)........................................................................................   F-60
  Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)...........................................   F-61

Pro Forma Condensed Consolidated Financial Information regarding the acquisitions of Austro-Turk Tutun A.S(cents). and
  Austro-Hellenique De Tabac S.A.
  Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1994 (unaudited).......................................   F-63
  Pro Forma Combined Condensed Statement of Operations for the year ended June 30, 1994 (unaudited)....................   F-64
  Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)...........................................   F-65
  Report of Independent Accountant.....................................................................................   F-66
  Austro-Turk Tutun A.S(cents)., Balance Sheet dated December 31, 1994.................................................   F-68
  Austro-Turk Tutun A.S(cents)., Profit and Loss Statement for the year ended December 31, 1994........................   F-69
  Austro-Turk Tutun A.S(cents). Notes to the Financial Statements......................................................   F-70
  Report of Independent Auditors.......................................................................................   F-79
  Austro-Hellenique De Tabac S.A. Balance Sheet dated December 31, 1994................................................   F-80
  Austro-Hellenique De Tabac S.A. Profit and Loss Statements for the year ended
     December 31, 1994.................................................................................................   F-81
  Austro-Hellenique De Tabac S.A. Notes to the Financial Statements....................................................   F-82

                                 Annual Report

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
DIMON Incorporated

     In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of DIMON Incorporated and its subsidiaries at June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Dibrell Brothers, Incorporated, which statements reflect total assets of $651,457,020 at June 30, 1994 and total revenues of $919,114,139 and $1,065,438,864 for the years ended June 30, 1994 and 1993, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Dibrell Brothers, Incorporated is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Raleigh, North Carolina
October 3, 1995, except as to Note R,
which is as of March 11, 1996

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Dibrell Brothers, Incorporated

     We have audited the consolidated balance sheet of Dibrell Brothers, Incorporated and subsidiaries as of June 30, 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dibrell Brothers, Incorporated and subsidiaries at June 30, 1994, and the consolidated results of their operations and their cash flows for each of the two years in the period ended June 30, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note E and Note F to the financial statements, effective July 1, 1992, the Company changed its methods of accounting for income taxes and postretirement benefits other than pensions.

Ernst & Young LLP
Winston-Salem, North Carolina
August 26, 1994

                      DIMON INCORPORATED AND SUBSIDIARIES

                        Statement of Consolidated Income

                    (in thousands, except per share amounts)

                                                                                                Years Ended June 30
                                                                                          1995          1994          1993
Net sales of goods and services.....................................................   $1,927,749    $1,449,078    $1,680,616
Cost of goods and services sold.....................................................    1,757,516     1,317,286     1,457,828
                                                                                          170,233       131,792       222,788
Selling, administrative and general expenses........................................      132,802       117,311       111,957
Restructuring and merger related costs..............................................       25,955            --            --
     Operating Income...............................................................       11,476        14,481       110,831
Other income:
  Interest..........................................................................        7,512         7,025         5,716
  Sundry............................................................................        5,927         8,675        19,962
                                                                                           13,439        15,700        25,678
Other deductions:
  Interest..........................................................................       45,231        35,117        38,128
  Sundry............................................................................        1,848           419         2,694
                                                                                           47,079        35,536        40,822
  Income (loss) before income taxes, minority interest,
     equity in net income of investee companies and
     cumulative effect of accounting changes........................................      (22,164)       (5,355)       95,687
Income taxes........................................................................        5,980         2,767        31,173
  Income (loss) before minority interest, equity in net
     income of investee companies and cumulative effect
     of accounting changes..........................................................      (28,144)       (8,122)       64,514
Income applicable to minority interest..............................................          216           466           486
  Income (loss) before equity in net income of investee
     companies and cumulative effect of accounting changes..........................      (28,360)       (8,588)       64,028
  Equity in net income (loss) of investee companies (net of
     U.S. tax expense of $370, 1995; $589, 1994;
     $145, 1993)....................................................................       (1,805)           98         1,259
Income (loss) before cumulative effect of accounting
  changes...........................................................................      (30,165)       (8,490)       65,287
Cumulative effect of accounting changes:
  Postretirement benefit plans (net of applicable
     income tax benefit of $5,965)..................................................           --            --        (9,746)
Income taxes........................................................................           --            --         8,963
     Net Income (Loss)..............................................................   $  (30,165)   $   (8,490)   $   64,504
EARNINGS PER SHARE, PRIMARY
Income (loss) before cumulative effect of accounting
  changes:..........................................................................   $     (.79)   $     (.22)   $     1.76
Cumulative effect of accounting changes:
  Postretirement benefit plans, net of tax..........................................           --            --          (.26)
  Income taxes......................................................................           --            --           .24
     Net Income (Loss)..............................................................   $     (.79)   $     (.22)   $     1.74
EARNINGS PER SHARE, ASSUMING FULL DILUTION
Income before cumulative effect of accounting changes:..............................   $        *    $        *    $     1.65
Cumulative effect of accounting changes:
  Postretirement benefit plans, net of tax..........................................            *             *          (.24)
  Income taxes......................................................................            *             *           .22
     Net Income.....................................................................   $        *    $        *    $     1.63
Weighted average number of common shares
  Primary...........................................................................       38,100        38,091        37,072
  Assuming full dilution............................................................       42,355        42,297        41,310

See notes to consolidated financial statements

* Computation of loss per share is anti-dilutive for the fiscal years 1994 and 1995.

                      DIMON INCORPORATED AND SUBSIDIARIES

                           Consolidated Balance Sheet

                                 (in thousands)

                                                                                                           June 30
                                                                                                     1995           1994
ASSETS

Current assets
  Cash and cash equivalents....................................................................   $    42,326    $    12,471
  Notes receivable.............................................................................         2,002         16,531
  Trade receivables, net of allowances
     (1995 - $8,823, 1994 - $9,972)............................................................       182,750        164,314
  Inventories:
     Tobacco...................................................................................       410,431        403,211
     Other.....................................................................................        14,179          5,675
  Advances on purchases of tobacco.............................................................        44,379         60,129
  Recoverable income taxes.....................................................................         2,007          6,151
  Prepaid expenses and other assets............................................................        33,045         16,961
       Total current assets....................................................................       731,119        685,443
Investments and other assets
  Equity in net assets of investee companies...................................................        22,622         34,407
  Other investments............................................................................         1,749         14,336
  Notes receivable.............................................................................         6,107         12,616
  Other........................................................................................        28,147         16,040
                                                                                                       58,625         77,399
Intangible assets
  Excess of cost over related net assets
     of businesses acquired....................................................................        26,167         12,694
  Production and supply contracts..............................................................        36,340         42,340
  Pension asset................................................................................         4,219          2,458
                                                                                                       66,726         57,492
Property, plant and equipment
  Land.........................................................................................        19,432         17,632
  Buildings....................................................................................       135,808        117,783
  Machinery and equipment......................................................................       169,181        160,909
  Allowances for depreciation..................................................................      (101,372)       (86,585)
                                                                                                      223,049        209,739
Deferred taxes and other deferred charges......................................................        14,089         13,743
                                                                                                  $ 1,093,608    $ 1,043,816

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

                                                                                                             June 30
                                                                                                        1995          1994
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Notes payable to banks..........................................................................   $  233,736    $  255,607
  Accounts payable:
     Trade........................................................................................       56,559        84,645
     Officers and employees.......................................................................       20,714        18,073
     Other........................................................................................       13,173         9,592
  Advances from customers.........................................................................       49,224        48,929
  Accrued expenses................................................................................       57,359        31,858
  Income taxes....................................................................................       11,199         4,846
  Long-term debt current..........................................................................       11,558        14,226
       Total current liabilities..................................................................      453,522       467,776
Long-term debt
  Revolving Credit Notes and Other................................................................      292,528       188,825
  Convertible Subordinated Debentures.............................................................       56,370        56,475
                                                                                                        348,898       245,300
Deferred credits
  Income taxes....................................................................................       10,731        11,227
  Compensation and other benefits.................................................................       40,715        29,972
                                                                                                         51,446        41,199
Minority interest in subsidiaries.................................................................          936         1,227
Commitments and contingencies.....................................................................           --            --
Stockholders' equity
  Preferred Stock -- no par value:
                                                     1995
     Authorized shares..................................................................... 10,000
     Issued shares........................................................................      --
  Common Stock -- no par value:
                                                     1995
     Authorized shares.....................................................................125,000
     Issued shares......................................................................... 38,092
                                                          ........................................       80,030        79,861
  Retained earnings...............................................................................      157,880       203,615
  Equity -- currency conversions..................................................................        1,565         6,471
  Additional minimum pension liability............................................................       (1,286)       (1,374)
  Unrealized gain (loss) on investments...........................................................          617          (259)
                                                                                                        238,806       288,314
                                                                                                     $1,093,608    $1,043,816

See notes to consolidated financial statements

                      DIMON INCORPORATED AND SUBSIDIARIES

                 Statement of Consolidated Stockholders' Equity

                    (in thousands, except per share amounts)

                                                                                         Additional
                                                                             Equity       Minimum       Unrealized
                                          Common    Preferred   Retained    Currency      Pension     Gain (Loss) On
                                           Stock      Stock     Earnings   Conversions   Liability     Investments
Balance, June 30, 1992..................  $37,505   $ 13,368    $170,434     $ 2,075      $   (420)       $   --
Net income for the year.................                         64,504
Cash dividends -- $0.26 per share.......                         (9,819 )
Recapitalization of preferred stock.....  13,368     (13,368 )
Issuance of common stock in connection
  with public offering..................  27,765
Conversion of foreign currency financial
  statements............................                                       1,402
Reduction in minimum pension
  liability.............................                                                       140
Conversion of 7 3/4% Convertible
  Debentures to Common Stock............     410
Stock options exercised.................     785
Balance, June 30, 1993..................  $79,833   $     --    $225,119     $ 3,477      $   (280)       $   --
Net loss for the year...................                         (8,490 )
Cash dividends -- $0.34 per share.......                        (13,014 )
Conversion of foreign currency financial
  statements............................                                       2,994
Additional minimum pension liability....                                                    (1,094)
Stock options exercised.................      28
Unrealized loss on investments..........                                                                    (259)
Balance, June 30, 1994..................  $79,861   $     --    $203,615     $ 6,471      $ (1,374)       $ (259)
Net loss for the year...................                        (30,165 )
Cash dividends -- $0.41 per share.......                        (15,570 )
Conversion of foreign currency financial
  statements............................                                      (4,906)
Reduction in minimum pension
  liability.............................                                                        88
Stock options exercised.................      67
Unrealized gain on investments..........                                                                     876
Conversion of 7 3/4% Convertible
  Debentures to Common Stock............     102
Balance, June 30, 1995..................  $80,030   $     --    $157,880     $ 1,565      $ (1,286)       $  617

                                              Total
                                          Stockholders'
                                              Equity
Balance, June 30, 1992..................     $222,962
Net income for the year.................       64,504
Cash dividends -- $0.26 per share.......       (9,819)
Recapitalization of preferred stock.....           --
Issuance of common stock in connection
  with public offering..................       27,765
Conversion of foreign currency financial
  statements............................        1,402
Reduction in minimum pension
  liability.............................          140
Conversion of 7 3/4% Convertible
  Debentures to Common Stock............          410
Stock options exercised.................          785
Balance, June 30, 1993..................     $308,149
Net loss for the year...................       (8,490)
Cash dividends -- $0.34 per share.......      (13,014)
Conversion of foreign currency financial
  statements............................        2,994
Additional minimum pension liability....       (1,094)
Stock options exercised.................           28
Unrealized loss on investments..........         (259)
Balance, June 30, 1994..................     $288,314
Net loss for the year...................      (30,165)
Cash dividends -- $0.41 per share.......      (15,570)
Conversion of foreign currency financial
  statements............................       (4,906)
Reduction in minimum pension
  liability.............................           88
Stock options exercised.................           67
Unrealized gain on investments..........          876
Conversion of 7 3/4% Convertible
  Debentures to Common Stock............          102
Balance, June 30, 1995..................     $238,806

See notes to consolidated financial statements

                      DIMON INCORPORATED AND SUBSIDIARIES

                      Statement of Consolidated Cash Flows

                                 (in thousands)

                                                                                             Years Ended June 30
                                                                                               1995         1994         1993
Operating activities
  Net Income (Loss).......................................................................   $ (30,165)   $  (8,490)   $  64,504
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization.........................................................      31,852       28,862       24,559
    Deferred items........................................................................        (620)         565        1,341
    Loss (gain) on foreign currency transactions..........................................         570       (1,179)      (9,339)
    Gain on disposition of fixed assets...................................................      (1,819)      (1,624)      (3,234)
    Undistributed (earnings) loss of investees............................................       1,805          (99)      (1,259)
    Dividends received from investees.....................................................         478          577        3,756
    Income applicable to minority interest................................................         216          466          486
    Bad debt expense......................................................................       3,820        4,681        4,258
    Gain on disposal of operations........................................................          --       (1,792)          --
    Cumulative effect of accounting changes...............................................          --           --          783
    Decrease (increase) in accounts receivable............................................      52,520       31,454      (26,476)
    Decrease (increase) in inventories and advances on purchases of tobacco...............       2,156      (16,512)     (51,911)
    Decrease in recoverable taxes.........................................................       4,293        1,351        1,167
    Decrease (increase) in prepaid expenses...............................................      (3,581)      (2,056)       4,085
    Increase (decrease) in accounts payable and accrued expenses..........................     (58,163)       9,730       12,938
    Increase (decrease) in advances from customers........................................      (3,028)       4,951       10,719
    Increase (decrease) in income taxes...................................................       6,075       (8,744)       3,095
    Other.................................................................................         404       (4,983)       7,309
      Net cash provided by operating activities...........................................       6,813       37,158       46,781
Investing activities
  Purchase of property and equipment......................................................     (27,036)     (32,382)     (42,232)
  Proceeds from sale of property and equipment............................................       4,877        5,991        5,220
  Payments on notes receivable and receivables from investees.............................      27,541        4,477        5,408
  Issuance of notes receivable............................................................      (6,329)     (18,385)     (17,302)
  Proceeds from or (advances) for other investments and other assets......................       4,067         (194)      (7,897)
  Purchase of minority interest in subsidiaries...........................................        (507)          --           --
  Purchase of subsidiaries, $8,856 for property and equipment.............................     (17,123)          --           --
  Purchase of shares of Standard Commercial Corporation...................................          --      (13,408)        (386)
  Other...................................................................................          --         (194)        (130)
      Net cash used by investing activities...............................................     (14,510)     (54,095)     (57,319)
Financing activities
  Repayment of debt.......................................................................    (927,022)    (279,304)    (358,818)
  Proceeds from debt......................................................................     978,366      307,246      346,189
  Cash dividends paid to DIMON Incorporated stockholders..................................     (15,570)     (13,014)      (9,818)
  Cash dividends paid to minority stockholders............................................        (237)        (285)        (351)
  Proceeds from sale of common stock......................................................         169           28       28,298
      Net cash provided by financing activities...........................................      35,706       14,671        5,500
Effect of exchange rate changes on cash...................................................      (1,584)      (1,662)         779
Increase (decrease) in cash and cash equivalents..........................................      26,425       (3,928)      (4,259)
Increase in cash from purchased subsidiaries..............................................       3,430           --           --
Cash and cash equivalents at beginning of year............................................      12,471       16,399       20,658
      Cash and cash equivalents at end of year............................................   $  42,326    $  12,471    $  16,399
Other information:
  Cash paid during the year:
    Interest..............................................................................   $  46,768    $  34,965    $  34,627
    Income taxes..........................................................................      18,917       12,627       27,204
  Non-cash investing and financing activities:
    Capitalized leases....................................................................          --           --          180
    Conversion of debt to equity..........................................................         102           --          420
    Exercise of stock options.............................................................          --           --          232

See notes to consolidated financial statements

                      DIMON INCORPORATED AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                 (in thousands)

NOTE A -- MERGER AND SIGNIFICANT ACCOUNTING POLICIES

  Merger

    On October 23, 1994, Dibrell and Monk-Austin announced execution of a definitive Agreement and Plan of Reorganization pursuant to which the businesses of Dibrell and Monk-Austin would be combined. At special meetings on March 31, 1995, the shareholders of both Dibrell and Monk-Austin approved the Agreement and related combination. As a result, Dibrell and Monk-Austin were merged into DIMON Incorporated ("DIMON") and each share of Dibrell Common Stock outstanding at the merger date was converted to 1.5 shares, and each share of Monk-Austin Common Stock outstanding at the merger date was converted into 1.0 share of DIMON Common Stock, resulting in 38.069 million total outstanding shares at April 1, 1995, the effective date of the merger.

    The merger qualifies as a tax free reorganization and was accounted for as a pooling of interests. Accordingly, the Company's financial statements have been restated to include the results of both Dibrell and Monk-Austin for all periods presented. Recorded assets and liabilities have been carried forward to the combined company at their historical book values.

    Combined and separate results of Dibrell and Monk-Austin during the periods preceding the merger were as follows:

                                                                              Dibrell     Monk-Austin   Adjustment    Combined
Nine months ended March 31, 1995 (unaudited)
  Net revenues.............................................................. $  812,021    $ 735,653     $   (140)   $1,547,534
  Net income (loss).........................................................      6,090       (6,152)       9,829         9,767
Fiscal year ended June 30, 1994
  Net revenues.............................................................. $  919,114    $ 528,256     $  1,708    $1,449,078
  Net income (loss).........................................................     (9,144)         930         (276)       (8,490)
Fiscal year ended June 30, 1993
  Net revenues.............................................................. $1,065,439    $ 611,433     $  3,744    $1,680,616
  Net income (loss).........................................................     39,348       28,692       (3,536)       64,504

    The combined financial results presented above include adjustments made to conform accounting policies of the two companies. The significant adjustments impacting net income for conformity relate to the accounting for income taxes, the treatment of grower advances in Brazil, foreign currency transaction gains and losses and certain other inventory costing policies. All other adjustments are reclassifications to conform financial statement presentation. Intercompany transactions between the two companies for the periods presented were not material.

  Significant Accounting Policies

    The accounts of the Company and its consolidated subsidiaries are included in the consolidated financial statements after elimination of significant intercompany accounts and transactions. Certain foreign consolidated subsidiaries of the Company have fiscal year ends of March 31 and May 31 to facilitate reporting of consolidated accounts. The Company accounts for its investments in certain investee companies (ownership 20% - 50%) under the equity method of accounting. Investments in certain other foreign investees and subsidiaries which are combined with other investments are stated at cost or less than cost since the Company does not exercise significant influence over financial or operating policies and because of restrictions imposed on the transfer of earnings and other economic uncertainties.

    Sales and revenue recognition is based on the passage of ownership, usually with shipment of product.

    Cash equivalents are defined as temporary investments of cash with maturities of less than 90 days.

    Inventories are valued at the lower of cost or market. Inventory valuation provisions included in cost of goods and services sold totaled approximately $9.2 million and $40.9 million for 1995 and 1994, respectively. Costs of tobacco inventories are generally determined by the average cost method while costs of other inventories are generally determined by the first-in, first-out method. Substantially all of the tobacco inventory represents finished goods. Interest and other carrying charges on the inventories are expensed in the period in which they are incurred.

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE A -- MERGER AND SIGNIFICANT ACCOUNTING POLICIES -- Continued
    Equity in net assets of investee companies includes excess of equity over cost in the amount of $2,244 ($2,066 in 1994) and is being amortized on a straight-line basis over ten years.

    Excess of cost over related net assets of businesses acquired is being amortized on a straight-line basis over periods ranging from 10 to 40 years. The accumulated amortization at June 30, 1995, is $4,283 ($2,912 at June 30, 1994).

    Supply contracts include the cost allocated to two ten-year tobacco supply agreements with R. J. Reynolds Tobacco Company (Reynolds) pursuant to which the Company will supply Reynolds and its affiliates with specified quantities of its required tobaccos. Each contract is being amortized over the quantities shipped or the contract period, whichever is sooner. The accumulated amortization at June 30, 1995, is $15,129 ($11,311 at June 30, 1994).

    Production contracts include the cost allocated to contracts associated with farmers for the future supply of their annual tobacco production. The production contracts are being amortized primarily on a straight-line basis over ten years. The accumulated amortization at June 30, 1995, is $9,931 ($7,360 at June 30,
1994).

    Property, plant and equipment is accounted for on the basis of cost. Provisions for depreciation are computed on a straight-line basis at annual rates calculated to amortize the cost of depreciable properties over their estimated useful lives. Buildings and machinery and equipment are depreciated over ranges of 20 to 40 years and over five to ten years, respectively. The consolidated financial statements do not include fully depreciated assets.

    The Company provides deferred income taxes on temporary differences arising from tax loss carryforwards, employee benefit accruals, depreciation, deferred compensation and undistributed earnings of consolidated subsidiaries and unconsolidated affiliates not permanently reinvested.

    Primary earnings per share are computed by dividing earnings by the weighted average number of shares outstanding plus any common stock equivalents during each period. The fully diluted earnings per share calculation assumes that all of the Convertible Subordinated Debentures were converted into Common Stock at the beginning of the reporting period thereby increasing the weighted average number of shares considered outstanding during each period and reducing the after-tax interest expense. The weighted average number of shares outstanding are further increased by common stock equivalents on employee stock options.

    The Company carries its equity security investments at fair value as prepaid expenses and other assets with any change from the average cost basis being reflected in stockholders' equity net of the tax benefit.

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of." The Company is required to adopt the new method of accounting for long-lived assets no later than the first quarter of fiscal year 1997. The Company believes that its adoption of SFAS No. 121 will not have a material impact on its financial position.

    In October, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation," which will be effective for the Company's fiscal year 1997 statements. SFAS No. 123 defines a fair value based method of accounting for stock-based compensation and requires certain disclosures to be made by entities electing not to adopt this method. The Company has not yet determined the impact of adoption of SFAS No. 123.

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE B -- INVESTEE COMPANIES, RELATED PARTIES AND ACQUISITIONS

    The combined summarized information for investee companies is approximately as follows:

                                                                                       1995          1994          1993
Current assets..................................................................     $ 84,635      $110,531      $144,235
Non-current assets..............................................................       57,344        67,066        70,044
Current liabilities.............................................................       84,244        99,649       129,506
Non-current liabilities.........................................................        3,130         6,275         8,942
Interest of other shareholders..................................................       31,982        37,953        39,382
Net sales.......................................................................      120,183       146,731       210,575
Gross profit....................................................................        9,953        22,506        25,772
Net income (loss)...............................................................       (1,395)        2,609         3,933

    Balances with related parties, primarily unconsolidated, affiliated companies, are as follows:

                                                                                       1995          1994          1993
Trade receivables...............................................................     $ 21,258      $ 10,968      $  8,884
Advances on purchases of tobacco................................................        9,716        38,557        75,809
Notes receivable................................................................        4,169        10,425         3,496
Trade payables..................................................................        1,556         7,555         4,428
Other income: Interest..........................................................        1,376         1,299           497
Net sales.......................................................................       12,907        16,257        13,217
Purchases of tobacco............................................................       73,474        76,321       108,690

    On April 1, 1995 the Company acquired the businesses of Austro-Hellenique De Tabac S.A. (Hellas) and Austro-Turk Tutun A.S. (Austro-Turk) for cash of $13,372 and assumption of liabilities of $3,821. Hellas and Austro-Turk have tobacco buying, processing and selling operations in Greece and Turkey, respectively. This acquisition has been accounted for as a purchase. The excess of cost over businesses acquired of $17,193 will be amortized over a ten year period.

    The following pro forma information has been prepared assuming that this acquisition had taken place at the beginning of the period. The pro forma information includes adjustments to give effect to amortization of goodwill and interest expense on acquisition debt, together with related income tax effects.

                                                                                                        Year ended June 30, 1995
                                                                                                              (unaudited)
Net sales of goods and services......................................................................          $1,965,437
Net loss.............................................................................................              36,577
Loss per share, primary..............................................................................                 .96

NOTE C -- LONG-TERM DEBT

    Such debt is comprised of:

                                                                         1995                               1994
                                                               Maturing         Maturing         Maturing         Maturing
                                                                within           after            within            after
                                                               One Year         One Year         One Year         One Year
Convertible Subordinated Debentures....................        $    --          $ 56,370         $    --          $  56,475
Revolving Credit Notes.................................             --           250,000              --            140,000
Other Long-Term Debt...................................          9,679            40,772          12,372             47,191
                                                               $ 9,679          $347,142         $12,372          $ 243,666
Capitalized Lease Obligations..........................          1,879             1,756           1,854              1,634
                                                               $11,558          $348,898         $14,226          $ 245,300

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE C -- LONG-TERM DEBT -- Continued
    Payments of the debt are scheduled as follows:

                                                          Convertible          Revolving           Other
                                                          Subordinated          Credit           Long-Term
                                                           Debentures            Notes             Debt             Total
1997..............................................          $     --           $ 250,000          $12,084          $262,084
1998..............................................                --                  --            8,037             8,037
1999..............................................                --                  --            7,988             7,988
2000..............................................                --                  --            4,679             4,679
2001..............................................                --                  --            1,864             1,864
2002..............................................                --                  --            1,714             1,714
Later years.......................................            56,370                  --            4,406            60,776
                                                            $ 56,370           $ 250,000          $40,772          $347,142

    Other long-term debt consists of obligations of DIMON Incorporated, Florimex, Baardse and the tobacco operations in Brazil, and is principally payable in foreign currencies at interest rates varying from 6.35% to 14.4%.

    The capitalized lease obligations are payable through fiscal 1999. Interest rates are imputed at 7.0% to 10.7%.

    To ensure long-term liquidity, DIMON has entered into a $250 million Credit Agreement with 13 banks (the Revolver). This Revolver replaces Dibrell's Revolving Credit Notes of $130 million and Monk-Austin's Credit Agreement of $125 million. The Company had no borrowings under the agreement at either June 30, 1995 or 1994. However, the Company has used these facilities to classify $250,000 ($130,000 at June 30, 1994) of working capital loans to Revolving Credit Notes. It is the Company's intent to finance at least $250,000 on a long-term basis. The interest rates available under the Revolver depend on the type of advance selected. The primary advance rate is the agent bank's base lending rate (9% at June 30, 1995). The Revolver is subject to certain commitment fees and covenants that among other things require DIMON to maintain minimum working capital and tangible net worth amounts, require specific liquidity and long-term solvency ratios and restrict acquisitions and, under certain circumstances, payment of dividends by the Company. The Revolver's initial term is to March 31, 1997, and, pending approval by the lenders, may be extended for up to three additional years.

    The rates of interest are based upon the type of loan requested by the Company. During the life of the agreement the interest rate could be the prime rate or the LIBOR rate adjusted. The Company pays a commitment fee of 1/4% per annum on any unused portion of the facility. Decisions relative to repayments and reborrowings are made based on circumstances then existing, including management's judgment as to the most effective utilization of funds.

    On June 3, 1991, Dibrell issued $57.5 million of 7 3/4% Convertible Subordinated Debentures due on September 30, 2006. The bonds are convertible into shares of the Company's Common Stock at a conversion price of approximately $13.44 at any time prior to maturity. The Debentures are subordinated in right of payment to all existing and future senior indebtedness, as defined, of the Company. The Debentures are redeemable at the option of the Company under certain circumstances on or after September 30, 1994. Beginning September 30, 2002, and ending September 30, 2005, the Company is required to make payments each year to a sinking fund in an amount sufficient to redeem 5% of the aggregate principal amount of the securities. At June 30, 1995, principal amounts of $1,130 have been converted into 84.1 thousand shares of the Company's Common Stock.

NOTE D -- RETAINED EARNINGS

    Consolidated retained earnings included $4,860 at June 30, 1995, for the Company's share of undistributed net income of investee companies accounted for on the equity method.

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE E -- INCOME TAXES

    Consolidated retained earnings at June 30, 1995 and 1994 include undistributed earnings of $101,102 and $118,247 respectively, of certain foreign consolidated and unconsolidated subsidiaries which are not subject to additional foreign income taxes nor considered to be subject to United States income taxes unless remitted as dividends. The Company intends to reinvest these undistributed earnings indefinitely; accordingly, no provision has been made for United States taxes on such earnings.

    At June 30, 1995, the Company has net operating tax loss carryforwards of approximately $45,730 for income tax purposes that expire in 1996 and thereafter. Those carryforwards relate primarily to the operations of Dibrell Brothers International S.A., a 100% owned Swiss sales subsidiary of the tobacco division, Florimex and Baardse. For tax return purposes, the Company has available tax credit carryforwards of approximately $2,000 which will expire in 1999.

    The components of income (loss) before income taxes, minority interest, equity in net income of investee companies and cumulative effect of accounting changes, consisted of the following:

                                                                                           1995         1994         1993
U.S.................................................................................     $(28,293)     $(1,837)     $51,564
Foreign.............................................................................        6,129       (3,518)      44,123
                                                                                         $(22,164)     $(5,355)     $95,687

    The details of the amount shown for income taxes in the Statement of Consolidated Income follow:

                                                                                           1995         1994         1993
Current
  Federal...........................................................................     $  4,967      $ 2,721      $17,515
  State.............................................................................           73          469        1,904
  Foreign...........................................................................        9,719          109        8,533
                                                                                         $ 14,759      $ 3,299      $27,952
Deferred
  Federal...........................................................................     $ (6,622)     $(2,417)     $  (392)
  State.............................................................................         (810)        (546)           3
  Foreign...........................................................................       (1,347)       2,431        3,610
                                                                                         $ (8,779)     $  (532)     $ 3,221
Total...............................................................................     $  5,980      $ 2,767      $31,173

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE E -- INCOME TAXES -- Continued
    The reasons for the difference between income tax expense based on income or
(loss) before income taxes, minority interest, equity in net income of investee companies, and cumulative effect of accounting changes, and the amount computed by applying the statutory Federal income tax rate to such income, are as follows:

                                                                                                   Pre-tax Income
                                                                                           1995         1994         1993
Computed "expected" tax expense (benefit)............................................     $(7,757)     $(1,784)     $32,975
State income taxes, net of Federal income tax benefit................................        (530)         (77)       1,213
Effect of foreign income taxes.......................................................       6,962        2,324       (2,365)
Brazilian tax benefit for preacquisition indexing....................................          --           --       (3,033)
U.S. taxes on foreign income, net of tax credits.....................................       1,440          524        1,042
Net operating losses without benefit.................................................       2,748        2,658        1,932
Net operating loss benefits..........................................................        (806)        (762)        (281)
Tax benefits derived from Foreign Sales Corporations.................................        (887)      (1,169)      (1,309)
Excess tax basis depreciation........................................................          --           --         (327)
Meals and entertainment..............................................................         316          200           --
Non-deductible merger expenses.......................................................       1,583           --           --
Amortization of goodwill.............................................................       1,787          799          621
Other, net...........................................................................       1,124           54          705
Actual tax expense...................................................................     $ 5,980      $ 2,767      $31,173

    The long-term deferred tax liabilities (assets) are comprised of the following:

                                                                                                            1995        1994
Deferred tax liabilities:
  Fixed assets.........................................................................................   $ 13,825    $ 13,073
  Foreign earnings and investments.....................................................................      1,637         592
  Other................................................................................................         --         969
Gross deferred tax liabilities.........................................................................     15,462      14,634
Deferred tax assets:
  Tax loss carryforwards...............................................................................    (12,618)     (8,219)
  Postretirement and other benefits....................................................................     (9,041)     (7,070)
  Depreciation.........................................................................................         --      (2,320)
  Inventory reserves...................................................................................         --      (1,767)
  Reserve for bad debts................................................................................         --        (747)
  Contingent liability.................................................................................     (2,594)     (2,594)
  Foreign tax credit...................................................................................     (2,000)     (2,000)
  Other................................................................................................     (1,333)     (1,178)
Gross deferred tax assets..............................................................................    (27,586)    (25,895)
Valuation allowance....................................................................................     12,414       8,996
Net deferred tax assets................................................................................    (15,172)    (16,899)
Net deferred tax liability (asset).....................................................................   $    290    $ (2,265)

    The net change in the valuation allowance for deferred tax assets was an increase of $3,418 and relates primarily to the increase in tax loss carryforwards for which no benefit can be currently recognized.

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE F -- EMPLOYEE BENEFITS

  Retirement Benefits

    The Company assumed the defined Benefit Pension Plan (the Retirement Plan) and an Excess Benefit Plan of the former Dibrell. The Retirement Plan provides retirement benefits for substantially all of Dibrell's U.S. salaried personnel based on years of service rendered and compensation during the last five years of employment. The Company maintains an Excess Benefit Plan that provides individuals who participate in the Retirement Plan the difference between the benefits they could potentially accrue under the Retirement Plan and the benefits actually paid as limited by regulations imposed by the Internal Revenue Code. The Company funds these plans in amounts consistent with the funding requirements of Federal Law and Regulations.

    Certain non-U.S. plans are sponsored by certain Florimex subsidiaries located in Italy, Austria and Germany. These plans cover substantially all of their full-time employees. Additional non-U.S. plans sponsored by certain tobacco subsidiaries cover substantially all of their full-time employees located in The Netherlands, Turkey and Zimbabwe.

    The following tables include both U.S. and non-U.S. plans.

    Net pension cost included the following components:

                                                                                           1995         1994         1993
Service cost -- benefits earned during the year......................................     $ 1,528      $ 1,270      $ 1,309
Interest cost on projected benefit obligation........................................       4,040        3,612        3,402
Return on assets -- actual...........................................................      (4,596)        (357)      (2,741)
Amortization of transition asset at July, 1986.......................................        (268)        (273)        (269)
Amortization of prior service costs..................................................         704          488          481
Amortization of unrecognized loss(gain)..............................................       1,778       (2,537)         (90)
  Net Pension Cost...................................................................     $ 3,186      $ 2,203      $ 2,092

    The funded status of the plans at June 30 was as follows:

                                                                                                     1995            1994
Actuarial present value of accumulated benefit obligation
  Vested....................................................................................        $41,935         $34,970
  Nonvested.................................................................................            576             579
                                                                                                     42,511          35,549
Benefits attributable to projected salary increases.........................................         12,077           9,800
                                                                                                     54,588          45,349
Plan assets at fair value...................................................................         37,141          31,556
Projected benefit obligation in excess of plan assets.......................................         17,447          13,793
Unamortized transition asset (obligation)...................................................           (425)          2,359
Unrecognized prior service costs............................................................         (5,283)         (5,290)
Unrecognized net loss.......................................................................         (1,797)         (3,113)
Adjustment required to recognize minimum liability..........................................          5,505           3,871
  Net pension liability.....................................................................        $15,447         $11,620

    For the U.S. plans, projected benefit obligations were determined using assumed discount rates of 8% for the Retirement Plan for all three years and 8% for the Excess Benefit Plan for 1995 and 1994 and 10% for 1993. Assumed compensation increases were 6.5% for all three years for the Retirement Plan and 5% for 1995 and 4% for 1994 and 1993 for the Excess Benefit Plan. The assumed long-term rate of return on plan assets for all three years was 9% for the Retirement Plan and 8% for 1995 and 10% for 1994 and 1993 for the Excess Benefit Plan. Plan assets consist principally of common stock and fixed income securities. For non-U.S. plans, discount rates and assumed compensation increases are in accordance with locally

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE F -- EMPLOYEE BENEFITS -- Continued accepted practice. No assumed long-term rate of return is made for non-U.S. plan assets as these plans are generally not funded.

    The Company also sponsors a 401-K savings plan for most of its salaried employees located in the United States. The Company's contributions to the plan were $652 in 1995, $648 in 1994 and $452 in 1993.

    The Company has a Profit-Sharing Plan for substantially all of the salaried employees meeting certain eligibility requirements who were employed by Monk-Austin. This Profit Sharing Plan is in lieu of a defined benefit pension plan. Profit-Sharing Plan contributions are discretionary and totaled $1,043 in 1995, $1,416 in 1994 and $1,569 in 1993.

    The Company is in the process of standardizing employee benefits and expects this process to be completed in fiscal year 1996. The Company has not yet determined its future plans for the separate benefit plans for former employees of Dibrell and Monk-Austin. No material financial statement impact is anticipated from this standardization.

  Postretirement Health and Life Insurance Benefits

    The Company provides certain health and life insurance benefits to retired employees (and their eligible dependents) who meet specified age and service requirements. Plan assets consist of paid up life insurance policies on certain current retirees. The Company retains the right, subject to existing agreements, to modify or eliminate the medical benefits.

    Effective July 1, 1992 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions." This statement requires the accrual of the cost of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee. In adopting SFAS 106, the Company elected to immediately recognize the accumulated liability, measured at the adoption date. This accumulated liability at adoption was $15,711 ($9,746 net of tax).

    The benefit obligation was determined using an assumed discount rate of 8.0% for 1995 and 1994 and 8.5% for 1993 and an assumed rate of increase in health care costs, also known as the health care cost trend rate, of 13.0% for 1995 and 1994 and 15.5% for 1993. This trend rate is assumed to decrease gradually to 6% by fiscal 2007. The assumed long-term rate of return on plan assets was 5.4% for 1995 and 1994 and 7.6% for 1993. Based on current estimates, increasing the health care cost trend rate by one percentage point would increase the benefit obligation by approximately $1.4 million.

    The following table presents the plan's funded status at June 30 reconciled with amounts recognized in the Company's balance sheet:

                                                                                                     1995            1994
Accumulated postretirement benefit obligation:
  Retirees..................................................................................        $11,104         $10,343
  Fully eligible active plan participants...................................................          2,937           2,872
  Other active plan participants............................................................          4,118           3,874
Plan assets at fair value...................................................................           (159)           (305)
Accumulated postretirement benefit obligation in excess of plan assets......................         18,000          16,784
Unrecognized prior service cost.............................................................           (191)             --
Unrecognized net gain.......................................................................          1,237           1,189
Accrued postretirement benefit cost.........................................................        $19,046         $17,973

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE F -- EMPLOYEE BENEFITS -- Continued
    Net periodic postretirement benefit cost included the following components:

                                                                                                        1995           1994
Service cost...................................................................................        $  395         $  361
Interest cost..................................................................................         1,348          1,338
Actual return on plan assets...................................................................             7            (17)
Net periodic postretirement benefit cost.......................................................        $1,750         $1,682

    The Company continues to evaluate ways in which it can better manage these benefits and control the costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant effect on the amount of the reported obligation and annual expense.

    Employees in operations located in certain foreign countries are covered by various foreign postretirement life insurance benefit arrangements. For these foreign plans, neither the cash-basis cost of benefits charged to income, nor the accrual-basis cost of benefits was material in 1995, 1994 and 1993.

NOTE G -- GEOGRAPHIC AREA DATA, EXPORT SALES AND OTHER INFORMATION

    The following description and tables present the Company's tobacco and flower operations in different geographic areas in conformity with the Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise" (SFAS 14). Geographic area information for tobacco operations as to net sales and operating profit is based on the origin of the product sold, and identifiable assets are classified based on the origination of the product. Turkish tobacco is included in other origin. Geographic area information for flower operations as to net sales and operating profit is based on the point of sale, and identifiable assets are classified based on the point of sale. Corporate assets consist primarily of those related to cost investments. Export sales are defined as foreign sales of United States origin.

  Tobacco

    DIMON Incorporated is principally engaged in the tobacco business. The Company and its U.S. tobacco subsidiaries buy leaf tobacco on the auction markets in Florida, Georgia, South Carolina, North Carolina, Virginia, Kentucky, Tennessee and Maryland for its customers. This tobacco is shipped to plants located in Virginia and North Carolina where it is processed, packed in hogsheads or cases and then stored until ordered shipped by the Company's customers. The Company and its tobacco subsidiaries also are engaged in buying, processing and exporting tobacco grown in Argentina, Brazil, China, Greece, Guatemala, India, Italy, Malawi, Mexico, Turkey, Zimbabwe and other areas which is sold on the world markets. The Company's investee companies are located in Brazil, Greece, Zimbabwe and the United States. The disaggregation of entities necessary for geographic area data requires the use of estimation techniques for operating profit. The identifiable assets presentation does not take into account the seasonal aspects of the tobacco business, particularly the seasonal peak in South America.

  Flowers

    The Company imports, exports and distributes cut flowers through the Florimex group, which operates through 52 offices on five continents, and through Baardse, which is located in The Netherlands.

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE G -- GEOGRAPHIC AREA DATA, EXPORT SALES AND OTHER INFORMATION -- Continued

                                                                                                     Operating
                                                                                                   Profit (Loss)
                                                                                                   As Defined By    Identifiable
                                                                                     Net Sales        SFAS 14          Assets
1995
Tobacco
  United States...................................................................   $  876,982      $  17,737       $   119,889
  South America...................................................................      442,891         15,986           455,526
  Asia............................................................................       27,890         (2,975)           40,850
  Africa..........................................................................      161,455          2,706           150,736
  Other...........................................................................       34,965          1,265            74,180
  Worldwide supply contract.......................................................           --             --            10,770
                                                                                     $1,544,183      $  34,719       $   851,951
Flowers
  Europe..........................................................................   $  324,338      $   2,421       $    98,835
  United States...................................................................       24,439         (6,259)            6,722
  Other...........................................................................       34,789            712             4,976
                                                                                     $  383,566      $  (3,126)      $   110,533
                                                                                     $1,927,749      $  31,593       $   962,484
Corporate.........................................................................                      (8,807)          108,502
Equity in net assets of
  investee companies and
  related advances: Tobacco.......................................................                          --            22,622
                                                                                                                     $ 1,093,608
Operating profit
  before interest expense.........................................................                   $  22,786
Interest expense..................................................................                     (45,231)
Dividend income...................................................................                         281
  Income (loss) before income taxes, minority
     interest, and equity in net assets of
     investee companies...........................................................                   $ (22,164)

                                                                                  Europe     Far East     Other      Total

Export sales of U.S. origin...................................................   $174,649    $260,310    $23,891    $458,850

                                                                                                 Tobacco    Flowers     Total
Depreciation and amortization.................................................................   $24,034    $ 7,818    $31,852
Capital expenditures..........................................................................   $29,033    $ 6,859    $35,892
Equity in net income of investee companies....................................................   $ 1,805    $    --    $ 1,805

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE G -- GEOGRAPHIC AREA DATA, EXPORT SALES AND OTHER INFORMATION -- Continued

                                                                                                     Operating
                                                                                                   Profit (Loss)
                                                                                                   As Defined By    Identifiable
                                                                                     Net Sales        SFAS 14          Assets
1994
Tobacco
  United States...................................................................   $  541,646      $  19,110       $   268,910
  South America...................................................................      281,472          1,905           448,428
  Asia............................................................................       34,048         (1,010)           13,177
  Africa..........................................................................      159,211         15,831           105,611
  Other...........................................................................       65,166          2,576            40,993
  Worldwide supply contract.......................................................           --             --            12,000
                                                                                     $1,081,543      $  38,412       $   889,119
Flowers
  Europe..........................................................................   $  294,094      $   3,989       $    89,241
  United States...................................................................       42,304         (2,109)           10,290
  Other...........................................................................       31,137            681             3,409
                                                                                     $  367,535      $   2,561       $   102,940
                                                                                     $1,449,078      $  40,973       $   992,059
Corporate.........................................................................                     (11,832)           17,350
  Equity in net assets of
     investee companies and
     related advances: Tobacco....................................................                                        34,407
                                                                                                                     $ 1,043,816
Operating profit
  before interest expense.........................................................                   $  29,141
Interest expense..................................................................                     (35,117)
Dividend income...................................................................                         621
  Income (loss) before income taxes, minority interest, and equity in net assets
     of investee companies........................................................                   $  (5,355)

                                                                                  Europe     Far East     Other      Total
Export sales of U.S. origin...................................................   $119,650    $239,881    $ 9,511    $369,042

                                                                                                Tobacco    Flowers     Total
Depreciation and amortization................................................................   $21,871    $ 6,991    $28,862
Capital expenditures.........................................................................   $22,354    $10,028    $32,382
Equity in net income of investee companies...................................................   $    98    $    --    $    98

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE G -- GEOGRAPHIC AREA DATA, EXPORT SALES AND OTHER INFORMATION -- Continued

                                                                                                       Operating
                                                                                                     Profit (Loss)
                                                                                                     As Defined By    Identifiable
                                                                                       Net Sales        SFAS 14          Assets
1993
Tobacco
  United States.....................................................................   $  631,205      $  31,737        $203,220
  South America.....................................................................      433,222         87,104         490,146
  Asia..............................................................................       55,113          5,114          19,888
  Africa............................................................................      113,646         10,063          92,392
  Other.............................................................................       70,027          5,030          35,260
  Worldwide supply contract.........................................................           --             --          14,660
                                                                                       $1,303,213      $ 139,048        $855,566
Flowers
  Europe............................................................................   $  312,888      $   5,471        $ 83,273
  United States.....................................................................       39,612            476           8,765
  Other.............................................................................       24,903            534           3,324
                                                                                       $  377,403      $   6,481        $ 95,362
                                                                                       $1,680,616      $ 145,529        $950,928
Corporate...........................................................................                     (12,236)          5,501
  Equity in net assets of
     investee companies and
     related advances: Tobacco......................................................                                      42,091
                                                                                                                        $998,520
Operating profit
  before interest expense...........................................................                   $ 133,293
Interest expense....................................................................                     (38,128)
Dividend income.....................................................................                         522
  Income (loss) before income taxes,
     minority interest, and equity in net
     assets of investee companies...................................................                   $  95,687

                                                                                  Europe     Far East     Other      Total
Export sales of U.S. origin...................................................   $154,101    $239,244    $30,874    $424,219

                                                                                                 Tobacco    Flowers     Total
Depreciation and amortization.................................................................   $18,563    $ 5,996    $24,559
Capital expenditures..........................................................................   $33,215    $ 9,017    $42,232
Equity in net income of investee companies....................................................   $ 1,259    $    --    $ 1,259

    Of the 1995, 1994 and 1993 tobacco sales, approximately 53%, 43% and 37%, respectively, were to various tobacco customers which management has reason to believe are now owned by or under the common control of three companies (two companies in 1994 and 1993), each of which accounted for more than 10% of net sales. At June 30, 1995, there was approximately $22.6 million due from the three major tobacco customers and included in Trade receivables.

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE G -- GEOGRAPHIC AREA DATA, EXPORT SALES AND OTHER INFORMATION -- Continued
    The following table summarizes the net sales made to each customer for the periods indicated:

                                                                                       1995          1994          1993
Customer A......................................................................     $317,110      $238,370      $271,688
Customer B......................................................................      214,622       231,852       212,595
Customer C......................................................................      279,257            --            --
       Total....................................................................     $810,989      $470,222      $404,283

    No customers in the flower operation accounted for more than 10% of flower sales.

NOTE H -- SHORT-TERM BORROWING ARRANGEMENTS

    The Company has lines of credit arrangements with several banks under which the Company may borrow up to a total of $876,181 ($1,032,331 at June 30, 1994), excluding all long-term credit agreements. These lines bear interest at rates ranging from 4.3% to 9.8% at June 30, 1995. Unused lines of credit at June 30, 1995, amounted to $508,947 ($619,761 at June 30, 1994), net of $133,498 of
available letters of credit and guarantees that reduce lines of credit. There were no compensating balance agreements at June 30, 1995, or 1994.

NOTE I -- CONTINGENCIES AND OTHER INFORMATION

    In 1993, the Company received notices from Brazilian tax authorities of proposed adjustments to the income tax returns of the Company's entities located in Brazil for the calendar years ending 1988 through 1992. The approximate proposed adjustments claim additional tax, including penalties and interest, of $36,942, before related tax benefits for all assessed interest. The Company believes that it has properly reported its income and paid its taxes in Brazil in accordance with applicable laws and intends to contest the proposed adjustments vigorously. The Company expects that the ultimate resolution of this matter will not have a material adverse effect on the Company's consolidated balance sheet or results of operations.

    Consistent with the fiscal 1994 plan to liquidate Korean American Tobacco, a 49% owned affiliate, the Company is involved in legal negotiations related to the final settlement and liquidating dividend. While the ultimate results of these negotiations cannot be determined, management does not expect that the outcome will have a material adverse effect on the Company's consolidated balance sheet or results of operations.

    The Company and certain subsidiaries have available letters of credit of $153,380 at June 30, 1995, of which $113,181 was outstanding. These letters of credit represent, generally, performance guarantees issued in connection with purchases and sales of domestic and foreign tobacco.

    The Company is guarantor as to certain lines and letters of credit of affiliated companies in an amount not to exceed approximately $14,080. There was approximately $7,388 outstanding under these guarantees at June 30, 1995.

    The Company's subsidiaries have guaranteed certain loans made by Brazilian banks to local farmers. There was approximately $20,563 outstanding under these guarantees at June 30, 1995.

    The Company enters into forward exchange contracts to hedge certain foreign currency transactions for periods consistent with the terms of the underlying transactions. While the forward contracts affect the Company's results of operations, they do so only in connection with the underlying transactions. As a result, they do not subject the Company to risk from exchange rate movements, because gains and losses on these contracts offset losses and gains on the transactions being hedged. At June 30, 1995, the Company had $1 million ($7 million in 1994) of U.S. dollar/Deutschmark exchange contracts outstanding, all of which were in Deutschmarks. The forward exchange contracts generally have maturities that do not exceed 275 days.

    The Company's other off balance sheet risks are not material.

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE J -- FOREIGN CURRENCY TRANSLATION

     The financial statements of foreign entities included in the consolidated financial statements have been translated to U.S. dollars in accordance with FASB Statement No. 52, "Foreign Currency Translation." Under that Statement, all asset and liability accounts are translated at the current exchange rate, and income statement items are translated at the average exchange rate for each quarter; resulting translation adjustments, net of deferred taxes, are made directly to a separate component of stockholders' equity. Transaction adjustments, however, are made in the Statement of Consolidated Income. These include realized exchange adjustments relating to assets and liabilities denominated in foreign currencies. Financial statements of entities located in highly inflationary economies are remeasured in U.S. dollars. The remeasurement of and subsequent transaction adjustments are also made in the Statement of Consolidated Income.

     For 1995, the transaction adjustments netted to a loss of $570. The transaction adjustments were gains of $1,179 and gains of $9,339 for 1994 and 1993, respectively, and were primarily related to the Company's Brazilian operations.

NOTE K -- PREFERRED STOCK

     The Board of Directors is authorized to issue shares of Preferred Stock in series with variations as to the number of shares in any series. The Board of Directors also is authorized to establish the rights and privileges of such shares issued including dividend and voting rights. At June 30, 1995, no shares had been issued.

NOTE L -- LONG-TERM LEASES

     The Company, primarily through Florimex, has both capital and operating leases. The capital leases are for land, buildings, automobiles and trucks; the operating leases are for office equipment. Amortization is included in depreciation expense. Minimum future obligations and capitalized amounts are as follows:

                                                                                                           Capital    Operating
                                                                                                           Leases      Leases
1996....................................................................................................   $ 2,059     $ 3,204
1997....................................................................................................     1,237       2,459
1998....................................................................................................       594       1,668
1999....................................................................................................        69         890
2000....................................................................................................        --         459
Later years.............................................................................................        --          --
                                                                                                           $ 3,959     $ 8,680
Less amount representing interest and deposits..........................................................       325
Present value of net minimum lease payments.............................................................   $ 3,634
Less current portion of obligations under capital leases................................................     1,878
Long-term obligations under capital leases..............................................................   $ 1,756
Capitalized amounts
  Land..................................................................................................   $ 2,871
  Building..............................................................................................     5,476
  Machinery and equipment, primarily vehicles...........................................................     5,344
Accumulated amortization................................................................................    (3,548)
                                                                                                           $10,143

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE M -- STOCK INCENTIVE PLAN

     At the 1995 Special Meeting of Stockholders the DIMON Incorporated Omnibus Stock Incentive Plan (the Incentive Plan) and the DIMON Incorporated Non-Employee Directors' Stock Option Plan (the Directors' Plan) were approved. Also, as a result of the merger, options granted under previous plans were assumed by DIMON.

     The Incentive Plan authorizes the issuance of up to 2 million shares of common stock (subject to increase annually by 3% of the number of shares of common stock issued during such year, other than pursuant to the Incentive
Plan). The Incentive Plan authorizes the issuance of various stock incentives to key employees of the Company or any subsidiary, including nonqualified or incentive stock options, stock appreciation rights and shares of restricted stock.

     Stock options granted under the Incentive Plan allow for the purchase of common stock at prices determined at the time the option is granted by a committee composed of independent directors. Stock appreciation rights (SARs) may be granted under the Incentive Plan in relation to option grants or independently of option grants. SARs generally entitle the participant to receive in cash the excess of the fair market value of a share of common stock on the date of exercise over the value of the SAR at the date of grant. Restricted stock is common stock that is both nontransferable and forfeitable unless and until certain conditions are satisfied. No options or SARs may be granted and no restricted stock may be awarded under the Incentive Plan after February 8, 2005.

     The options and SARs become exercisable on various dates as originally determined for the grants assumed by DIMON. Under the Incentive Plan, the committee will determine the dates that the options and SARs become exercisable.

     A separate Directors' Plan authorizes automatic annual grants to purchase 1,000 shares to non-employee directors. Any 1995 grants will be awarded at the meeting of the DIMON Board following the 1995 annual meeting of the shareholders of DIMON. The option price will be equal to the fair market value of DIMON Common Stock on the date of grant. The maximum number of shares to be issued under the Directors' Stock Plan is 50 thousand shares. Options granted under the Directors' Stock Plan are immediately exercisable. No grants had been made under the Directors' Stock Plan as of June 30, 1995.

     The Company has elected to treat the costs of SARs as compensation charges to the income statement with quarterly adjustments for market price fluctuations. All other options are treated as equivalent shares outstanding. There was a $680 charge to income in 1995, a $974 credit to income in 1994, and an $836 charge to income in 1993 arising from adjustments in fair market values of the SARs.

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE M -- STOCK INCENTIVE PLAN -- Continued
     Information with respect to options and SARs follows:

                                                                                                    Year Ended June 30
                                                                                                 1995                1994
Options outstanding at beginning of year...............................................              1,354               1,074
Options and SARs granted...............................................................                231                 299
Options exercised......................................................................                 (5)                (12)
Options cancelled......................................................................                (40)                 (7)
Options outstanding at end of year.....................................................              1,540               1,354
SARs included as outstanding at end of year............................................                498                 415
Options available for future grants at end of year.....................................                500               1,665
Options and SARs exercisable at end of year............................................                926                 392
Option and SAR market prices per share:
  Date of grant........................................................................     $        11.50      $        16.67
  Exercised (at lowest and highest market prices)......................................             14.42-              18.23-
                                                                                                     18.25               20.67
  Cancelled (at lowest and highest market prices)......................................             11.50-
                                                                                                     13.87               10.00


                                                                                              1993
Options outstanding at beginning of year...............................................              455
Options and SARs granted...............................................................              708
Options exercised......................................................................              (64)
Options cancelled......................................................................              (25)
Options outstanding at end of year.....................................................            1,074
SARs included as outstanding at end of year............................................              329
Options available for future grants at end of year.....................................              914
Options and SARs exercisable at end of year............................................              119
Option and SAR market prices per share:
  Date of grant........................................................................  $        16.50-
                                                                                                   22.00
  Exercised (at lowest and highest market prices)......................................           21.50-
                                                                                                   29.00
  Cancelled (at lowest and highest market prices)......................................
                                                                                                     N/A

NOTE N -- RESTRUCTURING AND MERGER RELATED COSTS

     As a result of the April, 1995, merger of Dibrell and Monk-Austin, accounted for as a pooling of interests, the Company has initiated various activities to restructure its worldwide operations. Merger related costs incurred and paid for legal, accounting and financial consultants were $8.1 million.

     The following tables set forth the Company's restructuring provisions provided and changes in the related reserves for fiscal 1995. The reserve balances are included in accrued expenses and deferred compensation and other benefits.

                                                                                            Facilities
                                                                            Employee         Closure
                                                                           Separations        Costs         Other        Total
Provision for restructuring...........................................       $  12,593        $  2,848      $2,416      $17,857
Reduced for:
  Cash payments.......................................................              76             223         205          504
  Asset writedowns....................................................              --           1,493       2,211        3,704
Reserve balances at June 30, 1995.....................................       $  12,517        $  1,132      $   --      $13,649

     The restructuring charges provided include approximately $2.6 million for the closing of certain unprofitable flower facilities and related severance costs. Those flower operations which were closed are not expected to have a material impact on the Company's consolidated results of operations. The remaining restructuring provision of $15.2 million addresses rationalization of the tobacco operations through elimination of duplicative facilities and reduction of personnel. During the quarter ended June 30, 1995, the Company severed a total of 104 employees of which 33 were involuntarily separated. The severed employees were primarily in the tobacco division and worked in various departments throughout the Company. Substantially all of the restructuring reserves will result in future cash expenditures. Additional restructuring charges of $5 million to $10 million are anticipated during fiscal 1996, as the Company further rationalizes its combined operations to achieve desired efficiencies and synergies.

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE O -- CAPITAL STOCK AND RECAPITALIZATION

     On November 13, 1992 and in connection with the Monk-Austin initial public offering, Monk-Austin effected a plan of recapitalization and amended and restated its articles of incorporation. Among other things, the amended and restated articles of incorporation and the related articles of restatement (i) created a new class of common stock, par value $.01 per share (Common Stock), with one vote per share, (ii) converted all outstanding shares of the Company's Class A and Class B common stock into an aggregate of 15,422 shares of the newly created Common Stock, reflecting a 128 for 1 conversion ratio, and (iii) converted all outstanding shares of Monk-Austin's 10% preferred stock into 810 shares of Common Stock. The accompanying financial statements reflect the conversion of the Class A and Class B common stock for all periods presented and the pooling of interests that occurred in fiscal 1995.

     On November 20, 1992, Monk-Austin completed an initial public offering in which it issued 1,881 shares of Common Stock at $16.50 per share. The Company's gross proceeds and share of total issuance costs were $31,041 and $3,276, respectively. Issuance costs are included as a reduction of additional paid-in capital.

NOTE P -- FINANCIAL INSTRUMENTS

     The estimated fair value of the Company's financial instruments at June 30, 1995 is provided in the following table:

                                                                                                    Carrying          Fair
                                                                                                     Amount           Value
Convertible Subordinated Debentures.........................................................        $ 56,370         $70,462
Other Long-Term Debt........................................................................          50,451          38,769

     Interest rate swap agreements with an aggregate material principal balance of $31,285 and expiring December 31, 1996 had a negative value of $600 at June 30, 1995.

     In the normal course of business, the Company is a party to financial instruments with off balance sheet risk such as letters of credit and guarantees. Management does not expect any material losses to result from these instruments.

     The fair value estimates presented herein are based on information available to management at June 30, 1995, and were determined using market information and other commonly accepted valuation methodologies.

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

NOTE Q -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial information is as follows:

                                                                                                                   Net
                                                                                                                  Income
                                                                                                                (Loss)(3)
                                                                              Gross             Net            per Share of
                                                             Net              Profit           Income             Common
                                                            Sales            (Loss)(1)         (Loss)             Stock
1995 Fiscal Year..................................        $1,927,749         $170,233         $(30,165)           $(0.79)
      Fourth Quarter..............................           380,215           27,243          (39,928)(1)         (1.05)(1)
      Third Quarter...............................           644,079           58,320            7,576              0.20
      Second Quarter..............................           631,503           52,627            3,709              0.10
      First Quarter...............................           271,952           32,043           (1,522)            (0.04)

1994 Fiscal Year..................................        $1,449,078         $131,792         $ (8,490)           $(0.22)
      Fourth Quarter..............................           322,147           (2,805)         (32,080)(2)         (0.84)(2)
      Third Quarter...............................           404,751           42,112            3,627              0.10
      Second Quarter..............................           391,199           43,932            9,199              0.24
      First Quarter...............................           330,981           48,553           10,764              0.28

(1) In the fourth quarter of 1995 the Company recorded charges of $9.2 million and $26.0 million related to the valuation of certain inventories and restructuring and merger related costs, respectively.

(2) The Company recorded a charge of $36.9 million in the fourth quarter of 1994 related to the valuation of certain tobacco inventories and advances on purchases of tobacco.

(3) Fully diluted amounts are anti-dilutive.

NOTE R -- SUPPLEMENTAL GUARANTOR INFORMATION

     DIMON International, Inc. and Florimex Worldwide, Inc. (collectively, the "Guarantors"), wholly owned subsidiaries of DIMON Incorporated, have fully and unconditionally guaranteed on a joint and several basis DIMON Incorporated's obligations to pay principal, premium and interest relative to the $125,000,000
  % Senior Notes due 2006. Management has determined that separate, full financial statements of the Guarantors would not be material to investors and such financial statements are not provided. Supplemental combining financial information of the Guarantors is presented below:

                      DIMON INCORPORATED AND SUBSIDIARIES

                   Supplemental Combining Statement of Income

                            Year Ended June 30, 1995

                                 (in thousands)


                                                      DIMON
                                                   Incorporated    Guarantors    Non-Guarantors    Eliminations         Total

Net sales of goods and services.................     $     44      $1,244,301       $825,175        $ (141,771) a     $1,927,749
Cost of goods and services sold.................        3,314b      1,159,466        731,863          (137,127) a      1,757,516
                                                       (3,270)         84,835         93,312            (4,644)          170,233
Selling, administrative and general.............       13,936          51,073         80,692           (12,899) a,c      132,802
  Restructuring and merger related costs........       16,891           9,487           (423)                0            25,955
                                                      (34,097)         24,275         13,043             8,255            11,476
Other income:
  Interest......................................       10,346          12,550         12,791           (28,175) a          7,512
  Sundry........................................          151           2,274         11,757            (8,255) a,c        5,927
                                                       10,497          14,824         24,548           (36,430)           13,439
Other deductions:
  Interest......................................       11,882          33,824         27,700           (28,175) a         45,231
  Sundry........................................           26             147          1,675                 0             1,848
                                                       11,908          33,971         29,375           (28,175)           47,079
Income (loss) before income taxes, minority
  interest and equity in net income of investee
  companies.....................................      (35,508)          5,128          8,216                 0           (22,164)
Income taxes (benefits).........................       (8,567)          3,767         10,780                 0             5,980
Income (loss) before minority interest, equity
  in net income of investee companies...........      (26,941)          1,361         (2,564)                0           (28,144)
Income applicable to minority interest..........            0               0            216                 0               216
Equity in net income (loss) of investee
  companies, net of income taxes................            0             348         (2,153)                0            (1,805)
Equity in net income of subsidiaries............       (3,224)         (4,933)             0             8,157                 0
NET LOSS........................................     $(30,165)     $   (3,224)      $ (4,933)       $    8,157        $  (30,165)



a. Inter-company eliminations, including profit in inventory.



b. Reserve for inter-company profit in ending inventories.



c. Royalty expense in SG&A and Royalty income in Other Income for Consolidated

   Entities.

                      DIMON INCORPORATED AND SUBSIDIARIES

                      Supplemental Combining Balance Sheet

                                 June 30, 1995

                                 (in thousands)


                                                      DIMON
                                                   Incorporated    Guarantors    Non-Guarantors    Eliminations         Total
ASSETS
Current assets
  Cash and cash equivalents.....................     $  1,328       $  1,879        $ 12,254       $     26,865d      $   42,326
  Notes receivable..............................       30,015            851           1,136            (30,000) a         2,002
  Trade receivables, net of allowances..........      150,127        164,866         124,048           (256,291) a       182,750
  Inventories:
     Tobacco....................................       (5,116) b     103,294         312,253                  0          410,431
     Other......................................           25          2,240          11,914                  0           14,179

  Advances on purchases of tobacco..............      183,504         70,009          25,448           (234,582) a        44,379
  Recoverable income taxes......................            0              0           2,007                  0            2,007
  Prepaid expenses..............................       12,499            667          19,879                  0           33,045
       Total current assets.....................      372,382        343,806         508,939           (494,008)         731,119
Investments and other assets
  Equity in net assets of investee
     companies..................................            0          2,555          20,067                  0           22,622
  Consolidated subsidiaries.....................      266,381        243,970           5,007           (515,358) a             0
  Other investments.............................          965            366             418                  0            1,749
  Notes receivable..............................           45          1,016           5,046                  0            6,107
  Other.........................................          292         13,410          14,445                  0           28,147
                                                      267,683        261,317          44,983           (515,358)          58,625
Intangible assets
  Excess of cost over related net assets of
     business acquired..........................          388         15,209          10,570                  0           26,167
  Production and supply contracts...............            0         28,340           8,000                  0           36,340
  Pension asset.................................        3,131          1,088               0                  0            4,219
                                                        3,519         44,637          18,570                  0           66,726
Property, plant and equipment
  Land..........................................        1,770          1,573          16,089                  0           19,432
  Buildings.....................................        4,998         21,127         109,683                  0          135,808
  Machinery and equipment.......................        5,187         44,335         119,659                  0          169,181
  Allowances for depreciation...................       (4,167)       (25,293)        (71,912)                 0         (101,372)
                                                        7,788         41,742         173,519                  0          223,049
Deferred taxes and other deferred charges.......       10,076          4,557            (544)                 0           14,089
                                                     $661,448       $696,059        $745,467       $ (1,009,366)      $1,093,608



a. Inter-company eliminations, including profit in inventory.



b. Reserve for inter-company profit in ending inventories.



d. To adjust for cash transfers made by DIMON Incorporated to an entity which reports on an earlier period.

                      DIMON INCORPORATED AND SUBSIDIARIES

                      Supplemental Combining Balance Sheet

                                 June 30, 1995

                                 (in thousands)


                                                      DIMON
                                                   Incorporated    Guarantors    Non-Guarantors    Eliminations         Total
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities

  Notes payable.................................     $ 54,400       $ 30,000        $179,336       $    (30,000) a    $  233,736
  Accounts payable:
     Trade......................................        4,367        149,566         111,036           (208,410) a        56,559
     Officers and employees.....................       14,643             27           6,044                  0           20,714
     Other......................................          144            426          12,603                  0           13,173
  Advances from customers.......................        3,880        228,057          75,748           (258,461) a        49,224
  Accrued expenses..............................        4,509         13,815          42,158             (3,123) a        57,359
  Income taxes..................................      (10,744) e       3,672          18,271                  0           11,199
  Long-term debt current........................        4,714            628           6,216                  0           11,558
       Total current liabilities................       75,913        426,191         451,412           (499,994)         453,522

Long-term debt
  Revolving Credit Notes and Other..............      264,143          2,559          25,826                  0          292,528
  Convertible Subordinated Debentures...........       56,370              0               0                  0           56,370
                                                      320,513          2,559          25,826                  0          348,898
Deferred Credits
  Income taxes..................................           70             19          10,642                  0           10,731
  Compensation and other benefits...............       26,146          7,642           6,927                  0           40,715
                                                       26,216          7,661          17,569                  0           51,446
Minority interest in subsidiaries...............            0              0             936                  0              936

Stockholders' equity
  Common stock..................................       80,030        108,780         152,609           (261,389) a        80,030
  Retained earnings.............................      157,880        148,455          94,791           (243,246) a       157,880
  Equity-currency conversions...................        1,565          1,796           1,707             (3,503) a         1,565
  Unrealized gain on investments................          617            617             617             (1,234) a           617
  Additional minimum pension liability..........       (1,286)             0               0                  0           (1,286)
                                                      238,806        259,648         249,724           (509,372) a       238,806
                                                     $661,448       $696,059        $745,467       $ (1,009,366)      $1,093,608



a. Inter-company eliminations, including profit in inventory.



e. Current deferred tax on reserves and unallocated, estimated tax payments.

                      DIMON INCORPORATED AND SUBSIDIARIES

                 Supplemental Combining Statement of Cash Flows

                            Year Ended June 30, 1995

                                 (in thousands)


                                                             DIMON
                                                          Incorporated    Guarantors    Non-Guarantors    Eliminations     Total
Operating Activities
  Net Income (Loss).....................................   $  (30,165)     $ (3,224)      $   (4,933)      $    8,157a    $(30,165)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities
    Depreciation and amortization.......................          607        10,372           20,873                0       31,852
    Deferred items......................................        3,922        (3,130)          (1,412)               0         (620)
    Loss (gain) on foreign currency transactions........          (55)           81              544                0          570
    Gain on disposition of fixed assets.................            0          (280)          (1,539)               0       (1,819)
    Undistributed (earnings) loss of
      investees/subsidiaries............................        3,224         4,585            2,153           (8,157) a     1,805
    Dividends received from investees...................            0           400               78                0          478
    Income applicable to minority interest..............            0             0              216                0          216
    Bad debt expense....................................            0           (30)           3,850                0        3,820
    Decrease (increase) in accounts receivable..........     (102,713)      (33,329)          97,941           90,621a      52,520
    Decrease (increase) in inventories and advances on
      purchases of tobacco..............................       97,253           823         (261,577)         165,657a       2,156
    Decrease in recoverable taxes.......................        1,666             0            2,627                0        4,293
    Decrease (increase) in prepaid expenses.............       (8,718)        1,420            3,717                0       (3,581)
    Increase (decrease) in accounts payable and accrued
      expenses..........................................        5,224         7,736          (25,238)         (45,885) a   (58,163)
    Increase (decrease) in advances from customers......         (918)      (15,652)         201,799         (188,257) a    (3,028)
    Increase (decrease) in income taxes.................       (2,817)        7,135            1,757                0        6,075
    Other...............................................          269             0              135                0          404
      Net cash provided (used) by operating activities..      (33,221)      (23,093)          40,991           22,136        6,813
Investing Activities
  Purchase of property and equipment....................         (117)      (10,966)         (15,953)               0      (27,036)
  Proceeds from sale of property and equipment..........            0           838            4,039                0        4,877
  Payments on notes receivable and receivable from
    investees...........................................           15         3,516           24,010                0       27,541
  Issuance of notes receivable..........................      (30,000)       (2,829)          (3,500)          30,000a      (6,329)
  Proceeds from or (advances) for other investments and
    other assets........................................        5,865        (9,075)           2,601            4,676a       4,067
  Purchase of minority interest in subsidiaries.........            0             0             (507)               0         (507)
  Purchase of subsidiary, $8,856 for property and
    equipment...........................................            0       (17,123)               0                0      (17,123)
      Net cash provided (used) by investing activities..      (24,237)      (35,639)          10,690           34,676      (14,510)
Financing Activities
  Repayment of debt.....................................     (641,100)       (4,699)        (281,223)               0     (927,022)
  Proceeds from debt....................................      708,995        60,000          239,371          (30,000) a   978,366
  Cash dividends paid to DIMON Incorporated
    stockholders........................................      (15,568)            0               (2)               0      (15,570)
  Cash dividends paid to minority stockholders..........            0             0             (237)               0         (237)
  Proceeds from sale of common stock....................          169             0                0                0          169
      Net cash provided (used) by financing activities..       52,496        55,301          (42,091)         (30,000)      35,706
Effect of exchange rate changes on cash.................            0             0           (1,584)               0       (1,584)
Increase (decrease) in cash and cash equivalents........       (4,962)       (3,431)           8,006           26,812       26,425
Increase in cash from purchased subsidiaries............            0         3,430                0                0        3,430
Cash and cash equivalents at beginning
  of year...............................................        6,290         1,880            4,248               53       12,471
      Cash and cash equivalents at end of year..........   $    1,328      $  1,879       $   12,254       $   26,865     $ 42,326



a. Inter-company eliminations, including profit in inventory.

                      DIMON INCORPORATED AND SUBSIDIARIES

                   Supplemental Combining Statement of Income

                            Year Ended June 30, 1994

                                 (in thousands)


                                                       DIMON
                                                    Incorporated    Guarantors    Non-Guarantors    Eliminations         Total

Net sales of goods and services..................     $     42       $892,729        $708,508        $  (152,201) a    $1,449,078
Cost of goods and services sold..................          984b       832,225         634,485           (150,408) a     1,317,286
                                                          (942)        60,504          74,023             (1,793)         131,792
Selling, administrative and general..............        6,148         51,368          69,051             (9,256) a       117,311
                                                        (7,090)         9,136           4,972              7,463           14,481
Other income:
  Interest.......................................        8,046          5,953           9,502            (16,476) a         7,025
  Sundry.........................................          491          3,020           5,164                  0            8,675
                                                         8,537          8,973          14,666            (16,476)          15,700
Other deductions:
  Interest.......................................        4,568         13,879          25,683             (9,013) a        35,117
  Sundry.........................................        4,533          1,542          (5,656)                 0              419
                                                         9,101         15,421          20,027             (9,013)          35,536

Income (loss) before income taxes, minority
  interest, and equity in net income of investee
  companies......................................       (7,654)         2,688            (389)                 0           (5,355)
Income taxes (benefits)..........................       (1,999)         3,067           1,699                  0            2,767

Income (loss) before minority interest,
  and equity in net income of
  investee companies.............................       (5,655)          (379)         (2,088)                 0           (8,122)
Income applicable to minority interest...........            0              0             466                  0              466
Equity in net income (loss) of investee
  companies, net of income taxes.................         (265)          (109)            472                  0               98
Equity in net income of subsidiaries.............       (2,570)        (2,082)              0              4,652                0

NET LOSS.........................................     $ (8,490)      $ (2,570)       $ (2,082)       $     4,652       $   (8,490)



a. Inter-company eliminations, including profit in inventory.



b. Reserve for inter-company profit in ending inventories.

                      DIMON INCORPORATED AND SUBSIDIARIES

                      Supplemental Combining Balance Sheet

                                 June 30, 1994

                                 (in thousands)

                                                       DIMON
                                                    Incorporated    Guarantors    Non-Guarantors    Eliminations         Total
ASSETS
Current assets
  Cash and cash equivalents......................     $  6,290       $  1,880        $  4,248        $        53a      $   12,471
  Notes receivable...............................           15          1,561          14,955                  0           16,531
  Trade receivables, net of allowances...........      116,086        145,363          68,535           (165,670) a       164,314
  Inventories:
     Tobacco.....................................       (1,803) b     150,875         254,139                  0          403,211
     Other.......................................            0            564           5,111                  0            5,675

  Advances on purchases of tobacco...............       47,382         45,787          35,885            (68,925) a        60,129
  Recoverable income taxes.......................        1,666              0           4,485                  0            6,151
  Prepaid expenses...............................          887          4,357          11,717                  0           16,961
       Total current assets......................      170,523        350,387         399,075           (234,542)         685,443
Investments and other assets
  Equity in net assets of investee companies.....            0          3,801          30,606                  0           34,407
  Consolidated subsidiaries......................      276,731        229,756           5,007           (511,494) a             0
  Other investments..............................       14,259             43              34                  0           14,336
  Notes receivable...............................           60            530          12,026                  0           12,616
  Other..........................................          810         11,461           3,769                  0           16,040
                                                       291,860        245,591          51,442           (511,494)          77,399
Intangible assets
  Excess of cost over related net assets of
     business acquired...........................          399          1,886          10,409                  0           12,694
  Production and supply contracts................            0         32,740           9,600                  0           42,340
  Pension asset..................................        2,458              0               0                  0            2,458
                                                         2,857         34,626          20,009                  0           57,492
Property, plant and equipment
  Land...........................................           68          3,336          14,228                  0           17,632
  Buildings......................................        1,269         26,943          89,571                  0          117,783
  Machinery and equipment........................          639         55,187         105,083                  0          160,909
  Allowances for depreciation....................         (590)       (41,374)        (44,621)                 0          (86,585)
                                                         1,386         44,092         164,261                  0          209,739

  Deferred taxes and other deferred charges......       11,246          4,608          (2,111)                 0           13,743

                                                      $477,872       $679,304        $632,676        $  (746,036)      $1,043,816


a. Inter-company eliminations, including profit in inventory.


b. Reserve for inter-company profit in ending inventories.

                      DIMON INCORPORATED AND SUBSIDIARIES

                      Supplemental Combining Balance Sheet

                                 June 30, 1994

                                 (in thousands)


                                                       DIMON
                                                    Incorporated    Guarantors    Non-Guarantors    Eliminations         Total
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Notes payable to banks...........................     $ 68,500       $ 14,600        $172,507        $         0       $  255,607
  Accounts payable:
     Trade.......................................        7,229        148,216          94,626           (165,426) a        84,645
     Officers and employees......................        1,372         13,397           3,304                  0           18,073
     Other.......................................          200            445           8,947                  0            9,592
  Advances from customers........................          937         90,865          27,331            (70,204) a        48,929
  Accrued expenses...............................        2,614          6,629          22,837               (222) a        31,858
  Income taxes...................................       (4,910) e       2,174           7,582                  0            4,846
  Long-term debt current.........................        5,161              0           9,065                  0           14,226
       Total current liabilities.................       81,103        276,326         346,199           (235,852)         467,776
Long-term debt
  Revolving Credit Notes and Other...............       27,982        133,885          26,958                  0          188,825
  Convertible Subordinated Debentures............       56,475              0               0                  0           56,475
                                                        84,457        133,885          26,958                  0          245,300
Deferred Credits
  Income taxes...................................        4,894         (2,969)          9,302                  0           11,227
  Compensation and other benefits................       19,104          6,803           4,065                  0           29,972
                                                        23,998          3,834          13,367                  0           41,199
Minority interest in subsidiaries................            0              0           1,227                  0            1,227
Stockholders' equity
  Common stock...................................       79,861        105,662         139,457           (245,119) a        79,861
  Retained earnings..............................      203,615        151,679          99,725           (251,404) a       203,615
  Equity-currency conversions....................        6,471          7,918           5,743            (13,661) a         6,471
  Unrealized loss on investments.................         (259)             0               0                  0             (259)
  Additional minimum pension liability...........       (1,374)             0               0                  0           (1,374)

                                                       288,314        265,259         244,925           (510,184)         288,314
                                                      $477,872       $679,304        $632,676        $  (746,036)      $1,043,816



a. Inter-company eliminations, including profit in inventory.



e. Current deferred tax on reserves and unallocated, estimated tax payments.

                      DIMON INCORPORATED AND SUBSIDIARIES

                 Supplemental Combining Statement of Cash Flows

                            Year Ended June 30, 1994

                                 (in thousands)

                                                                DIMON
                                                             Incorporated    Guarantors    Non-Guarantors    Eliminations
Operating Activities
  Net Income (Loss).......................................     $ (8,490)     $  (2,570 )     $   (2,082)       $  4,652a
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities
    Depreciation and amortization.........................         (416)        10,508           18,770               0
    Deferred items........................................          672         (4,461 )          4,354               0
    Loss (gain) on foreign currency transactions..........           80            120           (1,379)              0
    Gain on disposition of fixed assets...................            0           (447 )         (1,177)              0
    Gain on disposal of operations........................            0         (1,792 )              0               0
    Undistributed earnings of investees/subsidiaries......        2,835          2,190             (472)         (4,652)a
    Dividends received from investees.....................            0              0              577               0
    Income applicable to minority interest................            0              0              466               0
    Bad debt expense......................................           (3)             0            4,684               0
    Decrease (increase) in accounts receivable............       (5,838)         6,356          123,701         (92,765)a
    Decrease (increase) in inventories and advances on
      purchases of tobacco................................       60,215          4,301         (149,953)         68,925a
    Decrease (increase) in recoverable taxes..............       (1,472)             0            2,823               0
    Decrease (increase) in prepaid expenses...............         (273)          (217 )         (1,566)              0
    Increase (decrease) in accounts payable and accrued
      expenses............................................        5,280         22,090           (8,738)         (8,902)a
    Increase (decrease) in advances from customers........          937       (101,502 )         65,659          39,857a
    Increase (decrease) in income taxes...................       (8,373)         4,154           (4,525)              0
    Other.................................................         (281)             0           (4,702)              0
      Net cash provided (used) by operating activities....       44,873        (61,270 )         46,440           7,115
Investing Activities
  Purchase of property and equipment......................         (234)        (9,897 )        (22,251)              0
  Proceeds from sale of property
    and equipment.........................................            0          2,023            3,968               0
  Payments received on notes receivable and
    receivable from investees.............................            0          7,162            6,092          (8,777)a
  Advances for notes receivable...........................          (75)             0          (18,310)              0
  Proceeds from or advances for investees,
    other investments and other assets....................      (11,082)        (5,389 )         13,677           2,600a
  Purchase of shares of Standard Commercial Corporation...      (13,408)             0                0               0
  Other...................................................           69              0             (263)              0

    Net cash provided (used) by investing activities......      (24,730)        (6,101 )        (17,087)         (6,177)
Financing Activities
  Repayment of debt.......................................      (35,016)       (17,770 )       (226,518)              0
  Proceeds from debt......................................       16,605         85,403          205,238               0
  Cash dividends paid to DIMON Incorporated
    stockholders..........................................      (13,014)             0                0               0
  Cash dividends paid to minority stockholders............            0              0             (285)              0
  Proceeds from sale of common stock......................           28              0                0               0
    Net cash provided (used) by financing activities......      (31,397)        67,633          (21,565)              0
Effect of exchange rate changes on cash...................            0              0           (1,662)              0
Increase (decrease) in cash and cash equivalents..........      (11,254)           262            6,126             938
Cash and cash equivalents at beginning of year............       17,544          1,618           (1,878)           (885)a
      Cash and cash equivalents at end of year............     $  6,290      $   1,880       $    4,248        $     53

                                                             Total
Operating Activities
  Net Income (Loss).......................................  $ (8,490)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities
    Depreciation and amortization.........................    28,862
    Deferred items........................................       565
    Loss (gain) on foreign currency transactions..........    (1,179)
    Gain on disposition of fixed assets...................    (1,624)
    Gain on disposal of operations........................    (1,792)
    Undistributed earnings of investees/subsidiaries......       (99)
    Dividends received from investees.....................       577
    Income applicable to minority interest................       466
    Bad debt expense......................................     4,681
    Decrease (increase) in accounts receivable............    31,454
    Decrease (increase) in inventories and advances on
      purchases of tobacco................................   (16,512)
    Decrease (increase) in recoverable taxes..............     1,351
    Decrease (increase) in prepaid expenses...............    (2,056)
    Increase (decrease) in accounts payable and accrued
      expenses............................................     9,730
    Increase (decrease) in advances from customers........     4,951
    Increase (decrease) in income taxes...................    (8,744)
    Other.................................................    (4,983)
      Net cash provided (used) by operating activities....    37,158
Investing Activities
  Purchase of property and equipment......................   (32,382)
  Proceeds from sale of property
    and equipment.........................................     5,991
  Payments received on notes receivable and
    receivable from investees.............................     4,477
  Advances for notes receivable...........................   (18,385)
  Proceeds from or advances for investees,
    other investments and other assets....................      (194)
  Purchase of shares of Standard Commercial Corporation...   (13,408)
  Other...................................................      (194)
    Net cash provided (used) by investing activities......   (54,095)
Financing Activities
  Repayment of debt.......................................  (279,304)
  Proceeds from debt......................................   307,246
  Cash dividends paid to DIMON Incorporated
    stockholders..........................................   (13,014)
  Cash dividends paid to minority stockholders............      (285)
  Proceeds from sale of common stock......................        28
    Net cash provided (used) by financing activities......    14,671
Effect of exchange rate changes on cash...................    (1,662)
Increase (decrease) in cash and cash equivalents..........    (3,928)
Cash and cash equivalents at beginning of year............    16,399
      Cash and cash equivalents at end of year............  $ 12,471



a. Inter-company eliminations, including profit in inventory.

                      DIMON INCORPORATED AND SUBSIDIARIES

                   Supplemental Combining Statement of Income

                            Year Ended June 30, 1993

                                 (in thousands)


                                                      DIMON
                                                   Incorporated    Guarantors    Non-Guarantors    Eliminations         Total

Net sales of goods and services.................     $  1,860      $1,074,417       $820,240        $  (215,901) a,f  $1,680,616
Cost of goods and services sold.................          602b        971,284        690,115           (204,173) a     1,457,828
                                                        1,258         103,133        130,125            (11,728)         222,788
Selling, administrative and general.............        9,962          46,009         67,714            (11,728) a,f     111,957
                                                       (8,704)         57,124         62,411                  0          110,831
Other income:
  Interest......................................        2,195          11,396          1,616             (9,491) a         5,716
  Sundry........................................        3,689          (2,077)        18,350                  0           19,962
                                                        5,884           9,319         19,966             (9,491)          25,678
Other deductions:
  Interest......................................        7,562          15,320         24,737             (9,491) a        38,128
  Sundry........................................        1,449              35          1,210                  0            2,694
                                                        9,011          15,355         25,947             (9,491)          40,822
Income (loss) before income taxes, minority
  interest, equity in net income of investee
  companies, subsidiary companies and cumulative
  effect of accounting changes..................      (11,831)         51,088         56,430                  0           95,687
Income taxes (benefits).........................       (3,535)         13,870         20,838                  0           31,173

Income (loss) before minority interest, equity
  in net income of investee companies and
  cumulative effect of accounting changes.......       (8,296)         37,218         35,592                  0           64,514
Income (loss) applicable to minority interest...            0               0            486                  0              486
  Equity in net income (loss) of investee
     companies, net of income taxes.............         (146)           (113)         1,518                  0            1,259
Equity in net income of subsidiary companies....       73,729          36,624              0           (110,353) a             0

Income before cumulative effect of accounting
  changes.......................................       65,287          73,729         36,624           (110,353)          65,287
Post retirement benefit plans (net of tax)......       (9,746)              0              0                  0           (9,746)
Income taxes....................................        8,963               0              0                  0            8,963
NET INCOME......................................     $ 64,504      $   73,729       $ 36,624        $  (110,353)      $   64,504



a. Inter-company eliminations, including profit in inventory.



b. Reserve for inter-company profit in ending inventories.



f. Commission expense in SG&A and Commission income in Sales.

                      DIMON INCORPORATED AND SUBSIDIARIES

                      Supplemental Combining Balance Sheet

                                 June 30, 1993

                                 (in thousands)

                                                         DIMON
                                                      Incorporated    Guarantors    Non-Guarantors    Eliminations        Total
ASSETS
Current assets
  Cash and cash equivalents........................     $ 17,544       $  1,618        $ (1,878)       $      (885) a    $ 16,399
  Notes receivable.................................            0          8,619           3,077             (8,411) a       3,285
  Trade receivables, net of allowances.............      112,162        154,610         208,762           (258,437) a     217,097
  Inventories:
     Tobacco.......................................       (2,602) b     168,843         158,527                  0        324,768
     Other.........................................            0            525          16,962                  0         17,487

  Advances on purchases of tobacco.................      105,055         31,778          32,177            (96,054) a      72,956
  Recoverable income taxes.........................          194              0           4,573                  0          4,767
  Prepaid expenses.................................          614          4,139           4,942                  0          9,695
       Total current assets........................      232,967        370,132         427,142           (363,787)       666,454
Investments and other assets
  Equity in net assets of investee companies.......            0         (3,106)         39,450                  0         36,344
  Consolidated subsidiaries........................      266,495        188,378           5,007           (459,880) a           0
  Other investments................................        2,264             41              51                  0          2,356
  Notes receivable.................................            0            635          10,455               (366) a      10,724
  Other............................................          782          5,372          16,940                  0         23,094
                                                         269,541        191,320          71,903           (460,246)        72,518
Intangible assets
  Excess of cost over related net assets of
     business acquired.............................          405          7,984           5,663                  0         14,052
  Production and supply
     contracts.....................................            0         37,442           6,087                  0         43,529
  Pension asset....................................        2,527              0               0                  0          2,527
                                                           2,932         45,426          11,750                  0         60,108
Property, plant and equipment
  Land.............................................           68          4,235          14,076                  0         18,379
  Buildings........................................         (653)        33,752          75,809                  0        108,908
  Machinery and equipment..........................          682         54,285          91,979                  0        146,946
  Allowances for depreciation......................         (272)       (41,574)        (42,838)                 0        (84,684)
                                                            (175)        50,698         139,026                  0        189,549

Deferred taxes and other deferred charges..........        6,706          1,112           2,073                  0          9,891

                                                        $511,971       $658,688        $651,894        $  (824,033)      $998,520


a. Inter-company eliminations, including profit in inventory.


b. Reserve for inter-company profit in ending inventories.

                      DIMON INCORPORATED AND SUBSIDIARIES

                      Supplemental Combining Balance Sheet

                                 June 30, 1993

                                 (in thousands)


                                                         DIMON
                                                      Incorporated    Guarantors    Non-Guarantors    Eliminations        Total
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities

  Notes payable to banks...........................    $   75,895      $(31,903)       $193,625        $         0       $237,617
  Accounts payable:
       Trade.......................................           114       124,783          99,192           (156,747) a      67,321
       Officers and employees......................         2,954        14,423          10,268                  0         27,645
       Other.......................................             0           256           1,345                  0          1,601
  Advances from customers..........................             0       192,367          39,963           (206,116) a      26,214
  Accrued expenses.................................         3,068         7,135          27,304                  0         37,507
  Income taxes.....................................         3,463e       (1,980)         11,973                  0         13,456
  Long-term debt current...........................         5,392             0           7,081                  0         12,473

       Total current liabilities...................        90,886       305,081         390,751           (362,863)       423,855
Long-term debt
  Revolving Credit Notes and Other.................        38,767       108,755          32,749                  0        180,271
  Convertible Subordinated Debentures..............        56,475             0               0                  0         56,475
                                                           95,242       108,755          32,749                  0        236,746
Deferred Credits
  Income taxes.....................................          (760)          588           2,807                  0          2,635
  Compensation and other benefits..................        18,454         4,145           3,393                  0         25,992
                                                           17,694         4,733           6,200                  0         28,627

Minority interest in subsidiaries..................             0             0           1,143                  0          1,143
Stockholders' equity
  Common stock.....................................        79,833        80,757         115,659           (196,416) a      79,833
  Retained earnings................................       225,119       154,250         101,806           (256,056) a     225,119
  Equity-currency conversions......................         3,477         5,112           3,586             (8,698) a       3,477
  Additional minimum pension liability.............          (280)            0               0                  0           (280)
                                                          308,149       240,119         221,051           (461,170)       308,149
                                                       $  511,971      $658,688        $651,894        $  (824,033)      $998,520



a. Inter-company eliminations, including profit in inventory.



e. Current deferred tax on reserves and unallocated, estimated tax payments.

                      DIMON INCORPORATED AND SUBSIDIARIES

                 Supplemental Combining Statement of Cash Flows

                            Year Ended June 30, 1993

                                 (in thousands)

                                                          DIMON
                                                       Incorporated    Guarantors    Non-Guarantors    Eliminations      Total
Operating Activities
  Net Income (Loss).................................... $   64,504     $  73,729       $   36,624       $ (110,353) a  $   64,504
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities
    Depreciation and amortization......................       (386)       10,099           14,846                0         24,559
    Deferred items.....................................      8,306         1,855           (8,820)               0          1,341
    Loss (gain) on foreign currency transactions.......       (439)          (99 )         (8,801)               0         (9,339)
    Gain on disposition of fixed assets................        (10)       (1,584 )         (1,640)               0         (3,234)
    Undistributed earnings of investees/subsidiaries...    (73,584)      (36,512 )         (1,518)         110,355a        (1,259)
    Dividends received from investees..................          0             0            3,756                0          3,756
    Income applicable to minority interest.............          0             0              486                0            486
    Bad debt expense...................................          0            (8 )          4,266                0          4,258
    Cumulative effect of accounting changes............          0             0              783                0            783
    Decrease (increase) in accounts receivable.........    (63,263)       30,695         (108,781)         114,873a       (26,476)
    Decrease (increase) in inventories and advances on
      purchases of tobacco.............................    (61,282)      246,762         (194,221)         (43,170) a     (51,911)
    Decrease (increase) in recoverable taxes...........      1,991             0             (824)               0          1,167
    Decrease (increase) in prepaid expenses............       (379)           65            4,399                0          4,085
    Increase (decrease) in accounts payable and accrued
      expenses.........................................       (400)       55,333           23,300          (65,295) a      12,938
    Increase (decrease) in advances from customers.....          0      (160,445 )        183,967          (12,803) a      10,719
    Increase (decrease) in income taxes................      5,938        (3,760 )            917                0          3,095
    Other..............................................          0             0            7,309                0          7,309
      Net cash provided (used) by operating
         activities....................................   (119,004)      216,130          (43,952)          (6,393)        46,781
Investing Activities
  Purchase of property and equipment...................       (166)      (14,295 )        (27,771)               0        (42,232)
  Proceeds from sale of property and equipment.........         54         2,100            3,066                0          5,220
  Payments received on notes receivable and receivable
    from investees.....................................          0         2,405            4,909           (1,906) a       5,408
  Advances for notes receivable........................          0        (1,180 )        (16,122)               0        (17,302)
  Proceeds from or advances for investees, other
    investments and other assets.......................     53,701       (50,033 )        (10,275)          (1,290) a      (7,897)
  Purchase of shares of Standard Commercial
    Corporation........................................       (386)            0                0                0           (386)
  Other................................................          0             0             (130)               0           (130)
    Net cash provided (used) by investing activities...     53,203       (61,003 )        (46,323)          (3,196)    $  (57,319)
Financing Activities
  Repayment of debt....................................          0      (203,217 )       (155,601)               0     $ (358,818)
  Proceeds from debt...................................     64,641        48,282          233,266                0        346,189
  Cash dividends paid to DIMON Incorporated
    stockholders.......................................     (9,818)            0                0                0         (9,818)
  Cash dividends paid to minority stockholders.........          0             0             (351)               0           (351)
  Proceeds from sale of common stock...................     28,298             0                0                0         28,298
    Net cash provided (used) by financing activities...     83,121      (154,935 )         77,314                0          5,500
Effect of exchange rate changes on cash................          0             0              779                0            779
Increase (decrease) in cash and cash equivalents.......     17,320           192          (12,182)          (9,589)        (4,259)
Cash and cash equivalents at beginning
  of year..............................................        224         1,426           10,304            8,704a        20,658
      Cash and cash equivalents at end of year......... $   17,544     $   1,618       $   (1,878)      $     (885)    $   16,399


a. Inter-company eliminations, including profit in inventory.

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)


     (a) Each of the Guarantors, the Company's wholly-owned subsidiaries, DIMON International, Inc. and Florimex Worldwide Inc., will fully and unconditionally guarantee on a joint and several basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of the Company's obligations under the Notes and the related indenture, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The obligations of each Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, can be guaranteed by the relevant Guarantor without resulting in the obligations of such Guarantor under its Guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law. Each of the Guarantees will be a guarantee of payment and not collection. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the assets less liabilities of each Guarantor determined in accordance with generally accepted accounting principles (GAAP). The Company will not be restricted from selling or otherwise disposing of any of the Guarantors other than DIMON International, Inc. provided that the proceeds of any such sale are applied as required by the Indenture.


     Florimex Worldwide, Inc. is the primary holding and operating company in the U.S. and represents the lead company for the flowers segment. The cut flowers operations consist of buying flowers from sources throughout the world and transporting them, normally by air, to operating units for resale to wholesalers and retailers.

     DIMON International, Inc. is the primary holding and operating company in the U.S. and represents the lead company in the Tobacco division whose operations consist primarily of selecting, buying, processing, packing, shipping, storage and financing tobacco.

     Management has determined that separate,full financial statements of the Guarantors would not be material to investors and such financial statements are not provided.


     (b) DIMON Incorporated and each of the Guarantors has accounted for their respective subsidiaries on the equity basis.



     (c) Certain reclassifications were made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminating entries eliminate investments in subsidiaries and intercompany balances.



     (d) Included in the above balance sheets are certain related party balances among borrower, the guarantors and non-guarantors. Due to the Company's world-wide operations, related party activity is included in most balance sheet accounts. The tables below set forth the significant intercompany balances for each of the periods presented.

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

                                                                                                   June 30, 1995
                                                                                                   Debit(Credit)
                                                                                       DIMON
                                                                                    Incorporated    Guarantors    Non-Guarantors
Accounts Receivable..............................................................    $  150,153     $  104,676      $   20,284
Advances on Purchases............................................................       183,503         64,284          (3,108)

Accounts Payable.................................................................          (780)      (138,137)        (69,487)
Advances from Customers..........................................................        (3,879)      (201,229)        (57,605)

                                                                                                   June 30, 1994
                                                                                                   Debit(Credit)
                                                                                       DIMON
                                                                                    Incorporated    Guarantors    Non-Guarantors
Accounts Receivable..............................................................    $  116,001     $   81,726      $   (7,027)
Advances on Purchases............................................................        47,382         25,505          21,277

Accounts Payable.................................................................           (28)      (132,840)        (41,110)
Advances from Customers..........................................................            --        (64,028)         (6,197)

                                                                                                   June 30, 1993
                                                                                                   Debit(Credit)
                                                                                       DIMON
                                                                                    Incorporated    Guarantors    Non-Guarantors
Accounts Receivable..............................................................    $  110,279     $   61,413      $  105,370
Advances on Purchases............................................................       105,055         25,695          31,937

Accounts Payable.................................................................          (111)      (116,044)        (45,019)
Advances from Customers..........................................................            --       (175,755)        (30,583)

                         Quarterly Financial Statements

                      DIMON INCORPORATED AND SUBSIDIARIES

                        Statement of Consolidated Income


                   Nine Months Ended March 31, 1996 and 1995


                    (in thousands, except per share amounts)


                                                                                                           (Unaudited)
                                                                                                        1996          1995
                                                                                                     First Nine    First Nine
                                                                                                       Months        Months
Net sales of goods and services...................................................................   $1,663,661    $1,547,534
Cost of goods and services sold...................................................................    1,481,128     1,404,544
                                                                                                        182,533       142,990
Selling, administrative and general expenses......................................................      102,736        94,883
Restructuring.....................................................................................        5,568             0
       Operating Income...........................................................................       74,229        48,107
Other income:
  Interest........................................................................................        6,687         6,631
  Sundry..........................................................................................        9,854         4,569
                                                                                                         16,541        11,200
Other deductions:
  Interest........................................................................................       38,036        34,139
  Sundry..........................................................................................          615           855
                                                                                                         38,651        34,994
Income before income taxes, minority interest, equity in net income of investee
  companies and extraordinary item................................................................       52,119        24,313
Income taxes......................................................................................       20,847        13,157
Income before minority interest, equity in net income of investee companies and extraordinary
  item............................................................................................       31,272        11,156
Income applicable to minority interest............................................................          242           272
Equity in net income (loss) of investee companies, net of income taxes............................         (290)       (1,121)
Income before extraordinary item..................................................................       30,740         9,763
Extraordinary item:
  Partial recovery of a previous extraordinary trade receivable write-off (net of
  applicable income tax expense of $870)..........................................................        1,400             0
NET INCOME........................................................................................   $   32,140    $    9,763
Earnings Per Share, primary
  Income before extraordinary item................................................................   $      .79    $      .26
  Extraordinary item..............................................................................          .04           .00
  Net Income......................................................................................   $      .83    $      .26
Earnings Per Share, assuming full dilution
  Income before extraordinary item................................................................   $      .77             *
  Extraordinary item..............................................................................          .03             *
  Net Income......................................................................................   $      .80             *
Average number of shares outstanding:
  Primary.........................................................................................       38,739        38,082
  Assuming full dilution..........................................................................       42,467        42,294
Cash dividends per share..........................................................................   $     .405    $      .27
See notes to consolidated financial statements



* Computation of earnings per share is anti-dilutive for first nine months of fiscal year 1995.

                      DIMON INCORPORATED AND SUBSIDIARIES

                           Consolidated Balance Sheet

                                 (in thousands)


                                                                                                      March 31      June 30
                                                                                                        1996          1995
                                                                                                     (unaudited)
ASSETS
Current assets
  Cash and cash equivalents.......................................................................   $   12,148    $   42,326
  Notes receivable................................................................................        1,134         2,002
  Trade receivables, net of allowances............................................................      195,999       182,750
  Inventories:
     Tobacco......................................................................................      343,484       410,431
     Other........................................................................................       20,429        14,179
  Advances on purchases of tobacco................................................................       74,470        44,379
  Recoverable income taxes........................................................................        1,320         2,007
  Prepaid expenses................................................................................       13,772        33,045
       Total current assets.......................................................................      662,756       731,119
Investments and other assets
  Equity in net assets of investee companies......................................................        8,287        22,622
  Other investments...............................................................................        4,242         1,749
  Notes receivable................................................................................        7,076         6,107
  Other...........................................................................................       24,986        28,147
                                                                                                         44,591        58,625
Intangible assets
  Excess of cost over related net assets of business acquired.....................................       23,743        26,167
  Production and supply contracts.................................................................       36,406        36,340
  Pension asset...................................................................................        4,219         4,219
                                                                                                         64,368        66,726
Property, plant, and equipment
  Land............................................................................................       20,254        19,432
  Buildings.......................................................................................      141,437       135,808
  Machinery and equipment.........................................................................      166,226       169,181
  Allowances for depreciation.....................................................................    (100,395)     (101,372)
                                                                                                        227,522       223,049
Deferred charges and taxes........................................................................       12,054        14,089
                                                                                                     $1,011,291    $1,093,608

                      DIMON INCORPORATED AND SUBSIDIARIES

                           Consolidated Balance Sheet

                                 (in thousands)


                                                                                                      March 31      June 30
                                                                                                        1996          1995
                                                                                                     (unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable to banks..........................................................................   $  101,288    $  233,736
  Accounts payable:
     Trade........................................................................................       59,371        56,559
     Officers and employees.......................................................................       26,411        20,714
     Other........................................................................................       40,732        13,173
  Advances from customers.........................................................................       76,639        49,224
  Accrued expenses................................................................................       41,962        57,359
  Income taxes....................................................................................        8,609        11,199
  Long-term debt current..........................................................................        8,982        11,558
     Total current liabilities....................................................................      363,994       453,522

Long-term debt
  Revolving Credit Notes and Other................................................................      278,440       292,528
  Convertible Subordinated Debentures.............................................................            0        56,370
                                                                                                        278,440       348,898

Deferred credits:
  Income taxes....................................................................................       15,614        10,731
  Compensation and other benefits.................................................................       41,467        40,715
                                                                                                         57,081        51,446
Minority interest in subsidiaries.................................................................          544           936
Stockholders' equity
  Serial Preferred Stock -- without par value:
                                      Mar. 31     Jun. 30
     Authorized shares.....................................................    10,000       10,000
     Issued shares......................................................        -0-            -0-
  Common Stock -- without par value:
                                      Mar. 31     Jun. 30
     Authorized shares......................................................  125,000      125,000
     Issued shares..........................................................   42,349       38,092
                                                            ......................................      136,693        80,030
  Retained earnings...............................................................................      174,050       157,880
  Equity-currency conversions.....................................................................        1,774         1,565
  Additional minimum pension liability............................................................       (1,285)       (1,286)
  Unrealized gain on investments..................................................................            0           617
                                                                                                        311,232       238,806
                                                                                                     $1,011,291    $1,093,608


See notes to consolidated financial statements

                      DIMON INCORPORATED AND SUBSIDIARIES

                      Statement of Consolidated Cash Flows


                   Nine Months Ended March 31, 1996 and 1995


                                 (in thousands)


                                                                                                    March 31       March 31
                                                                                                      1996           1995
                                                                                                          (unaudited)
Operating activities
  Net Income....................................................................................   $    32,140    $     9,763
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization..............................................................        24,234         21,891
     Deferred items.............................................................................         1,193          1,750
     Loss (gain) on foreign currency transactions...............................................           (73)         9,835
     Gain on disposition of fixed assets........................................................        (1,385)          (866)
     Gain on sale of investee...................................................................        (3,751)             0
     Gain on sale of investment.................................................................        (1,090)             0
     Undistributed earnings of investees........................................................           290          1,121
     Dividends received from investees..........................................................           289            400
     Income applicable to minority interest.....................................................           242            272
     Bad debt expense...........................................................................         1,078          1,469
     Increase in accounts receivable............................................................       (13,994)       (16,431)
     Increase in inventories and advances on purchases of tobacco...............................        31,102         68,280
     Decrease in recoverable taxes..............................................................           103          3,761
     Decrease (increase) in prepaid expenses....................................................        12,965         (6,819)
     Increase (decrease) in accounts payable and accrued expenses...............................        34,599         10,695
     Increase in advances from customers........................................................        26,908        (16,286)
     Increase in income taxes...................................................................         1,590         10,500
     Other......................................................................................            92          4,402
       Net cash provided (used) by operating activities.........................................       146,532        103,737
Investing activities
  Purchase of property and equipment............................................................       (20,609)       (18,845)
  Proceeds from sale of property and equipment..................................................         3,273          3,286
  Payments received on notes receivable and receivable from investees...........................         1,380         18,552
  Advances for notes receivable.................................................................        (7,892)        (3,461)
  Proceeds from or advances for investees, other investments and other assets...................        20,148         (1,039)
  Increase in excess of cost over net assets of business acquired...............................           787              0
  Purchase of minority interest in subsidiaries.................................................             0           (484)
  Purchase of subsidiary........................................................................        (6,543)             0
       Net cash provided (used) by investing activities.........................................        (9,456)        (1,991)
Financing activities
  Repayment of debt.............................................................................      (218,821)      (151,484)
  Proceeds from debt............................................................................        67,238        106,611
  Proceeds from sale of stock...................................................................         3,287              9
  Cash dividends paid to minority stockholders..................................................             0           (237)
  Cash dividends paid to DIMON Incorporated stockholders........................................       (15,969)       (10,190)
       Net cash provided by financing activities................................................      (164,265)       (55,291)
Effect of exchange rate changes on cash.........................................................        (2,989)        (2,701)
Increase in cash and cash equivalents...........................................................       (30,178)        43,754
Cash and cash equivalents at beginning of year..................................................        42,326         12,471
       Cash and cash equivalents at end of period...............................................   $    12,148    $    56,225


See notes to consolidated financial statements

                      DIMON INCORPORATED AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

 1. Primary earnings (loss) per share are computed by dividing earnings (loss) by the weighted average number of shares outstanding plus any common stock equivalents during each period. The fully diluted earnings (loss) per share calculation assumes that all of the Convertible Subordinated Debentures were converted into Common Stock at the beginning of the reporting period thereby increasing the weighted average number of shares considered outstanding during each period. The weighted average number of shares outstanding are further increased by common stock equivalents on employee stock options. Also, all interest expense on the debentures for the period is added to pre-tax income and the hypothetical additional income tax expense is deducted.

 2. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

 3. On April 1, 1995, Dibrell Brothers, Incorporated (Dibrell) and Monk-Austin, Inc. (Monk-Austin) merged into DIMON Incorporated. The merger has been accounted for as a pooling of interests and all prior consolidated financial statements have been restated to include the historical results of operations of both Dibrell and Monk-Austin including the effects of conforming the accounting policies of the two former entities. Recorded assets and liabilities have been carried forward at their historical book values.


 4. In June 1995, the Company provided a restructuring reserve of $17.9 million pre-tax related primarily to eliminating duplicative facilities of tobacco operations and a reduction in the number of employees. During the quarter and nine months ended March 31, 1996, an additional $2.7 million and $5.6 million, respectively, pre-tax was provided for restructuring the tobacco operations in Brazil and corporate departments, primarily for a reduction in the number of employees, net of recoveries of $498 thousand relating primarily to accounts receivable of closed flower locations. As of March 31, 1996, payments for the nine months of $6.8 million have been recorded as a reduction of the restructuring reserves.



 5. The results of operations for the three months and nine months ended March 31, 1996 and 1995 are not necessarily indicative of the results to be expected for the full year and should not be relied on as a basis for projecting year end results. The Company's operations are seasonal and quarterly comparisons are of little value.


 6. For additional information regarding accounting principles and other financial data, see Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended June 30, 1995.

 7. Certain accounts of the prior periods have been reclassified for conformity with the financial statements of the current period.


 8. The Company called the subordinated debt outstanding as of February 9, 1996, on Form S-3 filed with the Securities and Exchange Commission. The proforma primary earnings per share of the conversion, assuming it had taken place at the beginning of the period, would have been $.16 for the nine months ended March 31, 1996, or equal to the fully diluted amounts as disclosed in the statement of consolidated income.


 9. On November 7, 1995, DIMON International, Inc., a wholly owned subsidiary of DIMON Incorporated, completed the sale of its 50% interest in Rio Grande Tabacalera S.A. (RGT), a Brazilian processing entity, to an unrelated third party. The Company's investment was sold for $9,000,000 in cash, recognizing a gain on the sale of RGT of $3,113,000, net of related taxes of $630,000.


10. DIMON International, Inc. and Florimex Worldwide, Inc. (collectively, the "Guarantors"), wholly owned subsidiaries of DIMON Incorporated, will fully and unconditionally guarantee on a joint and several basis DIMON Incorporated's obligations to pay principal, premium and interest relative
    to the $125,000,000   % Senior Notes due 2006. Management has determined
    that separate, full financial statements of the Guarantors would not be material to investors and such financial statements are not provided. Supplemental combining financial information of the Guarantors is presented below:

                      DIMON INCORPORATED AND SUBSIDIARIES

                   Supplemental Combining Statement of Income


                        Nine Months Ended March 31, 1996


                                 (in thousands)


                                                        DIMON
                                                     Incorporated    Guarantors    Non-Guarantors    Eliminations         Total
Net sales of goods and services...................     $     34      $1,195,251       $777,232        $ (308,856)a      $1,663,661
Cost of goods and services sold...................       (5,116)b     1,123,897        671,203          (308,856)a       1,481,128
                                                          5,150          71,354        106,029                --           182,533
Selling, administrative and general...............        8,491          55,787         44,954            (6,496)a         102,736
Restructuring.....................................        2,097           1,000          2,471                 0             5,568
                                                         (5,438)         14,567         58,604            (6,496)           74,229
Other income:
  Interest........................................       22,015           6,570          6,393           (28,291)a           6,687
  Sundry..........................................          222           2,372         13,756            (6,496)a           9,854
                                                         22,237           8,942         20,149           (34,787)           16,541
Other deductions:
  Interest........................................       20,193          24,410         21,724           (28,291)a          38,036
  Sundry..........................................           50              (2)           567                --               615
                                                         20,243          24,408         22,291           (28,291)           38,651
Income (loss) before income taxes, minority
  interest and equity in net income of investee
  company.........................................       (3,444)           (899)        56,462                 0            52,119
Income taxes......................................       (1,378)           (360)        22,585                 0            20,847

Income (loss) before minority interest and equity
  in net income of investee companies.............       (2,066)           (539)        33,877                 0            31,272
Income applicable to minority interest............            0               0            242                 0               242
Equity in net income (loss) of investee companies,
  net of income taxes.............................            0             202           (492)                0              (290)
Equity in net income of subsidiaries..............       34,206          33,143              0           (67,349)a               0

Extraordinary item:
  Partial recovery of a previous extraordinary
    trade receivable write-off (net of applicable
    income tax expense of $870)...................            0           1,400              0                 0             1,400

NET INCOME........................................     $ 32,140      $   34,206       $ 33,143        $  (67,349)       $   32,140



a. Inter-company eliminations, including profit in inventory.



b. Change in reserves for inter-company profit in ending inventory.

                      DIMON INCORPORATED AND SUBSIDIARIES

                      Supplemental Combining Balance Sheet


                                 March 31, 1996


                                 (in thousands)


                                                      DIMON
                                                   Incorporated    Guarantors    Non-Guarantors    Eliminations         Total
ASSETS
Current assets
  Cash and cash equivalents.....................     $  2,580       $  4,966        $ 20,285       $    (15,683)c     $   12,148
  Notes receivable..............................           35            489          26,343            (25,733)a          1,134
  Trade receivables, net of allowances..........       22,963        170,028         154,202           (151,194)a        195,999
  Inventories:
     Tobacco....................................            0         85,310         258,174                  0          343,484
     Other......................................           47          1,729          18,653                  0           20,429

  Advances on purchases of tobacco..............      168,076         31,743          50,468           (175,817)a         74,470
  Recoverable income taxes......................            0              0           1,320                  0            1,320
  Prepaid expenses..............................        2,133          1,113          10,526                  0           13,772
       Total current assets.....................      195,834        295,378         539,971           (368,427)         662,756
Investments and other assets
  Equity in net assets of investee companies....            0          6,032           2,255                  0            8,287
  Consolidated subsidiaries.....................      278,298        299,227        (246,960)          (330,565)a              0
  Other investments.............................       16,243          3,810         (10,804)            (5,007)a          4,242
  Notes receivable..............................           74            910           6,092                  0            7,076
  Other.........................................          291          4,690          20,005                  0           24,986
                                                      294,906        314,669        (229,412)          (335,572)          44,591
Intangible assets
  Excess of cost over related net assets of
     business acquired..........................          378          8,548          14,817                  0           23,743
  Production and supply contracts...............            0         27,408           8,998                  0           36,406
  Pension asset.................................        3,132          1,088              (1)                 0            4,219
                                                        3,510         37,044          23,814                  0           64,368
Property, plant and equipment
  Land..........................................        1,771          1,925          16,558                  0           20,254
  Buildings.....................................        4,740         25,761         110,936                  0          141,437
  Machinery and equipment.......................        5,039         49,411         111,776                  0          166,226
  Allowances for depreciation...................       (4,632)       (31,464)        (64,299)                 0         (100,395)
                                                        6,918         45,633         174,971                  0          227,522

Deferred taxes and other deferred charges.......       11,821              0             233                  0           12,054
       Total assets.............................     $512,989       $692,724        $509,577       $   (703,999)      $1,011,291



a. Inter-company eliminations, including profit in inventory.



c. To adjust for cash transfers made by DIMON Incorporated to an entity which reports on an earlier period.

                      DIMON INCORPORATED AND SUBSIDIARIES

                      Supplemental Combining Balance Sheet


                                 March 31, 1996


                                 (in thousands)


                                                       DIMON
                                                    Incorporated    Guarantors    Non-Guarantors    Eliminations         Total
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current Liabilities
  Notes payable to banks.........................     $      0       $    350        $102,863        $   (1,925)       $  101,288
  Accounts payable:
     Trade.......................................          808        303,576          75,644          (320,657)a          59,371
     Officers and employees......................       14,174          6,298           5,939                 0            26,411
     Other.......................................          898          1,280          38,554                 0            40,732
  Advances from customers........................        3,450         69,024          48,919           (44,754)a          76,639
  Accrued expenses...............................        1,555          6,032          34,390               (15)a          41,962
  Income taxes...................................      (13,550)d        3,385          18,774                 0             8,609
  Long-term debt current.........................        4,286              0           4,696                 0             8,982
       Total current liabilities.................       11,621        389,945         329,779          (367,351)          363,994
Long-term debt
  Revolving Credit Notes and
     Other.......................................      162,386          1,068         114,986                 0           278,440
  Convertible Subordinated Debentures............            0              0               0                 0                 0
                                                       162,386          1,068         114,986                 0           278,440
Deferred Credits
  Income taxes...................................        1,547         (4,538)         18,605                 0            15,614
  Compensation and other benefits................       26,517          7,790           7,160                 0            41,467
                                                        28,064          3,252          25,765                 0            57,081
Minority interest in subsidiaries................         (314)             0             858                 0               544
Stockholders' equity
  Common stock...................................            0         16,514          31,483           (47,997)a               0
  Paid in Capital................................      136,693        144,621         (30,028)         (114,593)a         136,693
  Retained earnings..............................      174,050        130,996          37,195          (168,191)a         174,050
  Equity-currency conversions....................        1,774          6,328             156            (6,484)            1,774
  Unrealized loss on investments.................            0              0            (617)              617a                0
  Additional minimum pension liability...........       (1,285)             0               0                 0            (1,285)
                                                       311,232        298,459          38,189          (336,648)          311,232
       Total liabilities and equity..............     $512,989       $692,724        $509,577        $ (703,999)       $1,011,291



a. Inter-company eliminations, including profit in inventory.



d. Current deferred tax on reserves and unallocated, estimated tax payments.

                      DIMON INCORPORATED AND SUBSIDIARIES

                 Supplemental Combining Statement of Cash Flows


                        Nine Months Ended March 31, 1996


                                 (in thousands)


                                                            DIMON
                                                         Incorporated   Guarantors    Non-Guarantors    Eliminations      Total
Operating Activities
  Net Income (Loss).....................................  $   32,140    $  34,206       $   33,143       $  (67,349)a   $  32,140
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.......................       1,730        8,048           14,456                0        24,234
    Deferred items......................................        (533)         265            1,461                0         1,193
    Loss (gain) on foreign currency transactions........          46          (65 )            (54)               0           (73)
    Gain on disposition of fixed assets.................         (14)        (227 )         (1,144)               0        (1,385)
    Gain on sale of investee............................           0            0           (3,751)               0        (3,751)
    Gain on sale of investment..........................           0            0           (1,090)               0        (1,090)
    Undistributed earnings of
      investees/subsidiaries............................     (34,205)     (33,346 )            492           67,349a          290
    Dividends received from investee....................           0            0              289                0           289
    Income applicable to minority interest..............           0            0              242                0           242
    Bad debt expense....................................           0          (10 )          1,088                0         1,078
    Decrease (increase) in accounts receivable..........     132,233      (42,334 )          1,204         (105,097)a     (13,994)
    Decrease (increase) in inventories and advances on
      purchases of tobacco..............................      40,031      182,069         (132,513)         (58,765)a      31,102
    Decrease in recoverable taxes.......................           0            0              103                0           103
    Decrease (increase) in prepaid expenses.............       8,003         (473 )          5,435                0        12,965
    Increase (decrease) in accounts payable and accrued
      expenses..........................................      (8,877)     211,262          (58,647)        (109,139)a      34,599
    Increase (decrease) in advances
      from customers....................................        (429)    (339,322 )        152,952          213,707a      (26,908)
    Increase (decrease) in income taxes.................      (3,156)         318            4,428                0         1,590
    Other...............................................           0           13               79                0            92
      Net cash provided (used) by operating
         activities.....................................     167,249       20,404           18,173          (59,294)      146,532
Investing activities
  Purchase of property and equipment....................        (111)      (5,048 )        (15,450)               0       (20,609)
  Proceeds from sale of property and equipment..........          14          320            2,939                0         3,273
  Payments on notes receivable and receivable from
    investees...........................................          34          827              519                0         1,380
  Advances for notes receivable.........................         (83)        (358 )         (3,184)          (4,287)a      (7,892)
  Advances for other investments and other assets.......       5,600       (9,820 )         28,449           (4,081)a      20,148
  Decrease in excess of cost over net assets of
    businesses acquired.................................           0        1,514             (727)               0           787
  Purchase of subsidiary................................           0       (6,543 )              0                0        (6,543)
      Net cash provided (used) by
         investing activities...........................  $    5,454    $ (19,108 )     $   12,546       $   (8,348)    $  (9,456)
Financing Activities
  Repayment of debt.....................................  $ (183,968)   $  (1,769 )     $  (61,159)      $   28,075a    $(218,821)
  Proceeds from debt....................................      25,243            0           41,995                0        67,238
  Proceeds from sale of stock...........................       3,287            0                0                0         3,287
  Cash dividends paid to DIMON Incorporated
    stockholders........................................     (16,013)           0               44                0       (15,969)
      Net cash provided (used) by financing
         activities.....................................    (171,451)      (1,769 )        (19,120)          28,075      (164,265)
Effect of exchange rate changes on cash.................           0        3,560           (3,568)          (2,981)a      (2,989)
Increase (decrease) in cash and cash
  equivalents...........................................       1,252        3,087            8,031          (42,548)      (30,178)
Cash and cash equivalents at beginning of year..........       1,328        1,879           12,254           26,865        42,326
  Cash and cash equivalents at end of period............  $    2,580    $   4,966       $   20,285       $  (15,683)    $  12,148



a. Inter-company eliminations, including profit in inventory.

                      DIMON INCORPORATED AND SUBSIDIARIES

                   Supplemental Combining Statement of Income


                        Nine Months Ended March 31, 1995


                                 (in thousands)


                                                      DIMON
                                                   Incorporated    Guarantors    Non-Guarantors    Eliminations         Total

Net sales of goods and services.................     $     33      $1,092,975        495,445         $(40,919) a      $1,547,534
Cost of goods and services sold.................          746b      1,021,103        423,614          (40,919) a       1,404,544
                                                         (713)         71,872         71,831                0            142,990

Selling, administrative and general.............        8,564          46,186         40,133                0             94,883
                                                       (9,277)         25,686         31,698                0             48,107
Other income:
  Interest......................................       18,735           9,534          1,025          (22,663) a           6,631
  Sundry........................................           64           2,642          1,863                0              4,569
                                                       18,799          12,176          2,888          (22,663)            11,200
Other deductions:
  Interest......................................       15,062          27,345         14,395          (22,663) a          34,139
  Sundry........................................            2              35            818                0                855
                                                       15,064          27,380         15,213          (22,663)            34,994
Income (loss) before income taxes, minority
  interest, equity in net income of investee
  company.......................................       (5,542)         10,482         19,373                0             24,313
Income taxes (benefits).........................       (2,999)          5,674         10,482                0             13,157
Income (loss) before minority interest
  and equity in net income of
  investee companies............................       (2,543)          4,808          8,891                0             11,156
Income applicable to minority interest..........            0               0            272                0                272
Equity in net income (loss) of investee
  companies, net of income taxes................           65             271         (1,457)               0             (1,121)
Equity in net income of subsidiaries............       12,241           7,162              0          (19,403) a               0
NET INCOME......................................     $  9,763      $   12,241       $  7,162         $(19,403)        $    9,763



a. Inter-company eliminations, including profit in inventory.



b. Change in reserves for inter-company profit in ending inventory.

                      DIMON INCORPORATED AND SUBSIDIARIES

                      Supplemental Combining Balance Sheet


                                 March 31, 1995


                                 (in thousands)


                                                         DIMON
                                                      Incorporated    Guarantors    Non-Guarantors    Eliminations        Total
ASSETS
Current assets
  Cash and cash equivalents........................     $109,571       $(73,452) e     $ 20,105        $        1c       $ 56,225
  Notes receivable.................................           15            492             911                 0           1,418
  Trade receivables, net of allowances.............      142,803        120,731          81,913          (169,826) a      175,621
  Inventories:
     Tobacco.......................................       (2,548) c     122,812         177,310            (1,850) a      295,724
     Other.........................................            0            446           8,939                 0           9,385

  Advances on purchases of tobacco.................       48,024         62,868          31,849           (83,433) a       59,308
  Recoverable income taxes.........................            0              0           3,076                 0           3,076
  Prepaid expenses.................................        4,875          5,531          13,572                 0          23,978
       Total current assets........................      302,740        239,428         337,675          (255,108)        624,735
Investments and other assets
  Equity in net assets of investee companies.......            0          2,422          31,225                 0          33,647
  Consolidated subsidiaries........................      285,179        244,422           5,007          (534,608) a            0
  Other investments................................       12,492             60               4                 0          12,556
  Notes receivable.................................           49            571          12,669                 0          13,289
  Other............................................          433         10,742          12,213                 0          23,388
                                                         298,153        258,217          61,118          (534,608)         82,880
Intangible assets
  Excess of cost over related net assets of
     business acquired.............................          390          1,862           9,635                 0          11,887
  Production and supply contracts..................            0         27,934           9,600                 0          37,534
  Pension asset....................................        2,458              0               0                 0           2,458
                                                           2,848         29,796          19,235                 0          51,879
Property, plant and equipment
  Land.............................................        1,771          1,475          16,213                 0          19,459
  Buildings........................................        5,015         25,194         101,405                 0         131,614
  Machinery and equipment..........................        5,204         54,553         104,131                 0         163,888
  Allowances for depreciation......................       (2,122)       (42,795)        (54,713)                0         (99,630)
                                                           9,868         38,427         167,036                 0         215,331
Deferred taxes and other deferred charges..........        8,050          4,524              57                 0          12,631
                                                        $621,659       $570,392        $585,121        $ (789,716)       $987,456



a. Inter-company eliminations, including profit in inventory.



b. Change in reserves for inter-company profit in ending inventory.



c. To adjust for cash transfers made by DIMON Incorporated to an entity which reports on an earlier period.



e. Book overdraft within consolidated cash management program.

                      DIMON INCORPORATED AND SUBSIDIARIES

                      Supplemental Combining Balance Sheet


                                 March 31, 1995


                                 (in thousands)


                                                         DIMON
                                                      Incorporated    Guarantors    Non-Guarantors    Eliminations        Total
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current Liabilities
  Notes payable....................................     $ 90,900      $   10,000       $115,531        $        0        $216,431
  Accounts payable:
     Trade.........................................        4,962          50,027         63,421           (44,937) a       73,473
     Officers and employees........................       15,075             259          3,446                 0          18,780
     Other.........................................          245             391         13,669              (417) a       13,888
  Advances from customers..........................           52         200,792         41,739          (200,602) a       41,981
  Accrued expenses.................................        1,743          13,463         15,061            (6,783) a       23,484
  Income taxes.....................................       (9,411)d        10,048         15,321                 0          15,958
  Long-term debt current...........................        5,057               0         12,506                 0          17,563
       Total current liabilities...................      108,623         284,980        280,694          (252,739)        421,558
Long-term debt
  Revolving Credit Notes and Other.................      153,800           3,195         27,118                 0         184,113
  Convertible Subordinated Debentures..............       56,475               0              0                 0          56,475
                                                         210,275           3,195         27,118                 0         240,588
Deferred Credits
  Income taxes.....................................           95          (1,975)        11,240                 0           9,360
  Compensation and other benefits..................       19,437           7,122          5,148                 0          31,707
                                                          19,532           5,147         16,388                 0          41,067
Minority interest in subsidiaries..................            0               0          1,014                 0           1,014
Stockholders' equity
  Common stock.....................................       79,870         108,528        150,488          (259,016) a       79,870
  Retained earnings................................      202,952         163,925        106,886          (270,811) a      202,952
  Equity-currency conversions......................          637           2,126             42            (2,168) a          637
  Unrealized loss on investments...................        1,144           2,491          2,491            (4,982) a        1,144
  Additional minimum pension liability.............       (1,374)              0              0                 0          (1,374)
                                                         283,229         277,070        259,907          (536,977)        283,229
                                                        $621,659      $  570,392       $585,121        $ (789,716)       $987,456



a. Inter-company eliminations, including profit in inventory.



d. Current deferred tax on reserves and unallocated, estimated tax payments.

                      DIMON INCORPORATED AND SUBSIDIARIES



                 Supplemental Combining Statement of Cash Flows



                        Nine Months Ended March 31, 1995



                                 (in thousands)



                                                           DIMON
                                                        Incorporated    Guarantors    Non-Guarantors    Eliminations      Total
Operating Activities
  Net Income (Loss)....................................   $  9,763      $  12,241        $  7,162        $  (19,403) a  $   9,763
  Adjustments to reconcile net income (loss) to
  net cash provided by operating activities
    Depreciation and amortization......................         80          8,526          13,285                 0        21,891
    Deferred items.....................................       (410)         1,556             604                 0         1,750
    Loss (gain) on foreign currency
      transactions.....................................        (57)            12           9,880                 0         9,835
    Gain on disposition of fixed assets................          0           (279 )          (587)                0          (866)
    Undistributed earnings (loss) of
      investees/subsidiaries...........................    (12,306)        (7,433 )         1,457            19,403a        1,121
    Dividends received from investee...................          0              0             400                 0           400
    Income applicable to minority interest.............          0              0             272                 0           272
    Bad debt expense...................................          0            (30 )         1,499                 0         1,469
    Decrease (increase) in accounts receivable.........    151,167         20,080         (46,093)         (141,585) a    (16,431)
    Decrease (increase) in inventories and advances on
      purchases of tobacco.............................     (1,455)        11,099          42,276            16,360a       68,280
    Decrease in recoverable taxes......................      1,666              0           2,095                 0         3,761
    Decrease (increase) in prepaid expenses............     (3,883)        (1,280 )        (1,656)                0        (6,819)
    Increase (decrease) in accounts payable and accrued
      expenses.........................................     (3,727)       (90,202 )        (8,886)          113,510a       10,695
    Increase (decrease) in advances from customers.....       (885)       (70,193 )        39,451            15,341a      (16,286)
    Increase (decrease) in income taxes................     (4,501)         7,874           7,127                 0        10,500
    Other..............................................        195            725           3,482                 0         4,402
      Net cash provided (used) by operating
         activities....................................    135,647       (107,304 )        71,768             3,626       103,737
Investing Activities
  Purchase of property and equipment...................        (74)        (6,082 )       (12,689)                0       (18,845)
  Proceeds from sale of property and equipment.........          0            805           2,481                 0         3,286
  Payments received on notes receivable and receivable
    from investees.....................................         11          2,083          16,458                 0        18,552
  Advances for notes receivable........................          0         (1,056 )        (2,405)                0        (3,461)
  Proceeds from or advances for investees, other
    investments and other assets.......................        364          6,912          (4,637)           (3,678) a     (1,039)
  Purchase of minority interest in subsidiaries........          0              0            (484)                0          (484)
      Net cash provided (used) by investing
         activities....................................        301          2,662          (1,276)           (3,678)       (1,991)
Financing Activities
  Repayment of debt....................................    (26,486)       (10,690 )      (114,308)                0      (151,484)
  Proceeds from debt...................................      4,000         40,000          62,611                 0       106,611
  Cash dividends paid to DIMON Incorporated
    stockholders.......................................    (10,190)             0               0                 0       (10,190)
  Cash dividends paid to minority stockholders.........          0              0            (237)                0          (237)
  Proceeds from sale of stock..........................          9              0               0                 0             9
      Net cash provided (used) by financing
         activities....................................    (32,667)        29,310         (51,934)                0       (55,291)

Effect of exchange rate changes on cash................          0              0          (2,701)                0        (2,701)

Increase (decrease) in cash and cash equivalents.......    103,281        (75,332 )        15,857               (52) a     43,754
Cash and cash equivalents at beginning
  of year..............................................      6,290          1,880           4,248                53a       12,471
      Cash and cash equivalents at end of period.......   $109,571      $ (73,452 )      $ 20,105        $        1     $  56,225



a. Inter-company eliminations, including profit in inventory.

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)

     10. continued


     (a) Each of the Guarantors, the Company's wholly-owned subsidiaries, DIMON International, Inc. and Florimex Worldwide Inc., will fully and unconditionally guarantee on a joint and several basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of the Company's obligations under the Notes and the related indenture, including its obligations to pay principal, premium, if any,and interest with respect to the Notes. The obligations of each Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, can be guaranteed by the relevant Guarantor without resulting in the obligations of such Guarantor under its Guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law. Each of the Guarantees will be a guarantee of payment and not collection. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the assets less liabilities of each Guarantor determined in accordance with generally accepted accounting principles (GAAP). The Company will not be restricted from selling or otherwise disposing of any of the Guarantors other than DIMON International, Inc. provided that the proceeds of any such sale are applied as required by the Indenture.


     Florimex Worldwide, Inc. is the primary holding and operating company in the U.S. and represents the lead company for the flowers segment. The cut flowers operations consist of buying flowers from sources throughout the world and transporting them, normally by air, to operating units for resale to wholesalers and retailers.

     DIMON International, Inc. is the primary holding and operating company in the U.S. and represents the lead company in the Tobacco division whose operations consist primarily of selecting, buying, processing, packing, shipping, storage and financing tobacco.

     Management has determined that separate, full financial statements of the Guarantors would not be material to investors and such financial statements are not provided.


     (b) DIMON Incorporated and each of the Guarantors has accounted for their respective subsidiaries on the equity basis.



     (c) Certain reclassifications were made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminating entries eliminate investments in subsidiaries and intercompany balances.



     (d) Included in the above balance sheets are certain related party balances among borrower, the guarantors and non-guarantors. Due to the Company's world-wide operations, related party activity is included in most balance sheet accounts. The tables below set forth the significant intercompany balances for each of the periods presented.

                      DIMON INCORPORATED AND SUBSIDIARIES

                                 (in thousands)


                                                                                                   March 31, 1996
                                                                                                   Debit(Credit)
                                                                                       DIMON
                                                                                    Incorporated    Guarantors    Non-Guarantors
Accounts Receivable..............................................................    $   22,940     $   69,092      $   70,678
Advances on Purchases............................................................       168,076         22,451          29,996

Accounts Payable.................................................................          (572)      (294,488)        (28,783)
Advances from Customers..........................................................        (3,450)            --         (44,915)



                                                                                                   March 31, 1995
                                                                                                   Debit(Credit)
                                                                                       DIMON
                                                                                    Incorporated    Guarantors    Non-Guarantors
Accounts Receivable..............................................................    $  142,803     $   73,098      $  (45,433)
Advances on Purchases............................................................        48,024         39,222          (3,812)

Accounts Payable.................................................................        (3,787)       (39,891)         (1,165)
Advances from Customers..........................................................            --       (162,816)        (37,786)

             Pro Forma Condensed Consolidated Financial Information
                          regarding the disposition of
                           Rio Grande Tabacalera S.A.

                               DIMON INCORPORATED

            Pro Forma Condensed Consolidated Statement of Operations

                        For the Year Ended June 30, 1995

           (Dollars and shares in thousands except per share amounts)

                                  (Unaudited)

                                                                                    Historical     Adjustments     Pro Forma
Net sales of goods and services.................................................    $1,927,749                     $1,927,749
Cost of goods and services sold.................................................     1,757,516                      1,757,516
                                                                                       170,233                        170,233
Selling, administrative & general...............................................       132,802                        132,802
Restructuring and merger related cost...........................................        25,955                         25,955
Operating income................................................................        11,476                         11,476
Other income
  Interest......................................................................         7,512                          7,512
  Sundry........................................................................         5,927                          5,927
                                                                                        13,439                         13,439
Other deductions
  Interest......................................................................        45,231                         45,231
  Sundry........................................................................         1,848                          1,848

                                                                                        47,079                         47,079
Income (loss) before income taxes...............................................       (22,164)                       (22,164)
Income taxes....................................................................         5,980                          5,980
Equity in net income (loss) of investee, net of tax.............................        (1,805)      $ 3,201(a)         1,396
Income applicable to minority interest..........................................           216                            216
Net income (loss)...............................................................    ($  30,165)      $ 3,201       ($  26,964)
Net income (loss) per share primary*............................................    ($    0.79)                    ($    0.71)
Weighted average number of shares outstanding...................................        38,100                         38,100

* Computation of fully diluted earnings per share is anti-dilutive

See accompanying notes to unaudited pro forma financial information

                               DIMON INCORPORATED

            Pro Forma Condensed Consolidated Statement of Operations


                 For the Nine Month Period Ended March 31, 1996


           (Dollars and shares in thousands except per share amounts)

                                  (Unaudited)


                                                                                       Historical    Adjustments    Pro Forma
Net sales of goods and service......................................................   $1,663,661                   $1,663,661
Cost of goods and services sold.....................................................    1,481,128                    1,481,128
                                                                                          182,533                      182,533
Selling, administrative & general...................................................      102,736                      102,736
Restructuring and merger related cost...............................................        5,568                        5,568
Operating income                                                                           74,229                       74,229

Other income
  Interest..........................................................................        6,687                        6,687
  Sundry............................................................................        9,854                        9,854
                                                                                           16,541                       16,541
Other deductions
  Interest..........................................................................       38,036                       38,036
  Sundry............................................................................          615                          615
                                                                                           38,651                       38,651
Income before income taxes..........................................................       52,119                       52,119
Income taxes........................................................................       20,847                       20,847
Equity in net income (loss) of investee, net of tax.................................         (290)      $ 386(a)            96
Income applicable to minority interest..............................................          242                          242
Income before extraordinary item....................................................       30,740         386           31,126
Extraordinary item:
  Partial recovery of previous extraordinary trade receivable
     write-off (net of applicable income tax expense of $870).......................        1,400                        1,400
Net income..........................................................................   $   32,140         386       $   32,526

Net income per share, primary.......................................................         0.83                         0.84
Net income per share, assuming full dilution........................................         0.80                         0.81
Weighted average number of shares outstanding
  Primary...........................................................................       38,739                       38,739
  Assuming full dilution............................................................       42,467                       42,467


See accompanying notes to unaudited pro forma financial information.

                               DIMON INCORPORATED

         Notes to Pro Forma Condensed Consolidated Financial Statements

     The registrant sold its 50% interest in Rio Grande Tabacalera S.A. ("RGT") on November 7, 1995. RGT is a tobacco processing and export operation located in Brazil.


a. The Pro Forma Condensed Consolidated Statements of Operations for the year ended June 30, 1995 and the nine month period ended March 31, 1996 present results of operations as if the interest in RGT had been sold prior to the registrant's 1995 fiscal year by eliminating the Company's equity interest in RGT losses incurred during those periods.

             Pro Forma Condensed Consolidated Financial Information
                          regarding the acquisition of
       Austro-Turk Tutun A.S(cents). and Austro Hellenique De Tabac S.A.

                               DIMON INCORPORATED

                 Pro Forma Condensed Consolidated Balance Sheet

                              As Of June 30, 1994

                                 (in thousands)

                                                                  Combined
                                                                   DIMON          Austro      Austro     Pro Forma     Pro Forma
                                                                Incorporated    Hellenique     Turk      Adjustment     Adjusted
                                                                                           (unaudited)
ASSETS
Current Assets
  Cash and cash equivalents..................................    $   12,471      $  3,154     $   665     $      0     $   16,290
  Trade and other accounts receivables,
     net.....................................................       180,845         6,302       2,431                     189,578
  Tobacco inventories........................................       403,211        19,425      11,334                     433,970
  Recoverable income taxes...................................         6,151                                                 6,151
  Prepaid expenses and other assets..........................        82,765         1,833         237                      84,835
       Total current assets..................................       685,443        30,714      14,667            0        730,824
Investments and other assets.................................        77,399                        50                      77,449
Intangible Assets............................................        57,492                                 17,193(1)      74,685
Property, Plant and Equipment, net...........................       209,739         1,031       3,706                     214,476
Deferred taxes and other deferred charges....................        13,743                         8                      13,751
       Total Assets..........................................    $1,043,816      $ 31,745     $18,431     $ 17,193     $1,111,185
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Notes payable to banks.....................................    $  255,607      $ 19,881     $15,566     $ 13,372(1)  $  304,426
  Accounts payable and accrued expenses......................       144,168         6,987       1,058                     152,213
  Accrued taxes on income....................................         4,846         1,119                                   5,965
  Advances from customers....................................        48,929         9,386                                  58,315
  Current portion of long-term debt..........................        14,226                                                14,226
       Total current liabilities.............................       467,776        37,373      16,624       13,372        535,145
Long Term Debt...............................................       188,825                                               188,825
Convertible Subordinated Debentures..........................        56,475                                                56,475
Deferred income taxes, compensation and other benefits.......        41,199                                                41,199
Minority Interests...........................................         1,227                                                 1,227
Shareholder's Equity
  Common Stock...............................................        79,861                       967         (967)(1)     79,861
  Retained Earnings..........................................       203,615        (5,628)        840        4,788(1)     203,615
  Cumulative translation adjustment..........................         6,471                                                 6,471
  Minimum pension liability..................................        (1,374)                                               (1,374)
  Unrealized gain (loss) on investments......................          (259)                                                 (259)
  Total shareholder's equity.................................       288,314        (5,628)      1,807        3,821        288,314
Total Liabilities and Shareholders' Equity...................    $1,043,816      $ 31,745     $18,431     $ 17,193     $1,111,185

See accompanying notes to unaudited pro forma financial information

                               DIMON INCORPORATED

              Pro Forma Combined Condensed Statement of Operations

                        For The Year Ended June 30, 1994

                                 (in thousands)

                                                                  Combined
                                                                   DIMON          Austro      Austro     Pro Forma     Pro Forma
                                                                Incorporated    Hellenique     Turk      Adjustment     Adjusted
                                                                                           (unaudited)
Net sales of goods and services..............................    $1,449,078      $ 14,963     $22,725     $      0     $1,486,766
Cost of goods and services sold..............................     1,317,286        13,515      11,916                   1,342,717

                                                                    131,792         1,448      10,809            0        144,049
Selling, administrative and general
  expenses...................................................       117,311         3,016       2,216        1,719(2)     124,262
Operating income (loss)......................................        14,481        (1,568)      8,593       (1,719)        19,787
Other income:
  Interest...................................................         7,025           850          99                       7,974
  Sundry.....................................................         8,675         2,491         571                      11,737
                                                                     15,700         3,341         670                      19,711
Other deductions:
  Interest...................................................        35,117         6,936       1,094          862         44,009
  Sundry.....................................................           419           280       7,538                       8,237
                                                                     35,536         7,216       8,632          862         52,246
Income (loss) before income taxes, minority interest and
  equity in net income of investee companies.................        (5,355)       (5,443)        631       (2,581)       (12,748)
Income taxes.................................................         2,767                                   (981)         1,786
  Income (loss) before minority interest and equity in net
     income of investee companies............................        (8,122)       (5,443)        631       (1,600)       (14,534)
Income applicable to minority interest.......................           466                                                   466
  Income (loss) before equity in net income of investee
     companies                                                       (8,588)       (5,443)        631       (1,600)       (15,000)
  Equity in net income (loss) of investee companies
     (net of U.S. tax expense of $589........................            98                                                    98
Net income (loss)............................................    $   (8,490)     $ (5,443)    $   631     $ (1,600)    $  (14,902)
Net income (loss) per share, primary*........................          (.22)                                                 (.39)
Weighted average number of shares outstanding................        38,091                                                38,091

* Computation of fully diluted earnings per share is anti-dilutive

See accompanying notes to unaudited pro forma financial information

                               DIMON INCORPORATED

         Notes to Pro Forma Condensed Consolidated Financial Statements

     The registrant acquired the businesses of Austro-Hellenique De Tabac S.A. (Hellas) and Austro-Turk Tutan A.S. (Austro-Turk). Hellas and Austro-Turk have buying, processing and selling operations in Greece and Turkey, respectively.

     These pro forma financial statements reflect a year end of December 31, 1994 for each of the businesses acquired by the registrant and a year end of June 30, 1994 for the registrant. It is impracticable to present these financial statements in the manner required by Rule 11-02(c)(3) of Regulation S-X. The registrant believes that the presentation of the financial statements in the manner required by Rule 11-02(c)(3) of Regulation S-X would not have a material effect on these pro forma financial statements.

     1. The purchase price of Hellas and Austro-Turk was $13,372,000 for net liabilities of $3,821,000 resulting in an excess of cost over businesses acquired of $17,193,000.

     2. The excess of cost over businesses acquired from the purchase of Hellas and Austro-Turk will be amortized over 10 years, resulting in amortization expense of $1,719,000. Interest expense relating to the notes payable for the purchase was $862,000. The tax benefit resulting from amortization of the excess of cost over businesses acquired and interest expenses on notes payable was $981,000.

                                [OBA Letterhead]

Austro-Turk Tutun A.S(cents).
S(cents)ohit Fathibay Cd. No: 86
Alsancak-IZMIR
TURKEY

Dear Sirs,

     We have audited the balance sheet of Austro-Turk Tutun Anorium S(cents)irketi as of 31 December 1994 and related statement of income for the year then ended. Our examination was made in accordance with the generally accepted auditing standards in the United States and accordingly included such basis of accounting records and such other auditing procedures as we considered necessary in the circumstances.

     In our opinion, the financial statements as adjusted present a true and fair view of the financial position of Austro-Turk Tutun A.S(cents). at 31 December 1994 and the results of its operations for the year then ended in conformity with acceptable accounting principles in Turkey.

     We have then been commissioned by DIMON Incorporated, the new shareholder who purchased the majority shares of Austro-Turk Tutun A.S(cents). in June 1995 to further revise the balance sheet of December 31, 1994 and the statement of income then ended by means of:

       a. Writing off the non-essential real estate properties as of December 31, 1994,

       b. Re-adjusting for the hyper-inflationary environment as required by the Generally Accepted Accounting Principles in the United States of America and,

       c. Re-phrasing in U.S. Dollars over the rate applicable at December 31, 1994.

     The financial statements thus presented serve for a specific need of shareholders and should be referred to as a supplement to our audit report dated January 23, 1995.

Respectfully Yours,

Omar Baylan
Partner in Charge

Istanbul, August 14, 1995

                         AUSTO-TURK TUTUN A.S(cents).
                         AUDIT REPORT
                         on the Revised
                         BALANCE SHEET
                         Dated December 31, 1995 and the
                         STATEMENT OF INCOME
                         For the Period then ended for
                         Non-Essential Properties and Hyper-inflation

                         AUSTRO-TURK TUTUN A.S(cents).

                                 Balance Sheet

                            Dated December 31, 1994

     (Adjusted for Non-Residential Properties are Expressed in US Dollars)


                                                                                                 Notes

FIXED ASSETS AND LONG TERM RECEIVABLES
Participation: TRA A.S...................................................................           2              49,684.78
Tangible Fixed Assets (Net)                                                                         3           3,613,890.08
Construction in Progress.................................................................           4              92,271.57
L/T Receivables..........................................................................           5               8,160.96

Total Fixed Assets.......................................................................                       3,764,007.39

CURRENT ASSETS
Inventories..............................................................................           6          11,358,847.04
Trade Debtors............................................................................           7             517,507.86
Other Debtors............................................................................           8             118,923.58
Advances.................................................................................           9              64,029.33
Receivable from Authorities..............................................................          10           1,724,289.77
Prepaid Expenses.........................................................................          11              31,121.40
Doubtful Receivables.....................................................................          12               6,107.62
Treasury Bills...........................................................................          13             180,939.33
Bank and Cash............................................................................          14             664,884.48

Total Current Assets.....................................................................                      14,666,630.41

LIABILITIES
Expense Provisions.......................................................................          15             658,040.80
Income Provisions........................................................................          16            (305,362.43)
Trade Credits............................................................................          17              34,836.83
Bank Loans...............................................................................          18          15,565,261.33
Other Credits............................................................................          19              64,321.90
Group Company Payables...................................................................          20             950,495.11
Tax Accruals.............................................................................          21            (342,154.26)

Total Liabilities........................................................................                      16,623,439.28

Net Assets...............................................................................          22           1,807,198.52


Accompanying notes from 1 to 21 are integral parts of the financial statements above

                         AUSTRO-TURK TUTUN A.S(cents).

                           Profit and Loss Statement

                      For The Year Ended December 31, 1994

     (Adjusted for Non-Residential Properties are Expressed in US Dollars)


                                                                                                 Notes

Sales....................................................................................          23           22,725,463.27
Cost of Sales............................................................................          24          (11,916,243.73)
Gross Profit.............................................................................                       10,809,219.54
Other Income.............................................................................          25              365,415.96
Income Provisions........................................................................          26              305,362.43

Operating Expenses.......................................................................          27             (881,590.61)
Sales and Marketing Expenses.............................................................          28           (1,004,967.95)
Expense Provisions.......................................................................          29             (329,149.81)
Operating Profit.........................................................................                        9,264,289.56

Financing Expenses.......................................................................          30           (8,632,717.62)
Profit Before Tax........................................................................          31              631,572.04
Taxation-(Exempted)......................................................................          32                       0
Net Profit After Taxation................................................................          33              631,572.04


Accompanying note of 1 and those from 22 to 33 are integral parts of the financial statements above

                         AUSTRO-TURK TUTUN A.S(cents).

                       Notes to the Financial Statements

                               December 31, 1994

                           (Expressed in US Dollars)

1. SIGNIFICANT ACCOUNTING PRINCIPLES

     The foregoing financial statements have been prepared to present the assets and liabilities of Austro-Turk Tutun A.S(cents). as defined in the purchase agreement concluded between Austria Tabek Einkaufs- und Handelsorganisation Gmbh and Dimon Incorporated in accordance with the generally accepted accounting principles in the U.S.A.

     The purchase agreement concludes that the shares of Austro-Turk Tutun A.S(cents). are transferred with all rights and obligations except for the effects of sale of the non-essential properties. The audited financial statements of Austro-Turk Tutun A.S(cents). dated December 31, 1994 are therefore re-adjusted to write off such assets against the owners' equity and to adjust other accounts affected by the sale of such non-essential properties.

     The accounts are maintained by the company in Turkish Lira (TL) as required by tax laws and are adjusted by ourselves for generally accepted -- but not required -- accounting principles in Turkey. The audited statements have then been translated into US Dollars over the official exchange rate of USD 1 = TL 38,687 applicable at December 31, 1994 unless otherwise specified in the notes and, no further adjustment is made on the official exchange rates as they nicely represent the market value of US Dollars against TL at the said date.

     Because the local inflation was realized over 100% in the year of 1994, Turkey is considered a hyper-inflationary environment and, the assets booked with historical values have been re-valued by the US Dollar values applicable at the date of acquisition and then been subjected to adjustments such as depreciation and amortization in order to arrive to the net value at December 31, 1994, although company books included some inflation-adjustments allowed by tax laws.

     As no revaluation is allowed on inventories by law and numerous entries were impossible to value individually in US Dollars, the inventories are re-valued by the average selling prices in USD in the year of 1994 less the average gross profit realized in the same period in order to eliminate an apparent under-valuation caused by hyper-inflation.

     The adjustments thus made are further detailed below in relation to the captions presented on the re-adjusted financial statements.

                         AUSTRO-TURK TUTUN A.S(cents).

                           Notes to the Balance Sheet

                               December 31, 1994

                           (Expressed in US Dollars)

ASSETS

2. PARTICIPATIONS
Audited: 7,728.69                                            Adjusted: 49,684.78

Valued in USD value at the date of acquisition.

3. TANGIBLE FIXED ASSETS (NET)
Audited: 3,730,645.95                                     Adjusted: 3,613,890.08

Value in USD at the date of acquisition...........................               4,934,349.84
Less: Depreciation by straight line...............................              -1,320,459.81

4. CONSTRUCTION IN PROGRESS
Audited: 92,271.57                                           Adjusted: 92,271.57

Valued at the year-end US Dollar rate and no further adjustment is made as it is not activated yet.


5. LONG TERM RECEIVABLES
Audited: 8,160.96                                             Adjusted: 8,160.96


Valued at the year-end US Dollar rate without discounting.

6. INVENTORIES
Audited: 10,782,254.40                                   Adjusted: 11,358,847.04

6.1. Packaging Material


          Juto: 51,908 meters.....................................                   9,327.21
          Tonga Ropes: 5,804 kgs..................................                  11,291.82
          Balertzma Ropes: 1,785 kgs..............................                   3,881.12
                                                                                    24,500.15


Valued by the last purchase price in USD.

6.2. Tobacco -- Pre "93 Crop by Average Selling Price


          AG -- 210,187 kgs x 6.04................................               1,269,529.48
          BG -- 234,583 kgs x 4.89................................               1,147,110.87
          KP -- 49,805 kgs x 2.84.................................                 141,446.20
          KK -- 18,054 kgs x 1.51.................................                  27,446.20
          KIR -- 1,405 kgs x 0.79.................................                   1,109.95
          Total by Average Selling Price..........................               2,568,458.04
          Discounted by Average Gross
          Profit Margin (43%).....................................              -1,112,176.96
          Net Value for pre "93 Crop Tobacco......................               1,474,281.08

                         AUSTRO-TURK TUTUN A.S(cents).

                     For The Period Ended December 31, 1994

                           (Expressed in US Dollars)

6.3. Tobacco -- 93 Crop by Average Selling Price

          AG -- 2,011,455 kgs x 4.91..............................               9,876,244.05
          BG -- 1,944,280 kgs x 3.91..............................               7,602,134.80
          KP -- 963,751 kgs x 2.07................................               2,036,364.57
          KK -- 65,235 kgs x 2.36.................................                 153,954.60
          KIR -- 252,000 kgs x 0.49...............................                 123,480.00
          Total by Average Selling Price..........................              19,792,178.02
          Discounted by Average Gross
          Profit Margin (50.3%)...................................              -9,955,465.55
          Net Value for "93 Crop Tobacco..........................               9,836,712.47

6.4. Expenses on "94 crop tobacco is valued by the average rate of USD 1 = TL 26,662.51 for 1994 and reads USD 23,353.34.


7. TRADE DEBTORS
Audited: 517,507.86                                         Adjusted: 517,507.86


          Trade Debtors -- Domestic...............................                       7.86
          Trade Debtors -- Abroad.................................                 517,500.00
                                                                                   517,507.86

Valued by the year-end US Dollar rate.

8. OTHER DEBTORS
Audited: 7,550,360.49                                       Adjusted: 118,923.58

          Related Parties.........................................                   1,513.30
          Participations..........................................                 109,468.56
          Other...................................................               7,439,378.63
                                                                                 7,550,360.49
          Less: Non-Essential Sale Proceed........................              -7,431,436.91
          Adjusted Other Debtors..................................                 118,923.58

Valued by year-end US Dollar rate.

9. ADVANCES
Audited: 64,029.33                                           Adjusted: 64,029.33

          Staff...................................................                  47,347.11
          Other Business Advances.................................                  16,682.22
                                                                                    64,029.33

Valued by year-end US Dollar rate.

10. RECEIVABLES FROM AUTHORITIES
Audited: 1,724,289.77                                     Adjusted: 1,724,289.77

          VAT and Taxes Refundable................................               1,682.171.35
          VAT Deductable..........................................                  42,118.42
                                                                                 1,724,289.77

Valued by year-end US Dollar rate.

                         AUSTRO-TURK TUTUN A.S(cents).

                     For The Period Ended December 31, 1994

                           (Expressed in US Dollars)

11. PREPAID EXPENSES
Audited: 31,121.40                                           Adjusted: 31,121.40

Valued by year-end US Dollar rate.

12. DOUBTFUL RECEIVABLES
Audited: 6,107.62                                             Adjusted: 6,107.62

Valued by year-end US Dollar rate.

13. TREASURY BILLS
Audited: 180,939.33                                         Adjusted: 180,939.33

Valued by year-end US Dollar rate.


14. BANK AND CASH
Audited: 354,682.77                                         Adjusted: 664,864.48


          Bank....................................................                 354,669.41
          Cash....................................................                      13.36
                                                                                   354,682.77
          Plus: Property transfer tax.............................                 310,181.71
          Adjusted Bank and Cash..................................                 664,864.48

Property transfer tax paid is added on the bank position in adjustment for non-essential properties and valued by year-end US Dollar rate.

LIABILITIES


15. EXPENSE PROVISIONS
Audited: 3,399,451.68                                       Adjusted: 656,040.80


          Leaving Indemnity -- pre "94............................                 323,042.18
          Leaving Indemnity -- 1994...............................                 326,891.00
          Doubtful Receivables....................................                   6,107.62
          Taxes on Corporate Income...............................               2,743,410.87
                                                                                 3,399,451.67
          Less: Taxes Recovered on Adjusted
          Financial Statements....................................              -2,743,410.87
          Expense Provisions......................................                 656,040.80

Although the company realizes a profit in the period even after the proceed from property sale is written off, no tax accrues because the company enjoys an investment allowance.

16. INCOME PROVISIONS
Audited: (305,362.43)                                     Adjusted: (305,362.43)

This is a forex gain accrued on forex receivables but accounted with historical exchange rate.

17. TRADE CREDITORS
Audited: 34,836.83                                           Adjusted: 34,836.83

Valued by the year-end US Dollar rate.

                         AUSTRO-TURK TUTUN A.S(cents).

                     For The Period Ended December 31, 1994

                           (Expressed in US Dollars)

18. BANK LOANS
Audited: 15,585,261.33                                   Adjusted: 15,565,261.33

The prefinancing foreign exchange loans with accrued interest as of December 31, 1994.

19. OTHER CREDITORS
Audited: 64,321.90                                           Adjusted: 64,321.90

          Accruals for Employees..................................                      41.98
          Accruals for Contractors................................                  64,279.92
                                                                                    64,321.90

Valued at year-end US Dollar rate.

20. GROUP COMPANY PAYABLES
Audited: 950,495.11                                         Adjusted: 950,495.11

Accrued in US Dollar to Austria E.O. for marketing services.

21. TAX ACCRUALS
Audited: 627,163.60                                       Adjusted: (342,154.26)

          Taxes Payable Including VAT.............................                 627,163.60
          Less: VAT on non-essential property sale................                -969,317.86
          Taxes Receivable........................................                -342,154.26

Taxes payable turn to be taxes receivable when adjusted for the VAT on sale of non-essential properties.


22. NET ASSETS
Audited: 4,713,932.16                                     Adjusted: 1,807,198.52



          Audited Net Assets......................................               4,713,932.16
          Less: Fixed Assets Revaluation..........................                -116,755.87
          Less: Adjustment to Debtors.............................              -7,431,436.92
          Plus: Adjustment to Cash & Bank.........................                 310,181.70
          Plus: Participation Revaluation.........................                  41,956.09
          Plus: Inventory Revaluation.............................                 576,592.64
          Plus: VAT Recovered.....................................                 969,317.86
          Plus: Tax Provision Recovered...........................               2,743,410.87
          Net Assets Adjusted.....................................               1,807,198.52

                         AUSTRO-TURK TUTUN A.S(cents).

                         Notes to the Income Statement

                     For The Period Ended December 31, 1994

                           (Expressed in US Dollars)

INCOME STATEMENT


23. SALES
Audited: 22,725,463.27                                   Adjusted: 22,725,463.27



          Exports Proceed.........................................              33,407,270.02
          Export Subsidy..........................................               1,923,369.13
          Rate Difference Charge..................................                   8,935.56
                                                                                35,339,574.71


Actual sale proceed in US Dollar is booked with the TL equivalent at the invoice date and is valued by the year-end US Dollar rate for adjusted financial statements.

24. COST OF SALES
Audited: (11,916,243.73)                               Adjusted: (11,916,243.73)


          "91 Crop Tobacco Sold...................................                  89,160.42
          "92 Crop Tobacco Sold...................................               9,221,181.44
          "93 Crop Tobacco Sold...................................               2,605,901.87
                                                                                11,916,243.73


Value by the year-end US Dollar rate.

25. OTHER INCOME
Audited: 6,162,879.10                                       Adjusted: 365,415.96


          Interest Income.........................................                  99,233.55
          Farex Rate Income.......................................                 215,327.38
          Commission Income.......................................                   5,860.71
          Rent Income.............................................                  13,903.41
          Other Income............................................                   5,505.50
          Profit from Asset Sales.................................               5,823,048.54
                                                                                 6,162,879.09
          Less: Profit from Sale of
          Non-essential properties................................              -5,797,463.13
          Other Income Adjusted...................................                 365,415.96


26. INCOME PROVISIONS
Audited: 305,362.43                                         Adjusted: 305,362.43

Represents the foreign exchange gain on export subsidy at the year-end US Dollar rate.

                         AUSTRO-TURK TUTUN A.S(cents).

                     For The Period Ended December 31, 1994

                           (Expressed in US Dollars)

27. OPERATING EXPENSES
Audited: (881,590.61)                                     Adjusted: (881,590.61)

          Admin Expenses..........................................                 403,322.44
          Warehousing Expenses....................................                 241,762.58
          Non-Deductable Expenses.................................                 236,505.59
                                                                                   881,590.61

Valued by the year-end US Dollar rate.

28. SALES AND MARKETING EXPENSES
Audited: (1,004,967.95)                                 Adjusted: (1,004,967.95)

          Marketing Fees..........................................                 903,615.03
          Procedural Fees & Expenses..............................                  15,874.69
          Shipping & Handling Expenses............................                  43,579.33
          Freight Charges.........................................                  21,047.08
          FOB Expenses............................................                  20,851.81
                                                                                 1,004,967.95

Valued by the year-end US Dollar rate.

29. EXPENSE PROVISIONS
Audited: (329,149.81)                                     Adjusted: (329,148.81)

          Leaving indemnity for services
          belonging pre "94.......................................                 323,042.18
          Doubtful Receivables....................................                   6,107.62
                                                                                   329,149.80

Valued by the year-end US Dollar rate.


30. FINANCING EXPENSES
Audited: (8,632,717.52)                                 Adjusted: (8,632,717.52)



          Forex Rate Losses.......................................                 704,435.75
          Interest on Prefinancing Loans..........................               1,093,861.27
          Forex Loss on Exports...................................               6,683,990.88
          Forex Loss on Forex Interest............................                 150,429.62
                                                                                 8,632,717.52


Valued by year and US Dollar rate.

                         AUSTRO-TURK TUTUN A.S(cents).

                     For The Period Ended December 31, 1994

                           (Expressed in US Dollars)

31. PROFIT BEFORE TAX
Audited: 6,429,035.18                                       Adjusted: 631,572.04


          Audited Profit Before Tax...............................               6,429,035.18
          Less: Profit from Non-Essential.........................
          Assets Sale.............................................              -5,797,463.13
          Adjusted Profit Before Tax..............................                 631,572.05



32. TAXATION
Audited: (2,743,410.87)                                          Adjusted: (Nil)


Although there is a corporate profit after adjustments for non-essential properties, no tax accrues because the investment allowance is greater than the corporate profit.

33. NET PROFIT AFTER TAX
Audited: 3,685,624.31                                       Adjusted: 631,572.04

                        AUSTRO-HELLENIQUE DE TABAC S.A.


                             TOBACCO BUSINESS UNIT
                              FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

                          INDEPENDENT AUDITORS REPORT

To the Shareholders of
DIMON Hellas S.A.

     We have audited the accompanying balance sheet of the Austro Hellenique de Tabac S.A. Business Unit (the Business Unit) at December 31, 1994 and the related statement of income for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     The Business Unit has been defined as all the assets and liabilities of Austro Hellenique de Tabac S.A. which relate to the purchase, processing and sale of tobacco with the exception of the land, buildings and immovable fixtures and fittings. The Profit and Loss Statement has been prepared to include all income and expenses relating to the purchase, processing and sale of tobacco. Since this is the first year that such statements have been prepared, comparative figures and a Statement of Cash Flows have not been presented.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assesing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Business Unit at December 31, 1994 and the results of its operations for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE
July 31, 1995

                        AUSTRO-HELLENIQUE DE TABAC S.A.
                             TOBACCO BUSINESS UNIT

                                 Balance Sheet

                               December 31, 1994

                (All amounts expressed in United States Dollars)

                                                                                                     Notes
FIXED ASSETS

Machinery.........................................................................................                    899,755
Vehicles..........................................................................................                     26,220
Furniture.........................................................................................                     74,131
In progress.......................................................................................                     31,545
     Total fixed assets...........................................................................     2            1,031,651
CURRENT ASSETS

Inventories.......................................................................................     3           19,542,061
Trade debtors.....................................................................................     4            5,259,968
Other debtors.....................................................................................     5            1,042,361
Advances..........................................................................................                      6,954
Prepayments and accrued income....................................................................     6            1,248,291
Treasury bills....................................................................................                    459,863
Bank and cash.....................................................................................                  3,153,781
     Total current assets.........................................................................                 30,713,279
LIABILITIES

Provisions........................................................................................                    648,093
Trade creditors...................................................................................                     77,430
Bank loans........................................................................................                 19,881,079
Other creditors...................................................................................     7            5,730,253
Group company payables............................................................................     8            9,385,710
Social security...................................................................................                  1,118,749
Accruals and deferred income......................................................................     9              531,689
     Total liabilities............................................................................                 37,373,003
     Net liabilities..............................................................................                 (5,628,073)

The accompanying notes 1 to 13 are an integral part of these financial statements

                        AUSTRO-HELLENIQUE DE TABAC S.A.
                             TOBACCO BUSINESS UNIT

                           Profit and Loss Statements

                          Year Ended December 31, 1994

                (All amounts expressed in United States Dollars)

                                                                                                    Notes
Sales............................................................................................                  14,963,370
Cost of Sales....................................................................................                 (13,515,085)
Gross profit.....................................................................................                   1,448,285
Other income.....................................................................................     10            2,384,697
                                                                                                                    3,832,982

Distribution costs...............................................................................                    (991,906)
Administration costs.............................................................................                  (2,024,061)
Operating profit.................................................................................                     817,015

Financial costs..................................................................................     11           (6,260,362)
Net loss before taxation.........................................................................                  (5,443,347)
Taxation.........................................................................................     12                   --
Net loss after taxation..........................................................................                  (5,443,347)

The accompanying notes 1 to 13 are an integral part of these financial statements

                        AUSTRO-HELLENIQUE DE TABAC S.A.
                             TOBACCO BUSINESS UNIT

                       Notes to the Financial Statements

                               December 31, 1994

                (All amounts expressed in United States Dollars)

1. SIGNIFICANT ACCOUNTING POLICIES

  Basis of preparation

     The financial statements have been prepared to present the assets and liabilities of the Tobacco Business Unit (the Business Unit) of Austro Hellenique de Tabac S.A. (the Company). The assets and liabilities have been defined in the Purchase Agreement, dated as of April 13, 1995 (the Agreement), by and between DIMON Incorporated (DIMON), Austria Tabakwerke AG (Austria Tabak), Austria Tabak Einkaufs-Und Handelsorganisation GesmbH (AEO) and Austro-Hellenique S.A. De Tabac et De Batiment (Austro-Hellenique) pursuant to which the Business Unit was sold to Tobacco Export and Import Company, Inc., a subsidiary of DIMON. The land, buildings and certain fixtures and fittings were retained by Austro-Hellenique.

     The profit and loss statement of the Business Unit has been prepared to include all income and all expenses relating to the purchase, processing and sale of tobacco. Income and expenses relating to ancillary activities have been excluded.

     The books of the company are maintained in accordance with the Greek Tax Records Code in Greek Drachmas. For these financial statements certain adjustments have been made to exclude non tobacco related assets, liabilities, income and expenses as well as certain other out of book adjustments required under U.S. generally accepted accounting principles. These statements have been translated into United States Dollars using the exchange rate at December 31 1994 (GRD 241,49 = USD 1) for the balance sheet and the average exchange rate (GRD 242,96 = USD 1) for the profit and loss statement. The effect of the adjustments as of December 31, 1994 is shown in the tables which follow.

                                                                                          Net Assets
Per books..............................................................................    4,910,550
LESS:   Fixed assets not part of business unit.........................................   (4,603,315)
LESS:   Current assets/liabilities not part of business unit...........................      (24,753)
LESS:   Provision for inventories......................................................     (112,599)
LESS:   Provision for debtors..........................................................     (198,338)
LESS:   Provision for advances.........................................................      (28,591)
LESS:   Subsidies receivable...........................................................       67,202
LESS:   Additional staff leaving provision.............................................     (113,571)
LESS:   Interest accrual...............................................................     (171,405)
LESS:   Additional social security accrual.............................................      (14,717)
LESS:   Accrued costs..................................................................     (268,835)
LESS:   Profit on sales not yet invoiced...............................................   (5,069,701)
Per financial statements...............................................................   (5,628,073)

                        AUSTRO-HELLENIQUE DE TABAC S.A.
                             TOBACCO BUSINESS UNIT

                 Notes to the Financial Statements -- Continued

                               December 31, 1994

                (All amounts expressed in United States Dollars)

1. SIGNIFICANT ACCOUNTING POLICIES -- Continued

                                                                                          Net Profit
Per books..............................................................................      599,410
ADD:    Non business unit expenses.....................................................       54,159
LESS:   Non business unit income.......................................................     (140,848)
LESS:   Deferred interest income.......................................................     (169,269)
LESS:   Accrued interest expense.......................................................     (227,579)
LESS:   Accrued expenses...............................................................     (168,240)
LESS:   Write down of inventories......................................................     (221,611)
LESS:   Write down of debtors..........................................................     (197,138)
LESS:   Profit on non invoiced sales...................................................   (5,039,027)
ADD:    Accrued subsidies..............................................................       66,796
Per financial statements...............................................................   (5,443,347)


  Revenue Recognition


     Sales are recognised on the issuance of a sales invoice. Where subsequent to the issuance of an invoice, additional costs, primarily freight charges, are expected to be incurred, an accrual has been made for these.

  Bank and Cash

     Bank and cash represent amounts held in current accounts.

  Fixed Assets and Depreciation

     Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided on the straight line basis over the estimated useful life of the assets.

  Inventory

     Inventory is valued at the lower of cost and net realisable value. Cost is determined on the average method. In these financial statements, inventory has been valued at the net realisable value based on a valuation by Dimon and Austria Tabak officials.

  Foreign Currency Transactions

     The accounting books of the company are maintained in Greek drachmas. Transactions involving foreign currencies are converted into Greek drachmas using exchange rates ruling at the time of the transactions. Amounts in foreign currencies at the year end are converted into Greek drachmas at the rates of exchange ruling at the year end.

  Employee Retirement Reserve

     According to Greek Law, the Company is obliged to indemnify those of its employees who are either dismissed without cause or retire. The amount payable is dependent on the employees final salary and the years of service. The amount payable on retirement equals 40% of the amount payable on dismissal. The Company provides 50% of the amount payable on dismissal for employees who will retire. This amount is calculated based on the present salaries of all employees. The charge for such costs is included in operating expenses.

                        AUSTRO-HELLENIQUE DE TABAC S.A.
                             TOBACCO BUSINESS UNIT

                 Notes to the Financial Statements -- Continued

                               December 31, 1994

                (All amounts expressed in United States Dollars)

2. FIXED ASSETS

     Fixed assets comprise the following:

                                                                            Acc.         Net Book
                                                             Cost           Depr.          Value
Machinery.............................................     2,278,600      1,378,845        899,755
Vehicles..............................................        77,272         51,052         26,220
Furniture.............................................       212,070        137,939         74,131
In Progress...........................................        31,545             --         31,545
                                                           2,599,487      1,567,836      1,031,651

     Depreciation totalling USD 167,458 was charged to the income statement during 1994.

3. INVENTORIES

     These comprise the following:

Tobacco.................................................................................   19,425,054
Packing material........................................................................      114,416
Advances................................................................................        2,591
                                                                                           19,542,061

     All the tobacco has been pledged as security against the Business Unit borrowings.

 4. TRADE DEBTORS

     These are made up as follows:

Local debtors............................................................................     665,838
E.C. debtors.............................................................................      14,572
Other countries debtors..................................................................   4,579,558
                                                                                            5,259,968

 5. OTHER DEBTORS

     These comprise the following:


Training grants receivable...............................................................     150,777
Subsidies receivable.....................................................................       7,494
Restitution receivable...................................................................     884,090
                                                                                            1,042,361

                        AUSTRO-HELLENIQUE DE TABAC S.A.
                             TOBACCO BUSINESS UNIT

                 Notes to the Financial Statements -- Continued

                               December 31, 1994

                (All amounts expressed in United States Dollars)

 6. PREPAYMENTS AND ACCRUED INCOME

     These comprise the following:

Prepayments..............................................................................      27,663
Restitution receivable...................................................................     720,179
Subsidies receivable.....................................................................     145,469
Prepaid tax..............................................................................      14,527
Insurance receivable.....................................................................     190,884
Training grants..........................................................................     149,569
                                                                                            1,248,291

 7. OTHER CREDITORS

     These comprise the following:

Payable to personnel.....................................................................     833,566
Payable to DIDAGEP.......................................................................   4,716,621
Other....................................................................................     180,066
                                                                                            5,730,253

 8. GROUP COMPANY PAYABLES

     These relate to prepayments received against future purchases and comprise the following:

Payable to AEO...........................................................................   9,103,165
Payable to Austria Tabak.................................................................     282,545
                                                                                            9,385,710

     During the year sales to group companies amounted to USD 4,268.116.

 9. ACCRUALS AND DEFERRED INCOME

     These comprise the following:

Deferred interest income...................................................................   170,299
Bank tax accrual...........................................................................   124,229
Commission accrual.........................................................................    43,058
Electricity accrual........................................................................    30,245
Other......................................................................................   163,858
                                                                                              531,689

                        AUSTRO-HELLENIQUE DE TABAC S.A.
                             TOBACCO BUSINESS UNIT

                 Notes to the Financial Statements -- Continued

                               December 31, 1994

                (All amounts expressed in United States Dollars)

10. OTHER INCOME

     This comprises the following:

Subsidies and restitution................................................................   1,996,673
Other....................................................................................     388,024
                                                                                            2,384,697

11. FINANCIAL COSTS

     These comprise the following:

Interest expense.........................................................................   6,936,278
Exchange losses..........................................................................     280,591
Interest income..........................................................................    (850,393)
Exchange gains...........................................................................    (106,114)
                                                                                            6,260,362

12. TAXATION

     The Business Unit has nil taxation for the 1994 fiscal year because of the current year loss and accumulated losses from previous years. Following the sale of the business unit, the accumulated losses have remained with the Company and therefore the Business Unit has no benefit from these.

13. COMMITMENTS

     The Business Unit has obligations under operating leases for warehouse space. Certain of these leases are renewed annually while the others are on a six year lease agreement. For the annual leases, the obligation for 1995 amounted to USD 58,077. For the leases under the six year agreement the obligation for 1995 amounted to USD 200,000 increasing by 3% annually.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                               TABLE OF CONTENTS


                                                 Page
Prospectus Summary...............................    3
Risk Factors.....................................   10
Issuer and Guarantors............................   14
Use of Proceeds..................................   15
Capitalization...................................   15
Selected Consolidated Financial Data.............   16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.....................................   18
Business.........................................   25
Management.......................................   34
Principal Stockholders...........................   42
Description of Notes.............................   43
Description of Other Indebtedness................   66
Underwriting.....................................   66
Legal Matters....................................   67
Experts..........................................   68
Available Information............................   68
Index to Consolidated Financial Statements.......  F-1

                                     [logo]

                               DIMON Incorporated

                                  $125,000,000

                                % Senior Notes due 2006

                                   PROSPECTUS

                       NationsBanc Capital Markets, Inc.

                              BA Securities, Inc.

                       First Union Capital Markets Corp.

                                             , 1996

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     Estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as follows:

Securities and Exchange Commission registration fee...   $ 86,207
Blue Sky fees and expenses............................     15,000
Legal fees............................................    150,000
Accounting fees.......................................    225,000
Rating agency fees....................................     75,000
Trustee fee...........................................     15,000
Printing, engraving and postage expenses..............     25,000
Miscellaneous expenses................................      8,793
  Total...............................................   $600,000

Item 14. Indemnification of Directors and Officers

DIMON Incorporated and Florimex Worldwide, Inc.

     The Virginia Stock Corporation Act permits, and the Articles of Incorporation of DIMON Incorporated and Florimex Worldwide, Inc. require, indemnification of the directors and officers of each company in a variety of circumstances, which may include liabilities under the Securities Act. Under sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Articles of each company require indemnification of directors and officers with respect to any liability, expenses incurred by them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. The Articles provide that, to the full extent, that the Virginia Stock Corporation Act permits elimination of the liability of directors of officers, no director or officer of either Company shall be liable to the Company or its shareholders for any monetary damages. Either company may purchase insurance on behalf of directors, officers, employees and agents that may cover liabilities under the Securities Act.

DIMON International, Inc.

     Under North Carolina law, DIMON International, Inc. may indemnify its officers and directors against liability incurred in any proceeding to which any of them is made a party because they are officers or directors of DIMON International if (a) they conducted themselves in good faith, and (b) reasonably believed (i) in the case of conduct in their official capacity, that their conduct was in DIMON International's best interests and, (ii) in all other cases, that their conduct was at least not opposed to its best interests, and
(c) in the case of a criminal proceeding, they had no reason to believe their conduct was unlawful. North Carolina law prohibits indemnification in connection with (a) a proceeding by or in the right of the corporation in which a director is adjudged liable to the corporation and (b) in any case charging improper personal benefit, in which a director or officer is adjudged liable on the basis that personal benefit was improperly received. DIMON International is required to indemnify any director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was or is a director of officer against reasonable expenses incurred by him or her in connection with the proceeding. DIMON International may purchase insurance on behalf of directors, officers, employees and agents that may cover liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

     None.

Item 16.(a) Exhibits


    1.1    Form of Underwriting Agreement*
    3.1    Amended and Restated Articles of Incorporation of DIMON Incorporated (incorporated by reference to Appendix
           VII to DIMON Incorporated's Joint Proxy Statement filed pursuant to Rule 424(b) in connection with DIMON
           Incorporated's Registration Statement on Form S-4 (form 33-89780))
    3.2    Amended and Restated By-Laws as amended of DIMON Incorporated (incorporated by reference to Exhibit 3.2 to
           DIMON Incorporated's Registration Statement on Form S-4 (file 33-89780))
    3.3    Amended and Restated Articles of Incorporation of Florimex Worldwide, Inc.*
    3.4    Bylaws of Florimex Worldwide, Inc.*
    3.5    Articles of Incorporation of DIMON International, Inc.*
    3.6    Bylaws of DIMON International, Inc.*
    4.1    Form of Indenture, dated May   , 1996, among DIMON Incorporated as issuer, DIMON International and Florimex
           Worldwide, Inc. as guarantors and Crestar Bank as trustee*
    5.1    Opinion of Hunton & Williams*
   10.1    DIMON Incorporated Omnibus Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to DIMON
           Incorporated's Registration Statement on Form S-4 (file No. 33-89780))
   10.2    DIMON Incorporated Non-Employee Directors' Stock Option Plan (incorporated herein by reference to Exhibit
           10.2 to DIMON Incorporated's Registration Statement on Form S-4 (file No. 33-89780))
   10.3    Dibrell Brothers, Incorporated 1994 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to Dibrell Brothers, Incorporated's Annual Report on Form 10-K for the fiscal year ended June 30, 1994)
   10.4    Form of Interpretive Letter, dated January 11, 1995, under the Dibrell Brothers, Incorporated 1994 Omnibus
           Stock Incentive Plan delivered by Dibrell Brothers, Incorporated to Claude B. Owen, Jr., T. H. Faucett, T. W.
           Oakes, L. N. Dibrell, III and H. P. Green (incorporated by reference to Exhibit 10.6 to Dibrell Brothers,
           Incorporated's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994)
   10.5    Dibrell Brothers, Incorporated Retirement Plan (Excess Benefit Plan) (incorporated herein by reference to
           Exhibit 10.4 to Dibrell Brothers, Incorporated's Annual Report on Form 10-K for the year ended June 30, 1987)
   10.6    Dibrell Brothers, Incorporated Pension Equalization Plan (Benefit Assurance Plan) (incorporated herein by reference to Exhibit 10.13 to Dibrell Brothers, Incorporated's Annual Report on Form 10-K for the year ended
           June 30, 1991)
   10.7    Long-Term Stock Investment Plan for Key Employees of Monk-Austin, Inc. (incorporated by reference to Exhibit
           10.5 of Monk-Austin, Inc.'s Registration Statement on S-1 (File No. 33-51842))
   10.8    Form of 1995 Declaration of Amendment to Long-Term Stock Investment Plan for Key Employees of Monk-Austin,
           Inc. (incorporated herein by reference to Exhibit 10.8 to DIMON Incorporated's Registration Statement on Form
           S-4 (File No. 33-89780))
   10.9    Agreement for Supplemental Retirement Benefits, dated August 7, 1986, between A.C. Monk and Company, Inc. and
           W. C. Monk (incorporated by reference to Exhibit 10.3 to Monk-Austin, Inc.'s Registration Statement on Form
           S-1 (File No. 33-51842))
   10.10   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and Albert C. Monk III
           (incorporated by reference to Exhibit 10.1 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
           quarter ended December 31, 1994)
   10.11   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and John M. Hines
           (incorporated by reference to Exhibit 10.2 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
           quarter ended December 31, 1994)
   10.12   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and Robert T. Monk, Jr.
           (incorporated by reference to Exhibit 10.3 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
           quarter ended December 31, 1994)
   10.13   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and Brian J. Harker
           (incorporated by reference to Exhibit 10.4 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
           quarter ended December 31, 1994)

   10.14   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and James H. Felts
           (incorporated by reference to Exhibit 10.5 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
           quarter ended December 31, 1994)
   10.15   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and E. Shelton Griffin
           (incorporated by reference to Exhibit 10.6 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
           quarter ended December 31, 1994)
   10.16   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and Larry R. Corbett
           (incorporated by reference to Exhibit 10.7 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
           quarter ended December 31, 1994)
   10.17   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and Thomas A. Lewis
           (incorporated by reference to Exhibit 10.8 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
           quarter ended December 31, 1994)
   10.18   Employment Agreement, dated as of December 21, 1994, effective as of November 1, 1994, by and between Dibrell
           Brothers, Incorporated and Claude B. Owen, Jr. (incorporated by reference to Exhibit 10.1 to Dibrell
           Brothers, Incorporated's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994)
   10.19   Employment Agreement, dated as of December 21, 1994, effective as of November 1, 1994, by and between Dibrell
           Brothers, Incorporated and T. H. Faucett (incorporated by reference to Exhibit 10.2 to Dibrell Brothers,
           Incorporated's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994)
   10.20   Employment Agreement, dated as of December 21, 1994, effective as of November 1, 1994, by and between Dibrell
           Brothers, Incorporated and T. W. Oakes (incorporated by reference to Exhibit 10.3 to Dibrell Brothers,
           Incorporated's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994)
   10.21   Employment Agreement, dated as of December 21, 1994, effective as of November 1, 1994, by and between Dibrell
           Brothers, Incorporated and L. N. Dibrell (incorporated by reference to Exhibit 10.4 to Dibrell Brothers,
           Incorporated's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994)
   10.22   Employment Agreement, dated as of December 21, 1994, effective as of November 1, 1994, by and between Dibrell
           Brothers, Incorporated and H. P. Green, III (incorporated by reference to Exhibit 10.5 to Dibrell Brothers,
           Incorporated's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994)
   10.23   Agreement with W. G. Barker, Jr. dated June 2, 1993 (incorporated by reference to Exhibit 10.12 to Dibrell
           Brothers, Incorporated's Annual Report on Form 10-K for the year ended June 30, 1993), as amended by letter, dated December 20, 1995
   10.24   Rights Agreement, dated as of March 31, 1995, between DIMON Incorporated and First Union National Bank of
           North Carolina, as Rights Agent (incorporated by reference to Exhibit 4 to DIMON Incorporated Current Report on Form 8-K, dated April 1, 1995)
   10.25   Purchase Agreement by and among DIMON Incorporated, Austria Tabakwerke AG, Austria Tabak Einkaufs-Und
           Handelsorganisation GesmbH and Austro-Hellenique S.A. De Tabac Et De Batiment, dated April 13, 1995
           (incorporated by reference to Exhibit 10.1 to DIMON Incorporated's Current Report on Form 8-K, dated June 7,
           1995)
   10.26   Credit Agreement, dated as of March 15, 1996, among the Company, NationsBank, N.A. as administrative agent,
           First Union National Bank of Virginia, Bank of America NT&SA as Co-agents, and the lenders therein*
   10.27   Form of Guaranty Agreement of Dimon International, Inc. and Florimex Worldwide, Inc. dated as of March 15,
           1996*
   10.28   Form of Note in connection with the Credit Agreement*
   10.29   Consulting Agreement dated April 22, 1996 between DIMON Incorporated and John M. Hines*
   10.30   Second Amendment, dated April 22, 1996, to Employment Agreement, dated October 18, 1994, between Monk-Austin
           International, Inc. and John M. Hines.*
   11      Computation of Earnings (Loss) Per Share
   12      Statement re Computation of Ratios
   21      List of Subsidiaries
   23.1    Consent of Price Waterhouse LLP

   23.2    Consent of Ernst & Young LLP
   23.3    Consent of Omer Baylan and Associates Business Consulting and Revision S.A.
   23.4    Consent of Deloitte & Touche
   23.5    Consent of Hunton & Williams (included in Exhibit 5)
   24.1    Powers of Attorney of Directors and Officers of DIMON Incorporated and DIMON International, Inc.*
   24.2    Powers of Attorney of Directors and Officers of Florimex Worldwide, Inc.*
   25      Statement of Eligibility and Qualification on Form T-1 of Crestar Bank as the trustee, under the Trust
           Indenture Act of 1939*


* Previously filed.

Item 16.(b) Financial Statement Schedules for three years ended June 30, 1995

     Schedule II -- Valuation and Qualifying Accounts (previously filed)

Item 17. Undertakings

     The undersigned registrants hereby undertake:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Pre-Effective Amendment No. 4 to the Company's Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danville, Commonwealth of Virginia, on May 7, 1996.


                                                   DIMON INCORPORATED
                                                      (Registrant)


                                         By: /s/         JAMES A. COOLEY
                                                      James A. Cooley
                                               Vice President and Treasurer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Company's Registration Statement has been signed by the following persons in the capacities indicated on May 7, 1996.



                      Signature                                          Title

         /s/              CLAUDE B. OWEN, JR.           Chairman of the Board and Chief
                                                          Executive Officer
                 Claude B. Owen, Jr.

          /s/                JAMES A. COOLEY            Vice President and Treasurer (Principal
                                                          Financial Officer)
                   James A. Cooley

          /s/                 JOHN M. HINES*            Director
                    John M. Hines

         /s/                JERRY L. PARKER*            Vice President-Controller
                                                          (Principal Accounting Officer)
                   Jerry L. Parker

        /s/             WILLIE G. BARKER, JR.*          Director
                Willie G. Barker, Jr.

        /s/             LOUIS N. DIBRELL, III*          Director
                Louis N. Dibrell, III

         /s/                HENRY F. FRIGON*            Director
                   Henry F. Frigon

        /s/             JAMES E. JOHNSON, JR.*          Director
                James E. Johnson, Jr.

         /s/               THOMAS F. KELLER*            Director
                   Thomas F. Keller

        /s/             JOSEPH L. LANIER, JR.*          Director
                Joseph L. Lanier, Jr.

         /s/              ALBERT C. MONK III*           Director
                  Albert C. Monk III

                      Signature                                          Title

        /s/              ROBERT T. MONK, JR.*           Director
                 Robert T. Monk, Jr.

          /s/               NORMAN A. SCHER*            Director
                   Norman A. Scher

         /s/              R. STUART DICKSON*            Director
                  R. Stuart Dickson

        *By: /s/          CLAUDE B. OWEN, JR.
                 Claude B. Owen, Jr.
                   Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danville, Commonwealth of Virginia, on May 7, 1996.


                                                DIMON INTERNATIONAL, INC.
                                                      (Registrant)


                                         By:            JAMES A. COOLEY
                                                      James A. Cooley
                                                         Treasurer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Company's Registration Statement has been signed by the following persons in the capacities indicated on May 7, 1996.



                      Signature                                          Title

         /s/              ALBERT C. MONK III*           Chief Executive Officer, Director and
                                                          President
                  Albert C. Monk III

          /s/               THOMAS A. LEWIS*            Senior Vice President/
                                                          Controller (Principal Financial and
                   Thomas A. Lewis                        Accounting Officer)

         /s/               LARRY R. CORBETT*            Director
                   Larry R. Corbett

                                                        Director
                  Steven B. Daniels

                                                        Director
                    J. Henry Denny

        /s/             LOUIS N. DIBRELL, III*          Director
                Louis N. Dibrell, III

        /s/             H. PEYTON GREEN, III*           Director
                 H. Peyton Green, III

         /s/              E. SHELTON GRIFFIN*           Director
                  E. Shelton Griffin

         /s/                BRIAN J. HARKER*            Director
                   Brian J. Harker

        /s/              ROBERT T. MONK, JR.*           Director
                 Robert T. Monk, Jr.

          /s/                T. WAYNE OAKES*            Director
                    T. Wayne Oakes

                      Signature                                          Title

        /s/              J. MARTIN SCOTT, JR.*          Director
                 J. Martin Scott, Jr.

                                                        Director
                  James L. Cox, III

         *By: /s/            JAMES A. COOLEY
                   James A. Cooley,
                   Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danville, Commonwealth of Virginia, on May 7, 1996.


                                                FLORIMEX WORLDWIDE, INC.
                                                      (Registrant)


                                         By:  /s/        JAMES A. COOLEY
                                                      James A. Cooley
                                                      Vice President



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 7, 1996.



                      Signature                                          Title

         /s/             CLAUDE B. OWEN, JR.*           Chairman, Chief Executive Officer and
                                                          President (Principal Executive
                 Claude B. Owen, Jr.                      Officer)

           /s/                   RICH BOND*             Vice President, Treasurer and Director
                                                          (Principal Financial and Accounting
                      Rich Bond                           Officer)

         /s/             DWIGHT L. FERGUSON*            Vice President and Director
                  Dwight L. Ferguson

         *By: /s/            JAMES A. COOLEY
                   James A. Cooley,
                   Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit
Number                                                      Exhibit                                                      Page
  1.1    Form of Underwriting Agreement*
  3.1    Amended and Restated Articles of Incorporation of DIMON Incorporated (incorporated by reference to Appendix
         VII to DIMON Incorporated's Joint Proxy Statement filed pursuant to Rule 424(b) in connection with DIMON
         Incorporated's Registration Statement on Form S-4 (form 33-89780))
  3.2    Amended and Restated By-Laws as amended of DIMON Incorporated (incorporated by reference to Exhibit 3.2 to
         DIMON Incorporated's Registration Statement on Form S-4 (file 33-89780))
  3.3    Amended and Restated Articles of Incorporation of Florimex Worldwide, Inc.*
  3.4    Bylaws of Florimex Worldwide, Inc.*
  3.5    Articles of Incorporation of DIMON International, Inc.*
  3.6    Bylaws of DIMON International, Inc.*
  4.1    Form of Indenture, dated May   , 1996, among DIMON Incorporated as issuer, DIMON International and Florimex
         Worldwide, Inc. as guarantors and Crestar Bank as trustee*
  5.1    Opinion of Hunton & Williams*
 10.1    DIMON Incorporated Omnibus Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to DIMON
         Incorporated's Registration Statement on Form S-4 (file No. 33-89780))
 10.2    DIMON Incorporated Non-Employee Directors' Stock Option Plan (incorporated herein by reference to Exhibit
         10.2 to DIMON Incorporated's Registration Statement on Form S-4 (file No. 33-89780))
 10.3    Dibrell Brothers, Incorporated 1994 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to Dibrell Brothers, Incorporated's Annual Report on Form 10-K for the fiscal year ended June 30, 1994)
 10.4    Form of Interpretive Letter, dated January 11, 1995, under the Dibrell Brothers, Incorporated 1994 Omnibus
         Stock Incentive Plan delivered by Dibrell Brothers, Incorporated to Claude B. Owen, Jr., T. H. Faucett, T. W.
         Oakes, L. N. Dibrell, III and H. P. Green (incorporated by reference to Exhibit 10.6 to Dibrell Brothers,
         Incorporated's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994)
 10.5    Dibrell Brothers, Incorporated Retirement Plan (Excess Benefit Plan) (incorporated herein by reference to
         Exhibit 10.4 to Dibrell Brothers, Incorporated's Annual Report on Form 10-K for the year ended June 30, 1987)
 10.6    Dibrell Brothers, Incorporated Pension Equalization Plan (Benefit Assurance Plan) (incorporated herein by reference to Exhibit 10.13 to Dibrell Brothers, Incorporated's Annual Report on Form 10-K for the year ended
         June 30, 1991)
 10.7    Long-Term Stock Investment Plan for Key Employees of Monk-Austin, Inc. (incorporated by reference to Exhibit
         10.5 of Monk-Austin, Inc.'s Registration Statement on S-1 (File No. 33-51842))
 10.8    Form of 1995 Declaration of Amendment to Long-Term Stock Investment Plan for Key Employees of Monk-Austin,
         Inc. (incorporated herein by reference to Exhibit 10.8 to DIMON Incorporated's Registration Statement on Form
         S-4 (File No. 33-89780))
 10.9    Agreement for Supplemental Retirement Benefits, dated August 7, 1986, between A.C. Monk and Company, Inc. and
         W. C. Monk (incorporated by reference to Exhibit 10.3 to Monk-Austin, Inc.'s Registration Statement on Form
         S-1 (File No. 33-51842))
 10.10   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and Albert C. Monk III
         (incorporated by reference to Exhibit 10.1 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 1994)
 10.11   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and John M. Hines
         (incorporated by reference to Exhibit 10.2 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 1994)
 10.12   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and Robert T. Monk, Jr.
         (incorporated by reference to Exhibit 10.3 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 1994)
 10.13   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and Brian J. Harker
         (incorporated by reference to Exhibit 10.4 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 1994)

Exhibit
Number                                                      Exhibit                                                      Page
 10.14   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and James H. Felts
         (incorporated by reference to Exhibit 10.5 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 1994)
 10.15   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and E. Shelton Griffin
         (incorporated by reference to Exhibit 10.6 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 1994)
 10.16   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and Larry R. Corbett
         (incorporated by reference to Exhibit 10.7 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 1994)
 10.17   Employment Agreement, dated October 18, 1994, between Monk-Austin International, Inc. and Thomas A. Lewis
         (incorporated by reference to Exhibit 10.8 to Monk-Austin, Inc.'s Quarterly Report on Form 10-Q for the
         quarter ended December 31, 1994)
 10.18   Employment Agreement, dated as of December 21, 1994, effective as of November 1, 1994, by and between Dibrell
         Brothers, Incorporated and Claude B. Owen, Jr. (incorporated by reference to Exhibit 10.1 to Dibrell
         Brothers, Incorporated's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994)
 10.19   Employment Agreement, dated as of December 21, 1994, effective as of November 1, 1994, by and between Dibrell
         Brothers, Incorporated and T. H. Faucett (incorporated by reference to Exhibit 10.2 to Dibrell Brothers,
         Incorporated's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994)
 10.20   Employment Agreement, dated as of December 21, 1994, effective as of November 1, 1994, by and between Dibrell
         Brothers, Incorporated and T. W. Oakes (incorporated by reference to Exhibit 10.3 to Dibrell Brothers,
         Incorporated's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994)
 10.21   Employment Agreement, dated as of December 21, 1994, effective as of November 1, 1994, by and between Dibrell
         Brothers, Incorporated and L. N. Dibrell (incorporated by reference to Exhibit 10.4 to Dibrell Brothers,
         Incorporated's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994)
 10.22   Employment Agreement, dated as of December 21, 1994, effective as of November 1, 1994, by and between Dibrell
         Brothers, Incorporated and H. P. Green, III (incorporated by reference to Exhibit 10.5 to Dibrell Brothers,
         Incorporated's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994)
 10.23   Agreement with W. G. Barker, Jr. dated June 2, 1993 (incorporated by reference to Exhibit 10.12 to Dibrell
         Brothers, Incorporated's Annual Report on Form 10-K for the year ended June 30, 1993), as amended by letter, dated December 20, 1995
 10.24   Rights Agreement, dated as of March 31, 1995, between DIMON Incorporated and First Union National Bank of
         North Carolina, as Rights Agent (incorporated by reference to Exhibit 4 to DIMON Incorporated Current Report on Form 8-K, dated April 1, 1995)
 10.25   Purchase Agreement by and among DIMON Incorporated, Austria Tabakwerke AG, Austria Tabak Einkaufs-Und
         Handelsorganisation GesmbH and Austro-Hellenique S.A. De Tabac Et De Batiment, dated April 13, 1995
         (incorporated by reference to Exhibit 10.1 to DIMON Incorporated's Current Report on Form 8-K, dated June 7,
         1995)
 10.26   Credit Agreement, dated as of March 15, 1996, among the Company, NationsBank, N.A. as administrative agent,
         First Union National Bank of Virginia, Bank of America NT&SA as Co-agents, and the lenders therein*
 10.27   Form of Guaranty Agreement of Dimon International, Inc. and Florimex Worldwide, Inc. dated as of March 15,
         1996*
 10.28   Form of Note in connection with the Credit Agreement*
 10.29   Consulting Agreement dated April 22, 1996 between DIMON Incorporated and John M. Hines*
 10.30   Second Amendment, dated April 22, 1996, to Employment Agreement, dated October 18, 1994, between Monk-Austin
         International, Inc. and John M. Hines.*
 11      Computation of Earnings (Loss) Per Share
 12      Statement re Computation of Ratios
 21      List of Subsidiaries
 23.1    Consent of Price Waterhouse LLP
 23.2    Consent of Ernst & Young LLP

Exhibit
Number                                                      Exhibit                                                      Page
 23.3    Consent of Omer Baylan and Associates Business Consulting and Revision S.A.
 23.4    Consent of Deloitte & Touche
 23.5    Consent of Hunton & Williams (included in Exhibit 5)*
 24.1    Powers of Attorney of Directors and Officers of DIMON Incorporated and DIMON International, Inc.*
 24.2    Powers of Attorney of Directors and Officers of Florimex Worldwide, Inc.*
 25      Statement of Eligibility and Qualification on Form T-1 of Crestar Bank as the trustee, under the Trust
         Indenture Act of 1939*


* Previously filed.